SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material pursuant to 14a-11(c) or Rule 14a-12

Central Parking Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: common stock, par value $.01 per share of Central Parking Corporation (“CPC common stock”)

(2)	Aggregate number of securities to which transaction applies: 32,300,416 shares of CPC common stock, 162,476 deferred stock units and 3,225,110 options to purchase CPC common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the sum of (A) 32,300,416 shares of CPC common stock multiplied by the merger consideration of $22.53 per share, plus (B) options to purchase 3,225,110 shares of CPC common stock multiplied by $4.65 (which is the difference between $22.53 and the weighted average exercise price of $17.88 per share), plus (C) 162,476 deferred stock units multiplied by the merger consideration of $22.53 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the amounts calculated pursuant to clauses (A), (B) and (C) of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $746,385,718

(5)	Total fee paid: $22,914

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy
Subject to Completion; Dated March 28, 2007

2401 21st Avenue South, Suite 200
Nashville, Tennessee 37212

Dear Shareholders:

You are cordially invited to attend a special meeting of shareholders of Central Parking Corporation, a Tennessee corporation, which will be held at our corporate headquarters, 2401 21st Avenue South, Third Floor, Nashville, Tennessee, on          , May   , 2007 at   a.m., local time.

At the meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of February 20, 2007 (we refer to this agreement as it may be amended from time to time as the merger agreement), among Central Parking, KCPC Holdings, Inc., a Delaware corporation, and KCPC Acquisition, Inc., a Tennessee corporation and wholly-owned subsidiary of KCPC Holdings, which provides for the acquisition of Central Parking by KCPC Holdings by merger of KCPC Acquisition with and into Central Parking. If our shareholders approve the merger agreement and the merger is subsequently completed, Central Parking will become a wholly-owned subsidiary of KCPC Holdings, directly or indirectly through one or more wholly-owned subsidiaries, and you will be entitled to receive $22.53 in cash, without interest and less any applicable tax withholding, for each share of Central Parking common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

After careful consideration, our board of directors, acting on the unanimous recommendation of a special committee composed of directors who are not officers or employees of Central Parking and who the board of directors believes meet the New York Stock Exchange criteria as “independent directors,” has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Central Parking and its shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated thereby. In reaching its determination, our board of directors considered a number of factors which are discussed in the attached proxy statement. In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 40.

The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully. You may also obtain more information about Central Parking from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Central Parking common stock entitled to vote, a failure to vote will have the same effect as a vote against the approval of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you for your cooperation and your continued support of Central Parking.

Sincerely,

Monroe J. Carell, Jr.
Executive Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

This proxy statement is dated          , 2007, and is first being mailed to shareholders on or about          , 2007.

Preliminary Proxy
Subject to Completion; Dated March 28, 2007

2401 21st Avenue South
Nashville, Tennessee 37212
(615) 297-4255

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
CENTRAL PARKING
To Be Held on May   , 2007

To the Shareholders of
CENTRAL PARKING CORPORATION:

Notice is hereby given that a special meeting of shareholders of Central Parking Corporation (“Central Parking”) will be held at our corporate headquarters, 2401 21st Avenue South, Third Floor, Nashville, Tennessee, on          , May   , 2007, at   a.m., local time, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 20, 2007, by and among Central Parking Corporation, KCPC Holdings, Inc., a Delaware corporation, and KCPC Acquisition, Inc., a Tennessee corporation and a wholly-owned subsidiary of KCPC Holdings. The merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement, provides for the acquisition of Central Parking by KCPC Holdings by merger of KCPC Acquisition with and into Central Parking. If our shareholders approve the merger agreement and the merger is subsequently completed, Central Parking will become a wholly-owned subsidiary of KCPC Holdings, directly or indirectly through one or more wholly-owned subsidiaries, and you will be entitled to receive $22.53 in cash, without interest and less any applicable tax withholding, for each share of Central Parking common stock that you own; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve the merger agreement.

Only shareholders of record of our common stock as of the close of business on April 19, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to approve the merger agreement.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. Holders of our common stock are not entitled to appraisal rights under the Tennessee Business Corporation Act in connection with the merger. See “The Merger — Dissenters’ Rights” on page 48.

By Order of the Board of Directors

Henry J. Abbott
Secretary
Nashville, Tennessee

April   , 2007

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

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SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement. In addition, this proxy statement incorporates by reference important business and financial information about Central Parking. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 67. Except as otherwise specifically noted in this proxy statement, “Central Parking,” “we,” “our,” “us,” and other similar words refer to Central Parking Corporation and its affiliates. In addition, KCPC Holdings, Inc. may be referred to as “KCPC Holdings” or “Parent” and KCPC Acquisition, Inc. may be referred to as “KCPC Acquisition” or “Merger Sub.”

The Merger

Parties to the Merger (page 66)

Central Parking Corporation is a leading provider of parking and related services. As of December 31, 2006, Central Parking operated approximately 3,100 parking facilities containing approximately 1.5 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, Chile, Colombia, Peru, the United Kingdom, the Republic of Ireland, Spain, Greece, Italy and Switzerland. Central Parking operates or manages multi-level parking facilities and surface lots. It also provides ancillary services, including parking consulting, shuttle bus, valet, parking meter collection and enforcement, and billing services. Central Parking operates parking facilities under three general types of arrangements: management contracts, leases and fee ownership. Our common stock is quoted on the New York Stock Exchange under the symbol “CPC.”

KCPC Holdings is a newly formed corporation organized under the laws of the State of Delaware. KCPC Acquisition is a newly formed corporation organized under the laws of the State of Tennessee and is a direct wholly-owned subsidiary of KCPC Holdings. KCPC Holdings and KCPC Acquisition were formed by funds managed by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Chrysalis Capital Partners, L.P. (collectively referred to in this proxy statement as the “Equity Sponsors”).

Structure of the Merger (page 52)

Upon the terms and subject to the conditions of the merger agreement, KCPC Acquisition will be merged with and into Central Parking. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary, directly or indirectly through one or more wholly-owned subsidiaries, of KCPC Holdings. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page 52)

Each holder of shares of our common stock will be entitled to receive $22.53 in cash, without interest and less any applicable tax withholding, for each share of our common stock held immediately prior to the merger, other than shares owned by Central Parking, by KCPC Holdings or KCPC Acquisition, and by certain of our employees who agree with KCPC Holdings to exchange equity securities of Central Parking held by them for equity securities of KCPC Holdings.

Central Parking Stock Options, Deferred Units and Restricted Stock (page 53)

Except as separately agreed to by KCPC Holdings and any holder of Central Parking stock options, each outstanding Central Parking stock option that remains outstanding and unexercised as of the effective time of the merger, whether or not then vested or exercisable, will automatically be converted into the right to receive a cash payment equal to the product of (a) the excess, if any, of the merger consideration of $22.53 per share over the exercise price per share of the stock option, multiplied by (b) the number of shares of common stock issuable upon exercise of the stock option, without interest and less any applicable tax withholding. After the merger, such stock options will no longer be outstanding and the holders of the options will no longer have any rights to purchase Central Parking stock.

Except as separately agreed to by KCPC Holdings and any holder of Central Parking deferred stock units, each deferred stock unit granted under Central Parking’s 1996 Deferred Stock Unit Plan that remains outstanding, whether or not vested, as of the effective time of the merger will automatically vest and be converted into the right to receive a cash payment equal to the product of (a) the merger consideration of $22.53 per share, multiplied by (b) the number of shares of common stock issuable with respect to such deferred unit at the time of vesting, without interest and less any applicable tax withholding. After the merger, such deferred stock units will no longer be outstanding, and the holders of the deferred stock units will no longer have any rights thereunder.

Except as separately agreed to by KCPC Holdings and any holder of Central Parking restricted stock, all Central Parking restricted stock will automatically become unrestricted common stock and be converted into the right to receive $22.53 in cash for each share of previously restricted common stock held immediately prior to the merger, without interest and less any applicable tax withholding.

Trust Issued Preferred Securities (page 53)

The Trust Issued Preferred Securities (TIPS) issued by Central Parking Finance Trust will remain outstanding after the merger. However, in accordance with the terms thereof, the TIPS will cease to be convertible at or after the consummation of the merger into shares of Central Parking common stock, but will instead be convertible into an amount equal to the product of (a) $22.53 times (b) the number of shares of Central Parking common stock into which the TIPS could have been converted as of the consummation of the merger. After the merger, each share of TIPS will remain outstanding until the maturity date of April 1, 2028 unless converted by the holder into $19.18 in cash per TIPS share or redeemed by Central Parking at $25 per TIPS share.

Conditions to the Merger (page 59)

We and KCPC Holdings will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our shareholders must have approved the merger agreement and the merger;

•	the applicable waiting period under the HSR Act must have expired or been terminated; and

•	there must not be any court or governmental restraints or prohibitions on the consummation of the merger.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the performance by each of KCPC Holdings and Merger Sub in all material respects of their obligations under the merger agreement;

•	the representations and warranties of KCPC Holdings and Merger Sub being true and correct, subject to certain material adverse effect qualifications (except for certain representations and warranties that are not subject to any qualifications or are required to be true and correct in all material respects); and

•	the receipt of the merger consideration on your behalf by the paying agent.

In addition, the obligation of KCPC Holdings to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the performance by us in all material respects of our obligations under the merger agreement;

•	our representations and warranties being true and correct, subject to certain material adverse effect qualifications (except for certain representations and warranties that are not subject to any qualifications or are required to be true and correct in all material respects); and

•	the delivery by us of any payoff letters, consents, and government approvals required to be obtained.

Termination of the Merger Agreement (page 60)

We and KCPC Holdings may mutually agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our shareholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completion of the merger under certain circumstances, including:

•	by either party, if the merger is not completed by July 31, 2007, or if any injunction, order, decree or ruling permanently prohibiting the merger becomes final and nonappealable, or if our shareholders fail to approve the merger agreement at the special meeting, or at any time prior to shareholder approval, if our board of directors, with respect to a superior proposal, executes an “acquisition agreement” (as defined in the merger agreement) in accordance with the terms of the merger agreement as described below under “The Merger Agreement — Non-Solicitation of Transactions,” or resolved to do so;

•	by KCPC Holdings, if our board makes an adverse recommendation change (as defined below under “The Merger Agreement — Non-Solicitation of Transactions”), or resolved to do so; or

•	by us, if at any time after May 21, 2007, KCPC Holdings shall not have received financing to close the merger within five business days after we notify them that all other conditions to completing the merger have been satisfied.

Termination Fee (page 61)

We will be required to pay certain affiliates of KCPC Holdings an aggregate termination fee of $22.4 million, if any of the following occur:

•	the merger agreement is terminated by either party because our shareholders did not approve the merger agreement at the special meeting, and at or prior to the special meeting of shareholders an acquisition proposal was publicly disclosed, and within 12 months after the termination of the merger agreement we enter into an acquisition agreement;

•	the merger agreement is terminated by us because our board has executed an acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement or resolved to do so; or

•	the merger agreement is terminated by KCPC Holdings because our board made an adverse recommendation change or resolved to do so.

KCPC Holdings will be required to pay us a termination fee of $30.0 million if Central Parking, at any time after May 21, 2007, terminates the merger agreement because KCPC Holdings is unable to close the merger as a result of insufficient proceeds from the financing to consummate the merger within five (5) business days after notice by Central Parking to KCPC Holdings that all other conditions to KCPC Holdings’ obligations to complete the merger have been satisfied.

Equity Sponsor Limited Guarantee (page 40)

In connection with the merger agreement, the Equity Sponsors have each agreed to a limited guarantee of the due, punctual and complete payment of the payment obligation of KCPC Holdings for the termination fee or arising from an intentional and material breach of the merger agreement by KCPC Holdings, provided the total amount recoverable under the limited guarantees is $30.0 million.

No Solicitation (page 58)

We have agreed that we will not, until the effective time of the merger or the earlier termination of the merger agreement, initiate, solicit, entertain, encourage or facilitate any acquisition proposal, or otherwise participate in any discussions regarding, or furnish confidential information, for the purpose of encouraging any acquisition proposal (as defined below under “The Merger Agreement — Non-Solicitation of Transactions”). We also have agreed that during such time we will not approve or recommend an acquisition proposal or similar agreement or propose to do so.

However, prior to the adoption of the merger agreement by our shareholders and after notifying KCPC Holdings of our intent to do so, we may provide information in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal that is made after February 20, 2007, so long as such proposal:

•	did not result from any breach by us of our obligations to not solicit other proposals and such information has been previously provided to KCPC Holdings or KCPC Acquisition or is provided to them prior to or substantially concurrent with the time it is provided to such other person;

•	the third party enters into a customary confidentiality agreement with us, and our board determines in good faith after consultation with independent legal counsel that such action is necessary to comply with the board’s fiduciary obligations under applicable law; and

•	the proposal constitutes, or is reasonably likely to lead to, a superior proposal (as defined below under “The Merger Agreement — Non-Solicitation of Transactions”).

The merger agreement provides that prior to the effective time of the merger or the earlier termination of the merger agreement, our board will not withdraw or amend, qualify or modify (or publicly propose to take any such action), in a manner adverse to KCPC Holdings, its approval of the merger agreement or its recommendation that shareholders vote to approve the merger agreement or endorse, approve, adopt or submit to you any alternative acquisition proposal (or propose, publicly or otherwise, to take any such action). However, prior to the adoption of the merger agreement by our shareholders, our board may withhold, withdraw, qualify or modify its recommendation with respect to the merger agreement or approve or recommend any superior proposal made after the date of the merger agreement and not solicited in breach of the merger agreement if our board reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that such action is required to comply with its fiduciary obligations. We must provide KCPC Holdings with five business days prior notice if our board intends to take any of these actions, and our board must take into account any changes to the financial and other terms of the merger agreement proposed by KCPC Holdings in determining whether the acquisition proposal continues to constitute a superior proposal.

The Special Meeting

Date, Time and Place (page 12)

The special meeting will be held on          , May   , 2007, at   a.m., local time at our corporate headquarters, 2401 21st Avenue South, Third Floor, Nashville, Tennessee.

Matters to be Considered (page 12)

You will be asked to consider and vote upon a proposal to approve the merger agreement that we have entered into with KCPC Holdings and KCPC Acquisition and to consider any other matters that may properly come before the meeting, including any procedural matters in connection with the special meeting.

Record Date (page 12)

If you owned shares of our common stock at the close of business on April 19, 2007, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on April 19, 2007, there were approximately           shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 12)

Approval of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. Failure to vote by proxy, either by mail, through the Internet, by telephone or in person, will have the same effect as a vote “AGAINST” approval of the merger agreement.

Market Price of Our Common Stock (page 63)

Our common stock is quoted on the New York Stock Exchange under the symbol “CPC.” The closing sale price of our common stock on May 31, 2006, which was the last trading day before we engaged The Blackstone Group L.P. to assist in exploring strategic alternatives, was $14.31. The closing sale price of our common stock on November 27, 2006, which was the last trading day before we announced that we had engaged Blackstone, was $17.23. The closing sale price of our common stock on February 20, 2007, which was the last trading day before we announced the execution of the merger agreement, was $21.22. On [          ], 2007, the most recent practicable date before this proxy statement was printed, the closing sale price of our common stock was $[          ]. See “Market Price and Dividend Data” beginning on page 63 for further information, including important limitations you should understand in evaluating the historical trading prices of our common stock.

Voting by Proxy (page 12)

You may vote by proxy through the Internet, by telephone or by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include submitting a proxy through the Internet or by telephone.

Revocability of Proxy (page 13)

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Central Parking;

•	if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Other Important Considerations

Recommendation of Our Board of Directors (page 25)

Our board of directors, acting on the unanimous recommendation of our special committee composed of directors who are not officers or employees of Central Parking and who the board of directors believes meet the New York Stock Exchange criteria as “independent directors,” has determined that the merger agreement and the merger are advisable and in the best interests of Central Parking and its shareholders. After receiving the recommendation of the special committee and hearing from the committee’s advisors, our board of directors has unanimously approved the merger agreement and the merger and recommends that you vote “FOR” the approval of the merger agreement.

Opinion of Blackstone to the Special Committee of the Board of Directors of Central Parking (page 26)

Blackstone delivered an opinion to the special committee, to the effect that, as of February 20, 2007, and based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the merger consideration of $22.53 per share in cash, without interest and less any applicable tax withholding, to be received by the holders of shares of our common stock pursuant to the merger was fair, from a financial point of view, to the shareholders of Central Parking.

The full text of the written opinion of Blackstone, dated February 20, 2007, which sets forth the assumptions made, the matters considered, and the qualifications and limitations on the review undertaken by Blackstone in connection with its opinion, is attached as Annex B to this proxy statement. The opinion was provided to the special committee of our board for its benefit and use in connection with its consideration as to whether the merger consideration of $22.53 in cash, without interest and less any applicable tax withholding, for each share of Central Parking common stock was fair, from a financial point of view, to our shareholders. The opinion did not constitute a recommendation to the Central Parking special committee, board of directors, or any holder of shares of our common stock as to how to vote in connection with the merger. Under the terms of the engagement letter between Central Parking and Blackstone, Blackstone provided the special committee financial advisory services and Central Parking agreed to pay Blackstone certain fees for such services. As of the date of the proxy statement, $250,000 has been paid to Blackstone pursuant to the engagement letter and an additional $12,321,379 will be paid if the merger is completed at the current price. See “The Merger — Opinion of The Blackstone Group L.P.” beginning on page 26.

Voting Agreements (page 62)

In connection with the merger agreement, the Equity Sponsors required that Monroe Carell, members of his family and certain related trusts and foundations, representing approximately 47% of the outstanding common stock, enter into voting agreements. Pursuant to the voting agreements, such shareholders agreed to vote, and granted KCPC Holdings a proxy to vote, all the shares of Central Parking common stock over which such shareholders exercise voting control in favor of adoption of the merger agreement and approval of the merger. The voting agreements terminate upon the earliest to occur of the effective time of the merger, the termination of the merger agreement in accordance with its terms, and any reduction in the amount, or any change in the form, of the consideration to be paid to the shareholders pursuant to the merger agreement without the written consent of the shareholder that is a party to the voting agreement.

Interests of Certain Persons in the Merger (page 40)

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our shareholders generally. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement. These interests include:

•	Transaction bonuses for certain of our executive officers and certain key employees of up to $1,800,000.

•	Accelerated vesting and cash-out of in-the-money stock options and restricted stock held by our directors and employees (including our executive officers). The total aggregate amount of cash payments expected to be made to our directors and executive officers in connection with the cash-out of their options and restricted stock is approximately $19,457,163, including approximately $491,536 to the members of the special committee.

•	Vesting and cash-out of all deferred stock units held by executive officers in the total aggregate amount of approximately $3,617,100.

•	Employment agreements of our executive officers that provide for certain severance payments and benefits, including gross up for taxes, in the event of termination of employment following a change in control under certain circumstances. The total aggregate cash value of potential cash severance payments and benefits, including gross up for taxes, for these executive officers (excluding Mr. Carell, whose amount is included below) would be up to approximately $25,753,384.

•	Potential employment and equity investment by certain of our executive officers in the surviving corporation or KCPC Holdings after the merger.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers.

In addition, we entered into an agreement with Mr. Carell as a material inducement to Mr. Carell and his family entering into voting agreements with KCPC Holdings, which interprets and modifies Mr. Carell’s pre-existing employment and compensation agreements with Central Parking as described in more detail in “The Merger — Interests of Certain Persons in the Merger — Monroe Carell’s Agreements.” Upon the merger, Mr. Carell’s employment relationship with Central Parking will end. We anticipate that up to $10,169,016 may be paid to Mr. Carell under all of his compensation arrangements with Central Parking, as interpreted and modified in this agreement.

Financing of the Merger (page 36)

KCPC Holdings intends to finance the merger and related transactions through equity investment, senior secured bank financing and real estate financing. The merger agreement does not contain a financing condition as a closing condition. The Equity Sponsors have each entered into an equity commitment letter for $210.0 million in the aggregate. KCPC Holdings has received a debt financing commitment letter from Goldman Sachs Credit Partners L.P. (“GSCP”) pursuant to which GSCP has committed to provide up to $405.0 million of senior secured bank financing. In addition, KCPC Holdings has received a commitment letter from Greenwich Capital Financial Products, Inc. (“GCFP”) and Goldman Sachs Mortgage Company (“GSMP”) pursuant to which, subject to the conditions set forth therein, GCFP and GSMC have committed to lend up to $417.8 million in first mortgage and mezzanine financing.

United States Federal Income Tax Consequences to Our Shareholders (page 49)

For U.S. federal income tax purposes, the merger will be treated as a taxable transaction for our common stockholders. In general, U.S. holders (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to our Shareholders”) will recognize gain or loss for U.S. federal income tax purposes in the merger. Such gain or loss generally will be measured by the difference between the amount of cash received on the closing date of the merger by a U.S. holder and such U.S. holder’s tax basis in its shares of our common stock.

Regulatory Matters (page 49)

Under the provisions of the HSR Act, Central Parking and KCPC Holdings may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. Central Parking and KCPC Holdings filed pre-merger notifications with the Antitrust Division of the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on March 6, 2007. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Dissenters’ Rights (page 48)

Central Parking has concluded that Central Parking shareholders are not entitled under Tennessee law to dissenters’ rights in connection with the merger.

Legal Proceedings Related to the Merger (page 49)

Central Parking is aware of two putative class action lawsuits related to the merger filed against Central Parking and each of our directors in the Chancery Court for the State of Tennessee, 20th Judicial District, Davidson County, case numbers 07-387-III and 07-397-I.

The complaints in these actions allege that the directors breached their fiduciary duties of due care, loyalty, good faith, candor and independence and put their personal interests ahead of the interests of Central Parking’s shareholders. Plaintiffs seek to prohibit permanently the merger, to rescind the merger to the extent it is consummated, an award of damages, attorneys’ fees and other relief. Central Parking and the directors dispute the allegations in the complaints and plan to defend vigorously these actions. Additional lawsuits pertaining to the merger could be filed in the future.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the Central Parking special meeting of shareholders. You should still carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	Our board of directors is soliciting this proxy.

Q.	Will a proxy solicitor be used?

A.	Yes. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the approval of the merger agreement that we have entered into with KCPC Holdings and KCPC Acquisition (which are also sometimes referred to in this proxy statement as Parent and Merger Sub, respectively).

Q.	What vote is required for Central Parking’s shareholders to approve the merger agreement?

A.	In order to approve the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote “FOR” approval of the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on April 19, 2007, are entitled to vote at the special meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy or submitting a proxy through the Internet or by telephone. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	What if I do not vote?

A.	If you fail to vote by proxy, either by mail, through the Internet or by telephone or in person, it will have the same effect as a vote against approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Central Parking stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card either by mail, through the Internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of shareholders and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the merger of Central Parking with an entity affiliated with funds managed by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Chrysalis Capital Partners, L.P. pursuant to the merger agreement. Once the merger agreement has been adopted by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Central Parking. Central Parking will be the surviving corporation, will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of KCPC Holdings, directly or indirectly through one or more wholly-owned subsidiaries.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Central Parking common stock, and when will I receive it?

A.	You will be entitled to receive $22.53 in cash, without interest and less any applicable tax withholding, for each share of our common stock that you own. Any shares owned by KCPC Holdings or KCPC Acquisition will be cancelled and shares held by certain of our employees who agree with KCPC Holdings to exchange equity securities of Central Parking held by them for equity securities of KCPC Holdings will be exchanged as agreed.

After the merger closes, KCPC Holdings will arrange or cause to be arranged for a letter of transmittal to be sent to each shareholder. The merger consideration will be paid to each shareholder once that shareholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Am I entitled to dissenters’ rights?

A.	No. Central Parking has concluded that you are not entitled under Tennessee law to dissenters’ rights in connection with the merger.

Q.	Why is the Central Parking special committee and board recommending the merger?

A.	Our board of directors, after reviewing the unanimous recommendation of the special committee, believes that the merger and the merger agreement are advisable and in the best interests of Central Parking and its shareholders and unanimously recommends that you approve the merger agreement. To review the special committee’s and our board’s reasons for recommending the merger, see the section entitled “The Merger — Reasons for the Merger” beginning on page 23 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of Central Parking common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. See the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders” beginning on page 49 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as quickly as possible. The merger agreement provides that the earliest date on which we can close is May 21, 2007, unless the parties mutually agree to close earlier. We currently expect to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including shareholder approval of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law, or other applicable antitrust law. Each of Central Parking and KCPC Holdings filed a pre-merger notification with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on March 6, 2007.

Q.	Should I send in my Central Parking stock certificates now?

A.	No. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You must return your Central Parking stock certificates as described in the instructions. PLEASE DO NOT SEND YOUR CENTRAL PARKING STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call D.F. King, our proxy solicitor, toll-free at (800) 431-9643.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the financial performance of Central Parking through the date of the completion of the merger;

•	the requirement that our shareholders approve the merger agreement with KCPC Holdings;

•	KCPC Holdings’ ability to obtain sufficient financing to complete the merger;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	failure by us or by KCPC Holdings to satisfy other conditions to the merger, including the approval of our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $22.4 million termination fee;

•	the outcome of any legal proceedings instituted against us and others in connection with the merger;

•	the failure of the merger to close for any reason;

•	the effect of the announcement of the merger on our customer relationships, operating results, and business generally, including our ability to retain key employees;

•	business uncertainty and contractual restrictions that may exist during the pendency of the merger;

•	any significant delay in the expected completion of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the final terms of the financings that will be obtained for the merger; and

•	diversion of management’s attention from ongoing business concerns;

and other risks detailed in our current filings with the Securities and Exchange Commission (which we refer to as the SEC), including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” on page 67. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF CENTRAL PARKING SHAREHOLDERS

We are furnishing this proxy statement to you, as a shareholder of Central Parking, as part of the solicitation of proxies by our board for use at the special meeting of shareholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at the offices of Central Parking, located at 2401 21st Avenue South, Third Floor, Nashville, Tennessee, on          , May   , 2007, at   a.m., local time. The purpose of the special meeting is:

•	to consider and vote on the proposal to approve the merger agreement, dated as of February 20, 2007, by and among KCPC Holdings, Central Parking and Merger Sub; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve the merger agreement.

Our board has unanimously determined, based on the unanimous recommendation of the special committee, that the merger agreement and the merger are advisable and in the best interests of Central Parking and its shareholders, and it has approved the merger agreement and the merger. Our board unanimously recommends that our shareholders vote “FOR” approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of our common stock as of the close of business on April 19, 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were approximately           shares of our common stock outstanding held by approximately           shareholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote.

Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (either through the Internet, by telephone or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote “AGAINST” approval of the merger agreement.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” approval of the merger agreement.

Voting

Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval of the merger agreement.

In addition, shareholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. You should be aware that in submitting a proxy through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility and the telephone voting facility for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on          , 2007.

Shareholders who hold their shares of Central Parking common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

If you are a registered holder of our common stock, you can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Central Parking;

•	if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.

If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to submit a proxy by telephone or though the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Central Parking on behalf of its board of directors. In addition, we have retained D.F. King to assist in the solicitation. We will pay D.F. King a customary fee of approximately $7,000, plus a per minute charge for handling inbound or outbound calls with shareholders, plus reasonable out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related thereto. In addition, we will indemnify D.F. King against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement, unless otherwise properly brought by our board or a shareholder. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of approval of the merger agreement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King at (800) 431-9643.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

For the entire period of time during which our stock has been publicly traded, Monroe Carell, Jr., together with his family and related entities, have collectively owned more of our stock than any other shareholder. Mr. Carell has continuously served as Chairman of Central Parking’s board of directors during this period. In the summer of 2004, Mr. Carell contacted the investment banking firm of Morgan Stanley & Co., Inc. regarding possible ways to sell his substantial ownership interest in Central Parking. Morgan Stanley began analyzing a potential sale of the whole company and a potential sale of the Carell family’s ownership position. At Central Parking’s September 16, 2004 board meeting, all of the directors were made aware of Morgan Stanley’s preliminary work, and the directors, excluding Mr. Carell and Mrs. Kathryn Carell Brown, discussed whether Central Parking should engage Morgan Stanley. The directors ultimately asked Morgan Stanley to continue its work and report back to them without yet being formally engaged.

At the October 21, 2004 meeting of our board of directors, Morgan Stanley provided an update regarding its progress and agreed to make a more detailed presentation at the board’s December meeting. At a December 9, 2004 board of directors meeting, Morgan Stanley presented a range of possible strategic alternatives to enhance shareholder value, including a sale of the entire company, buy-outs of unprofitable leases and contracts, increased dividends, share repurchases, and a public offering of Mr. Carell’s stock. Our board of directors established a special committee consisting of directors Nelson, Shell and Smith, none of who are officers or employees of Central Parking, to evaluate and recommend alternatives to enhance shareholder value; each of these directors were believed to be “independent directors” as defined by New York Stock Exchange rules governing its listed companies.

On December 21, 2004, Central Parking executed an engagement letter with Morgan Stanley to assist the special committee in evaluating strategic alternatives, including identifying possible buyers of Central Parking. The special committee met in January 2005 to receive an update regarding Morgan Stanley’s work. At the February 17, 2005 meeting of our board of directors, Morgan Stanley provided an update regarding its work to our full board of directors. On March 14, 2005, Central Parking publicly announced that Morgan Stanley had been selected as its financial advisor to assist the company in evaluating various strategic alternatives.

Starting in March 2005, Morgan Stanley contacted more than 70 parties regarding their interest in a transaction. This process did not generate any final offers, and the indications of value were all less than $15 per share. Based on periodic updates from Morgan Stanley and after conferring with management and the other directors, the special committee determined that pursuing a sale transaction at that price level was not in the best interests of the shareholders. On June 20, 2005, Central Parking announced that it was terminating discussions to sell the company.

In the summer of 2005, our board of directors considered other ways to enhance shareholder value. Morgan Stanley’s engagement was terminated and other advisors were contacted. Among other firms, Banc of America Securities made a presentation to Central Parking that included a review of strategic alternatives. Banc of America Securities recommended that Central Parking pursue a dutch auction tender offer after considering other alternatives such as a one-time large dividend, increased quarterly dividends, and a going-private transaction. In August 2005, after consultation with Banc of America Securities and legal advisors, our board of directors approved, and Central Parking announced a strategic plan to streamline operations, pursue the selective sale of owned properties, and engage in a dutch auction tender offer. Central Parking retained Banc of America Securities to assist in this process, and the dutch auction tender offer was completed in October 2005, resulting in Central Parking purchasing 4,859,674 shares of its common stock at prices at or below $15.50 per share.

In the six months after the announcement of its strategic plan and completion of the dutch auction tender offer, Central Parking’s stock price did not rise materially and was trading for less than $15.50 per share in April and May 2006. In May 2006, Mr. Carell again expressed his interest in a sale of his interest in Central Parking and notified Central Parking that he had held preliminary discussions regarding this topic with Blackstone, which had previously been involved in a number of transactions in the parking industry, including advising Central Parking in connection with the acquisition of Allright Corporation, a transaction that was completed in 1999.

On May 18, 2006, our board of directors discussed the advisability of appointing a special committee to review and evaluate strategic alternatives, including a potential sale of the company. Given the possibility that Mr. Carell, director Lewis Katz, and/or members of senior management might have special interests in connection with any potential transaction, our board, with advice of legal counsel, appointed a special committee of independent and disinterested directors to review potential strategic alternatives and determine whether any such alternatives would be in the best interest of all Central Parking shareholders. Our board of directors appointed a special committee consisting of current directors Edward G. Nelson, Raymond T. Baker, Claude Blankenship, Owen G. Shell, Jr. and William B. Smith. Our board of directors believe each of these directors to be “independent directors” as defined by the New York Stock Exchange rules governing its listed companies. Mr. Nelson was elected to serve as chairman of this special committee. Our board authorized the special committee to take any and all actions necessary or advisable to consider and evaluate strategic alternatives available to Central Parking, and, if appropriate, to negotiate and make recommendations to our full board of directors regarding strategic transactions involving the company, and retain additional advisors, including financial and legal advisors.

The special committee determined to continue the discussions with Blackstone. On May 24, 2006, Blackstone made a presentation regarding its experience with complex transactions generally and specifically in the parking industry and reviewed strategic alternatives for Central Parking, including the sale of the company as a whole, a leveraged recapitalization, an exchange of Carell family stock for real estate owned by Central Parking, and other options such as block sales of stock, continued asset sales, and increased dividends.

Near the time of the formation of the special committee, Mr. Carell received an oral expression of interest from a third party concerning the acquisition of the outstanding shares held by him and members of his family and related entities. Mr. Carell informed the company of his interest in further exploring a sale of his stock. On May 24, 2006, Mr. Carell received a written expression of interest from that party to acquire the approximately 47% of Central Parking owned by the Carell family and related entities for a price in the range of $18.53 to $19.81 per share. Mr. Carell informed Blackstone and the special committee of this proposal.

On May 31, 2006, the special committee met to consider further the strategic alternatives available to Central Parking and the recent offer received by Mr. Carell. The special committee discussed the effects on other shareholders that could arise from an independent sale of the Carell ownership interests, including the possible receipt of a control premium price that would not be available to other shareholders. The special committee did not believe that the independent sale of the stock of the Carell family and related entities would be in the best interest of all of the Central Parking shareholders. The special committee also discussed the merits of engaging Blackstone to assist in its evaluation of strategic alternatives and authorized legal counsel to negotiate with Blackstone. On June 1, 2006, the special committee retained Blackstone as its financial advisor.

On June 12, 2006, Blackstone reviewed with the special committee four specific potential transactions:

•	the sale of the entire company to a single buyer;

•	the sale of Central Parking’s real estate assets (“CPC Properties”) and Central Parking’s operating assets (“CPC Operations”) to separate third parties;

•	the sale of CPC Properties to Mr. Carell and the sale of the remaining CPC Operations to a third party; and

•	the sale of CPC Properties to Mr. Carell in exchange for stock and continuation of CPC Operations as a public company.

After discussion, the special committee decided that it would be in the best interests of shareholders to determine the value that could be obtained in the market place from the various transactions reviewed by Blackstone.

On July 12, 2006, the special committee met again to discuss updated financial projections for Central Parking, the third party expression of interest for Mr. Carell’s stock, and procedural issues relating to Mr. Carell’s interest in acquiring all or a portion of the CPC Properties.

On July 31, 2006, the special committee met to discuss Blackstone’s analysis of the potential transactions previously outlined and to receive an update on the status of discussions with the third party that had expressed an interest in the Carell family stock. The special committee noted that the third party had requested access to confidential information of Central Parking, and the special committee decided to provide that access only in exchange for that party’s standstill agreement to forego an independent acquisition of the Carell family ownership interest for six months from the date of the agreement.

By letter dated August 15, 2006, the third party notified Central Parking of its interest in acquiring all of the common stock of Central Parking at a price at or above $19.81 per share, which represented a premium of 26% over the then most recent closing price. The special committee agreed to negotiate exclusively with such party through September 5, 2006. The special committee then met on August 28, 2006, to discuss the proposal and other strategic planning matters.

The third party continued to express interest in Central Parking, including by letter dated September 11, 2006, reaffirming its interest in purchasing all of the outstanding stock at the previously stated price of $19.81 per share. However, the exclusivity period expired without the third party making a definitive offer.

On September 12, 2006, the special committee met, and Blackstone provided an update on its discussions with the third party and on the preparation of materials required for the transaction process. After receiving this update, the special committee instructed Blackstone to finish promptly the work necessary to present to potentially interested third parties the strategic transactions discussed at its June meeting. During September and October 2006, Blackstone, at the request of the special committee, met with interested parties and provided confidential information to more than 30 parties. After receipt of the confidential materials, interested parties performed preliminary due diligence investigations of Central Parking.

At a meeting of the special committee on September 20, 2006, Blackstone updated the special committee on the process. The special committee also discussed a request from Mr. Carell to participate as a potential bidder for the CPC Properties. The special committee concluded that it was in the best interests of Central Parking shareholders to allow Mr. Carell to participate in the process as a potential buyer of the CPC Properties. After further discussion, the special committee authorized Blackstone, on behalf of the special committee, to treat Mr. Carell in a manner consistent with other potential buyers.

On October 20, 2006, Blackstone again updated the special committee.

In late October and early November, more than 20 parties submitted preliminary indications of interest to purchase all or a portion of Central Parking. Mr. Carell submitted a preliminary indication of interest for the CPC Properties. The initial indications of interest for the entire company ranged from $17.50 per share to $22.00 per share.

On November 7, 2006, Blackstone made a detailed presentation to the special committee on the process, including a review of preliminary indications of interest. As a result of its evaluation of the preliminary indications of interest, including proposed pricing, timing, and certainty, the special committee determined that it was in the best interests of the shareholders to continue to explore strategic alternatives. Following this meeting, Blackstone, at the request of the special committee, introduced parties interested in purchasing CPC Operations with parties interested in purchasing CPC Properties, in an effort to maximize value for the shareholders by making those parties competitive with parties interested in acquiring the entire company. Mr. Carell indicated to Blackstone that he would be willing to make his proposal to acquire CPC Properties available on the same terms to any party interested in purchasing CPC Operations. As part of this process, Blackstone introduced Mr. Carell to one of the parties, referred to below as Bidder A, interested in buying CPC Operations.

On November 28, 2006, Central Parking issued a press release announcing that it had engaged Blackstone to assist Central Parking in evaluating strategic alternatives.

The special committee met again on December 5, 2006, and Blackstone updated the special committee on the status of the preliminary indications of interest.

Throughout November and December 2006, each of the remaining interested parties continued its due diligence investigation of Central Parking. Management also made presentations to several interested parties.

In December 2006, Central Parking delivered a draft merger agreement to the interested parties and advised those parties that “best and final” bids, along with markups of the merger agreement, were due no later than January 9, 2007.

In early January, Central Parking received 14 bids, which included bids to purchase the entire company, the CPC Operations, the CPC Properties, and select CPC Properties primarily located in New York City. All of these bids were subject to conditions, including confirmatory diligence items and the negotiation of a definitive transaction agreement. There were four bids for the entire company, and they ranged from a low of $19.00 per share to a high of $22.00 per share. There were four bids for CPC Operations ranging from a low of $19.25 per share to a high of $21.00 per share, each of which assumed that CPC Properties would be sold for $450.0 million and that CPC Operations would be responsible for the taxes arising from the transfer of CPC Properties. There were three bids for CPC Properties, including a bid from Mr. Carell, ranging from a low of $430.0 million to a high of $465.0 million, each of which assumed that CPC Operations would be responsible for the taxes arising from the transfer of CPC Properties. Central Parking also received three bids for various components of the CPC Properties at prices that ranged from $170.0 million to $290.0 million depending on the properties included and related assumptions specified by each bid. In addition, seven of the eight bidders who submitted bids for either the entire company or CPC Operations included as a part of their revisions to the draft merger agreement a condition that Mr. Carell and members of his family and related entities execute voting agreements in favor of its proposed transaction.

On January 10 and 11, 2007, the special committee’s advisors held discussions with each of the bidders and their advisors to clarify the assumptions made in their respective bids.

On January 11, 2007, the special committee met to consider the bids and address issues relating to the transaction process. The special committee’s financial and legal advisors described for the committee the details of the bids received, including pricing, confirmatory diligence expectations, timing, key contract terms, and timing to closing. Blackstone noted that it anticipated receiving additional CPC Properties bids in the near future. After review and consideration of the bids, the special committee determined that bids for the entire company had certain advantages, including certainty of completion, but that Blackstone should continue to pursue bidders for the CPC Operations and CPC Properties as well in order to maximize value and the potential for a successful transaction. Blackstone noted that the special committee could consider offering expense reimbursement to one or more of the bidders, if requested, to keep parties in the process and assist in generating the best price. Also discussed at the meeting were the key terms of the proposed definitive agreement, the special committee’s expectations concerning the significant terms of any agreement, and the anticipated timing of the negotiation of a final definitive agreement. The special committee directed Blackstone to communicate to bidders that the special committee placed a high priority on the fewest possible closing conditions to achieve maximum certainty of consummation of a transaction.

At the conclusion of the January 11, 2007 meeting, the special committee directed Blackstone to continue negotiations with three bidders, referred to as Bidder A, Bidder B, and Kohlberg, because those bidders had submitted the most competitive proposals. At that time, Bidder A had proposed to purchase the entire company but indicated a preference to coordinate with Mr. Carell with respect to a simultaneous sale to Mr. Carell of the CPC Properties. Bidder B had indicated an interest in purchasing the entire company. Kohlberg had indicated an interest in purchasing the CPC Operations but had requested to be partnered with a CPC Properties bidder. The special committee also instructed Blackstone to inform the other bidders for the entire company and for the CPC Operations that their bids were not competitive. In addition, the special committee instructed Blackstone to continue discussions with CPC Properties bidders.

During the week of January 15, 2007, Blackstone informed the bidders identified by the special committee at the January 11 meeting that their bids were not competitive. In response, several bidders attempted to make adjustments to the terms of their bids. One bidder for the entire company, referred to as Bidder C, responded by increasing its bid for the entire company to $21.50 per share.

Between January 11 and January 22, 2007, Blackstone introduced Kohlberg to CPC Properties bidders. Blackstone also introduced Bidder B to a CPC Properties bidder when Bidder B indicated that it had an interest in such discussions because of the potential need for additional equity to complete a transaction. Due diligence work by Kohlberg, Bidder A, Bidder B, and Bidder C continued during this period.

The special committee met on January 22, 2007, to discuss the status of various bids, including the revised bid from Bidder C. As a result of Bidder C’s revised bid, the special committee decided to allow Bidder C to continue negotiations and due diligence.

Lubert-Adler and Chrysalis were among the parties that were informed during the week of January 15 that their bid was not competitive. Two weeks later, as discussed in more detail below, Lubert-Adler and Chrysalis partnered with Kohlberg as equity sponsors. Kohlberg indicated to Central Parking that this arrangement would allow it to make a more competitive bid for the entire company than under arrangements with any of the CPC Properties bidders previously introduced to them.

During the week of January 22, 2007, the four primary remaining interested groups of bidders, Bidder A, Bidder B, Bidder C and Kohlberg, did due diligence and had discussions and negotiations of specific contract terms. During this time, Bidder A was engaged in discussions with Mr. Carell regarding Bidder A’s offer and the potential sale of CPC Properties to Mr. Carell. Bidder A advised Blackstone it had reached a preliminary agreement in principle with Mr. Carell regarding the major terms of a transaction involving CPC Properties, but it was willing to proceed with its efforts to purchase the entire company whether or not a definitive agreement was ultimately reached with Mr. Carell. Bidder A continued to move forward with its due diligence and the negotiation of a definitive agreement. Bidder B indicated a willingness to increase its price to $22.00, in part in exchange for the company’s agreement to reimburse it for up to $2 million of its expenses incurred after January 16, 2007. Bidder C raised its bid to $22.50 per share but noted that it would require substantially more time to complete its due diligence prior to entering into a definitive agreement. Because of this timing issue, no expense reimbursement agreement was entered into with Bidder C despite its prior request to do so. Kohlberg indicated a willingness to increase its price to $22.00, in part in exchange for the company’s agreement to reimburse it for up to $1 million of expenses incurred after January 25, 2007.

On January 29, 2007, the special committee met to discuss the status of the bids. Blackstone noted for the special committee that although the remaining bidders were very close on price, Bidder A had performed substantial due diligence and had indicated it would be in a position to make a final offer in advance of the other parties. The special committee also gave final approval to expense reimbursement on the terms described above, and the company entered into cost reimbursement agreements with Bidder B and Kohlberg the following week.

On February 1, 2007, Kohlberg advised Blackstone that it intended to partner with Lubert-Adler and Chrysalis (collectively, the “Equity Sponsors”) as a bidder for the entire company at a price of $22.00 per share. During the first week of February, Bidder A informed Blackstone that it did not believe it would ultimately reach an agreement with Mr. Carell pursuant to which he would acquire the CPC Properties, but Bidder A reaffirmed that it was still pursuing a bid for the entire company.

On February 6, 2007, the special committee was updated on the developments since its last meeting.

During the week of February 5, 2007, Bidder A informally indicated to Blackstone that it intended to offer to purchase the entire company at a price of no less than $22.25 per share, with an opportunity to increase this amount to $22.75 per share provided that Central Parking sold certain real estate in New York

City at a specified price prior to closing, with an opportunity for the proposed merger consideration to increase if the those New York City properties were sold above that specified price. However, on February 9, 2007, Bidder A indicated that it had revived its discussions with Mr. Carell, that it was withdrawing this offer, and that Bidder A intended to offer $22.50 for public shareholders and $21.50 for shares held by the Carell family and related entities contemporaneous with a sale to Mr. Carell of the CPC Properties for $448 million plus the assumption of CPC Properties related debt.

Between February 9 and February 13, 2007, negotiations over contract terms occurred between our advisors and advisors for both Bidder A and the Equity Sponsors. Terms discussed included the amount of the reverse termination fee, elimination of any third party consents for closing, and elimination of certain real estate closing conditions (particularly relating to title and environmental issues), and other events that could prevent or delay closing.

On February 13, 2007, Central Parking received a revised merger agreement from Bidder B with numerous material open issues, and subsequently Bidder B indicated that it needed an additional two to three weeks to finalize contract terms and due diligence and to obtain internal approval of the transaction. On that same date, Bidder C advised Blackstone that it needed an additional three to four weeks to perform its remaining due diligence and to negotiate a merger agreement.

On February 13, 2007, the special committee met and was updated on the recent developments. The special committee was also advised, on that same date, that Bidder A had again informed Blackstone that it did not intend to enter into a transaction with Mr. Carell. Mr. Carell also informed the special committee that Mr. Carell and his family would consider entering into a voting agreement with any successful bidder selected by the special committee. On February 14, 2007, Mr. Carell also delivered to the special committee’s legal advisor proposed amendments to his employment agreement and deferred compensation agreement that he believed were appropriate in light of the proposed sale of the company and that he would expect to enter into contemporaneous with entering into a voting agreement.

On February 15, 2007, the special committee’s advisors held a conference call with the Equity Sponsors and their advisors to outline the key terms outstanding in the merger agreement negotiations. Also, on February 15, 2007, Bidder A asked to be put in contact with other CPC Properties bidders and indicated a strong preference not to acquire all of the CPC Properties at closing.

On February 16, 2007, the special committee’s advisors circulated a revised draft of the merger agreement to the Equity Sponsors and their advisors. At this point, the Equity Sponsors’ offer remained at $22.00 per share. On that same day, Bidder A delivered a revised merger agreement and proposed to acquire the entire company for $22.25 per share, with a reverse termination fee of $20 million and a target date of February 19 for signing a definitive merger agreement. A number of diligence items remained open with respect to Bidder A, as did significant terms of the merger agreement. Bidder A also requested the right to sell real property between signing of a definitive agreement and closing, which necessitated its proposed outside closing date of September 30, 2007. As of this date, Bidder B was significantly behind Bidder A with respect to the diligence process and had also made significantly less progress with respect to contract terms.

The special committee met on February 16, 2007 to discuss the status of the bids. The Equity Sponsors also delivered on that same date their debt and equity financing commitments. After a lengthy discussion of the merits of the existing offers, the likelihood of obtaining a higher price later from another interested party, the demands of the diligence process, and the transaction process generally, the special committee instructed Blackstone to continue negotiations with Bidder A and the Equity Sponsors. On a subsequent follow-up call on February 17, 2007 to discuss the February 16 draft merger agreement, the Equity Sponsors indicated that they had substantially completed their diligence and were prepared to reach agreement on the terms proposed by the special committee’s advisors on all of the major issues that remained open other than the amount of the reverse termination fee, and were prepared to execute a definitive agreement immediately.

On the morning of February 18, 2007, the special committee’s advisors and Bidder A’s advisors discussed key unresolved contract terms. Bidder A’s advisor indicated strongly that their client would not agree to certain terms being proposed by the special committee in the merger agreement related to the closing conditions for real estate title, environmental issues, and third party consents. No progress was made on this issue and the call terminated without a discussion of other substantive unresolved issues. The Equity Sponsors had reached agreement on those same proposed terms on the prior day. Later on February 18, 2007, Blackstone discussed these closing conditions further with Bidder A and reiterated the special committee’s position with respect to these closing conditions.

Later on February 18, 2007, the Equity Sponsors advised Blackstone that they intended to make a higher offer, provided that such bid would close the process. The Equity Sponsors had reached agreement on the contract terms as proposed by the special committee, including the elimination of closing conditions for real estate title, environmental issues, or third party consents other than the bring-down of the representations and warranties contained in the merger agreement at closing, the provision of a $30 million reverse termination fee and establishing the right to terminate the merger agreement if the closing did not occur on or before July 31, 2007. Based on agreement to these terms, the Equity Sponsors increased their bid to $22.50 per share on February 18, 2007. The Equity Sponsors described this offer as their “best and final” offer.

On the evening of February 18, 2007, the special committee legal advisors notified counsel for Mr. Carell that the special committee was close to having an agreement with the Equity Sponsors and that the Equity Sponsors’ willingness to enter into a merger agreement would be conditioned on Mr. Carell, Mrs. Brown, and members of their families and related entities entering into voting agreements in support of the transaction. Counsel for Mr. Carell indicated that Mr. Carell anticipated entering into amendments to his employment agreement and deferred compensation agreement, on the terms proposed to the special committee on February 14, contemporaneous with Mr. Carell, Mrs. Brown, and members of their families and related entities entering into voting agreements. On February 19, 2007, a draft agreement that had been prepared by the special committee’s legal advisors substantially effecting those changes to Mr. Carell’s existing agreements was forwarded to Mr. Carell’s counsel. Later on that date, Mr. Carell’s counsel asked the legal advisors to the special committee to forward this draft agreement to counsel for the Equity Sponsors. The Equity Sponsors then engaged in direct negotiations with Mr. Carell and his counsel regarding this draft agreement on February 19 and 20. The terms of the final executed agreement were substantially the same as those initially requested by Mr. Carell.

On February 19, 2007, Bidder A indicated to Blackstone that it was further reducing its price to $22.00 per share and that it would agree to the material terms requested by Central Parking, other than with respect to the reverse termination fee and the outside date for completing the transaction. Bidder A also indicated that it still intended to have Central Parking dispose of certain real estate prior to closing.

On the morning of February 19, 2007, the special committee held a meeting to discuss the recent developments. The special committee’s advisors described the events over the last several days, including the numerous discussions with the Equity Sponsors and Bidder A. Blackstone also noted that the Equity Sponsors had provided evidence of debt and equity financing commitments in amounts sufficient to complete the transaction and noted that Bidder A had not yet provided financing commitments. The special committee then instructed its advisors to attempt to finalize the terms of a merger agreement and related agreements with the advisors for the Equity Sponsors.

Later that same day, Bidder A, Bidder B, and Bidder C were contacted by Blackstone, and each was informed that its current position on price, contract terms, and/or timing was not competitive and that Central Parking intended to move forward with a different party. Bidder A subsequently contacted Blackstone and indicated that it was prepared to increase its price to $22.50 with a reverse termination fee of $20 million, an outside closing date of August 30, 2007, and a continued intent to have Central Parking dispose of certain estate prior to the closing.

On the evening of February 19, 2007, the special committee held another meeting to discuss the developments that occurred since their meeting that morning.

On February 20, 2007, Blackstone received a letter from Bidder B increasing its price to $22.50, indicating that it was willing to engage in further merger agreement negotiations and indicating that it anticipated receipt of financing commitments by February 28.

On the evening of February 20, 2007, meetings of Central Parking’s special committee and full board of directors were held. During the meeting of the special committee, the full board was invited to hear Blackstone’s presentation regarding the fairness from a financial point of view of the $22.50 per share merger consideration to the common shareholders of Central Parking and the presentation by the special committee’s legal counsel of the proposed transaction terms. Upon learning during the Blackstone presentation that the Equity Sponsors and Bidder B had received reimbursement of certain of their expenses, Mr. Carell reiterated his prior request of the special committee to be reimbursed for costs associated with his bid for CPC Properties, which prior request had not been agreed to by the special committee. The special committee discussed this request without Mr. Carell or Mrs. Brown present. After discussion with its advisors, the special committee directed Blackstone to propose to the Equity Sponsors that they increase their proposed price per share to all shareholders by an amount such that Mr. Carell’s proceeds would be substantially equivalent to the expense reimbursement he had requested. After deliberation, the Equity Sponsors called Blackstone and agreed to increase their price to $22.53 per share for an immediate execution of definitive documentation, and Blackstone then described this response to the special committee and to Mr. Carell. Blackstone then continued to discuss in detail its analyses of the transaction and the price to be received by our shareholders in the transaction. Following its presentation, Blackstone provided orally to the special committee its opinion (which opinion was subsequently confirmed in writing), to the effect that, as of February 20, 2007, and based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the merger consideration of $22.53 per share in cash to be received by the holders of shares of our common stock pursuant to the merger was fair, from a financial point of view, to such holders.

With the benefit of these presentations and advice, the special committee, along with the other members of our board of directors, discussed the terms and merits of the proposed transaction in more detail. At the conclusion of this discussion, directors Eads, Carell, Brown and Katz were excused from the meeting, and the special committee had final discussions regarding the merits of the proposed transaction and whether it was in the best interests of shareholders. The special committee then unanimously resolved that the merger agreement is fair to and in the best interests of Central Parking and its shareholders and recommended that the board of directors of Central Parking approve the transaction, the merger agreement, and the transactions contemplated by the merger agreement, and that the board of directors recommend to the shareholders of Central Parking that they vote to approve the merger agreement and the transactions contemplated thereby.

The special committee then discussed the proposed modifications to Mr. Carell’s compensation arrangement with Central Parking to be offered as a material inducement to Mr. Carell to vote all of his shares in favor of the merger agreement. The specific terms of the modifications are described in detail below in the section titled “Interests of Certain Persons in the Merger - Monroe Carell’s Agreements” on page 40. After discussion of these modifications, including any potential economic impact to Central Parking, the special committee unanimously approved the modifications and authorized Central Parking to enter into an agreement with Mr. Carell on the terms proposed.

The meeting of the special committee was then adjourned and a meeting of our board of directors was convened. Our board of directors expressly acknowledged that Mr. Carell’s and Mrs. Brown’s agreements to enter into voting agreements with the Equity Sponsors and the amendment of Mr. Carell’s agreement with Central Parking provided each of them with an interest in the proposed transaction not available to all shareholders. Mr. Eads also informed the directors that while no members of management had any express agreement with the Equity Sponsors regarding their continued employment with Central Parking after the transaction, Mr. Eads anticipated that discussions regarding this topic would occur after execution of the merger agreement. After receiving the special committee’s recommendation, the board discussed and deliberated the proposed transaction with the Equity Sponsors. Our board also acknowledged that Mr. Katz had disclosed to the board that he had prior business dealings with Lubert-Adler and that he had been contacted much earlier in the process and had declined to work with Lubert-Adler with respect to this transaction. Thereafter, our board of directors unanimously determined that the merger agreement is fair to and in the best interests of Central Parking and its shareholders, approved the merger agreement and the transactions contemplated by the merger agreement, and recommended that the shareholders of Central Parking vote to adopt the merger agreement.

Following the meeting of the board of directors, the merger agreement was executed by Central Parking and the Equity Sponsors.

Reasons for the Merger

The Special Committee

In the course of reaching its decision to recommend that our board of directors approve the merger agreement and the merger, the special committee consulted with senior management and the special committee’s financial and legal advisors, and reviewed a significant amount of information and considered a number of factors weighing positively in favor of the merger, including the following material factors:

•	the actions previously taken by Central Parking and the other strategic alternatives considered since the fall of 2004;

•	the risks of continuing to operate on a stand-alone basis;

•	the risks associated with our ability to meet our projections for future results of our operations, compared with the opportunity for our shareholders to currently realize the merger consideration;

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the $22.53 per share to be paid as the consideration in the merger represents a 41.4% premium over the one year trading average of our common stock prior to November 27, 2006 (the trading day prior to Central Parking publicly announcing its hiring of Blackstone as its financial advisor to assist the special committee to explore strategic alternatives to enhance shareholder value), a 30.8% premium over the closing price of our common stock on November 27, 2006, and a 6.2% premium over the closing price of our common stock on February 20, 2007 (the trading day prior to announcement of executing the merger agreement);

•	the presentation of Blackstone (including an independent consideration by the special committee of many of the factors identified in the presentation and a review of the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of Blackstone to the special committee dated February 20, 2007, a copy of which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, to the effect that, as of such date and based upon the qualifications, assumptions, limitations and other matters set forth in its opinion, the merger consideration of $22.53 in cash per share, without interest and less any applicable tax withholding, to be received by our shareholders pursuant to the merger was fair to our shareholders from a financial point of view;

•	the existing conditions and activity in the financial market;

•	the current level of acquisition activity and transaction pricing by private equity funds;

•	current real estate valuations, especially real estate located in the New York City area;

•	that Central Parking conducted a broad sales process in 2005, contacting more than 70 parties, which had generated no formal bids, at which point the board of directors determined to pursue other strategic alternatives;

•	the desire expressed by Mr. Carell and members of his family to dispose of their Central Parking stock and the potential effect of that disposition upon the other shareholders, recognizing that Mr. Carell and his family could liquidate their ownership interest in a manner that could reduce the market price for Central Parking’s shares;

•	the historical, current and projected information concerning our business and our industry;

•	certain risks beyond Central Parking’s control associated with operating business locations concentrated in major metropolitan areas, particularly New York City, such as terrorist attacks and government regulatory initiatives;

•	our actual financial results for the quarter ended December 31, 2006 and our estimated financial results for the quarter ending March 31, 2007, as well as longer term projections of our estimated financial results as prepared by Central Parking’s management;

•	as part of the sales process, Blackstone contacted approximately 45 potential strategic and financial buyers, including buyers for discrete pieces of the business;

•	as part of the sales process, four bidding groups (consisting of at least ten discrete parties) conducted full due diligence and engaged in substantive negotiations on a definitive agreement;

•	the terms and conditions of the merger agreement, including:

•	the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to certain affiliates of KCPC Holdings of a termination fee of $22.4 million, to terminate the merger agreement to accept a superior proposal;

•	the special committee’s belief that the $22.4 million termination fee payable to certain affiliates of KCPC Holdings was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;

•	the limited conditions to KCPC Holdings’ obligation to complete the merger (including the limits contained in the definition of material adverse effect);

•	the existence of the $30.0 million reverse termination fee payable to us if KCPC Holdings terminates or fails to complete the merger for certain reasons;

•	the limited guarantee of the Equity Sponsors to pay the $30.0 million termination fee;

•	as part of the process, the special committee was able to obtain one final price increase from the Equity Sponsors on the day of execution from $22.50 to $22.53;

•	that Bidder A, the bidder next closest to completing a transaction on the time frame of the Equity Sponsors, had not delivered financing commitment letters, still indicated that it desired to have Central Parking sell real estate prior to closing, proposed a reverse termination fee of only $20.0 million, and wanted a longer period to close the transaction. Bidder A also had reduced its offer from $22.50 to $22.25 and then to $22.00 in mid-February before finally again raising its bid to $22.50 upon being told that Central Parking intended to enter into an agreement with another bidder;

•	that Bidder B and Bidder C each had substantial remaining due diligence, financing, internal approval and definitive agreement negotiations to complete and validate their bid before being in a position to execute a definitive agreement;

•	the likelihood that delaying the process further would generate a higher offer weighed against the possibility that the Equity Sponsors could withdraw their offer; and

•	that although Mr. Carell was a bidder for the CPC Properties and participated in negotiations with Bidder A, he did not participate in any way in the bid of the Equity Sponsors, which suggests that the process implemented by the special committee was successfully designed to enhance shareholder value rather than favor a related party bid.

The special committee also considered a number of factors relating to the procedural safeguards involved in the negotiations, each of which contributes to the belief that the transaction is fair to our shareholders and supports the determinations made by the special committee:

•	the special committee is comprised solely of independent and disinterested directors who are not Central Parking’s employees;

•	the special committee had ultimate authority to decide whether or not to recommend a transaction or any alternative thereto;

•	the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the special committee and its advisors, on the one hand, and the Equity Sponsors and their respective advisors, on the other hand; and

•	the special committee retained and received advice from its own advisors, including Blackstone, in evaluating, negotiating and recommending the terms of the merger agreement.

In the course of its deliberations, the special committee also considered a variety of risks and other countervailing factors weighing negatively against the merger, including:

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition, and the effect on business relationships;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $22.4 million termination fee to certain affiliates of KCPC Holdings under certain circumstances;

•	the fact that Central Parking will no longer exist as an independent, stand-alone company and our shareholders will no longer participate in the projected future growth in profitability of Central Parking;

•	the possibility that Central Parking might be more valuable in the future if it meets or exceeds management’s current projections for increased profits;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes; and

•	the interests of Mr. Carell and our officers, directors, and key employees in the merger described under “Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by the special committee is not intended to be exhaustive, but it does set forth the principal factors considered by the special committee. The special committee reached the unanimous conclusion to recommend that our board of directors approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the special committee felt were appropriate. In view of the wide variety of factors considered by the special committee in connection with its evaluation of the merger and the complexity of these matters, the special committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the special committee. Rather, the special committee made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of Our Board of Directors

Our board of directors, acting largely on the recommendation of the special committee and being fully aware of the Carell family’s and management’s interests in the transaction, and after deliberation at a meeting on February 20, 2007 as described above, determined by unanimous vote that the merger agreement was advisable and in the best interests of our shareholders. Accordingly, our board unanimously approved the merger agreement and the merger. Our board recommends that you vote “FOR” the approval of the merger agreement.

Opinion of The Blackstone Group L.P.

The special committee retained Blackstone, by agreement dated June 1, 2006, to provide it with financial advisory services in connection with a possible sale, merger or other strategic business combination involving Central Parking. The special committee selected Blackstone to act as its financial advisor based on Blackstone’s qualifications, expertise, and reputation as a financial advisor to special committees. At the meeting of the special committee on February 20, 2007, and at the meeting of the Central Parking board of directors later on that same day, Blackstone rendered its oral opinion, subsequently confirmed in writing, that as of February 20, 2007, and based upon and subject to the assumptions, qualifications, and limitations set forth in the opinion, the $22.53 per share cash consideration to be received by the Central Parking shareholders pursuant to the merger agreement was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of Blackstone, dated as of February 20, 2007, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Blackstone in rendering its opinion. You are encouraged to read the entire opinion carefully. Blackstone’s opinion is directed to the special committee of Central Parking’s board of directors and addresses only the fairness as of the date of the opinion, from a financial point of view, of the $22.53 per share cash consideration to be received by the holders of shares of Central Parking’s common stock pursuant to the merger agreement. Blackstone’s opinion does not address any other aspects of the merger or the merger agreement. The opinion, and the other views and analysis of Blackstone referenced throughout this proxy statement, do not constitute a recommendation to any holder of Central Parking common stock as to how to vote at the shareholders’ meeting to be held in connection with this transaction. The summary of the opinion of Blackstone set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Blackstone, among other things:

•	reviewed certain publicly available information concerning the business, financial condition, and operations of Central Parking that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal information concerning the business, financial condition, and operations of Central Parking that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal financial analyses, budgets, estimates and forecasts relating to Central Parking prepared by, and furnished to Blackstone by, the management of Central Parking;

•	reviewed analyses relating to Central Parking’s owned property prepared by, and furnished to Blackstone by, the management of Central Parking;

•	visited selected owned and leased properties of Central Parking;

•	reviewed the publicly reported historical prices and trading activity for Central Parking’s common stock;

•	reviewed the February 20, 2007 draft of the merger agreement, the February 14, 2007 draft of the voting agreement, and the February 14, 2007 draft of the limited guarantee;

•	reviewed the February 16, 2007 drafts of the debt financing commitments to be entered into between Merger Sub and certain lending institutions (the “debt financing commitments”);

•	reviewed the February 16, 2007 draft of the equity financing commitment to be provided by the Equity Sponsors to KCPC Holdings (the “equity financing commitment” and together with the debt financing commitments, the “financing commitments”);

•	held discussions with members of management of Central Parking concerning Central Parking’s business, operating environment, financial condition, prospects, and strategic objectives;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of businesses Blackstone believed to be generally comparable to those of Central Parking;

•	reviewed the publicly available financial terms of certain recent transactions in the parking industry;

•	reviewed the premiums paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded;

•	performed discounted cash flow analyses utilizing pro forma financial information prepared by, and furnished to Blackstone by, management of Central Parking;

•	reviewed the results of Blackstone’s efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of Central Parking; and

•	participated in certain discussions and negotiations among representatives of Central Parking and Parent and their financial and legal advisors.

In arriving at its opinion, Blackstone relied on, without independent verification, the accuracy and completeness of all financial and other information that was available from public sources and all projections and other information provided to Blackstone by Central Parking or otherwise reviewed by or for Blackstone. With respect to financial and other projections and pro forma financial information prepared by Central Parking and the assumptions underlying those projections and such pro forma information, Blackstone assumed that they were reasonably prepared and represented management’s best estimates and judgments as of the date of their preparation. Blackstone relied upon the assurances of the management of Central Parking that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete, or misleading. Blackstone did not make any independent evaluation or appraisal of the assets and liabilities (contingent, derivative, off-balance sheet or otherwise) of Central Parking, nor did Blackstone obtain any such appraisals. Blackstone also assumed that the definitive merger agreement, the definitive voting agreement, the definitive limited guarantee and the definitive financing commitments did not differ in any respects material to Blackstone’s analyses from the drafts of such documents furnished to Blackstone.

In arriving at its opinion, Blackstone assumed that the merger will be effected in accordance with the terms and conditions set forth in the merger agreement, including that KCPC Holdings and Merger Sub will obtain financing for the merger in accordance with the terms set forth in the financing commitments, without waiver, modification or amendment of any term, condition or agreement material to Blackstone’s analyses and that, in the course of obtaining the necessary regulatory or third party approvals, agreements or consents for merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Central Parking or the contemplated benefits of the merger. Blackstone is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Central Parking and its legal, tax, and regulatory advisors with respect to such matters.

Blackstone’s opinion only addressed the fairness, from a financial point of view, to the holders of Central Parking’s common stock of the $22.53 per share cash consideration to be received by such shareholders in the merger and did not address any other aspect or implication of the merger, the merger agreement or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. In arriving at its opinion, Blackstone did not express any opinion as to the impact of the merger on the solvency or viability of Central Parking following the merger or the ability of Central Parking to pay its obligations when they become due.

Blackstone’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Central Parking or Central Parking’s underlying business decision to effect the merger. Blackstone’s opinion did not constitute a recommendation to any shareholder of Central Parking as to how such shareholder should vote or act with respect to the merger or any other matter. In addition, Blackstone’s opinion did not address the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Central Parking other than the holders of Central Parking common stock.

Blackstone’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, February 20, 2007. Events occurring after such date may affect Blackstone’s opinion and the assumptions used in preparing it, and Blackstone did not assume any obligation to update, revise or reaffirm its opinion.

Blackstone is an internationally recognized financial advisory firm. Blackstone, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions and restructurings, and valuations for corporate and other purposes. In the past Blackstone provided financial advisory services to Central Parking in connection with its acquisition of Allright Parking and to certain funds managed by affiliates of Kohlberg & Company, L.L.C. in connection with a sale of a portfolio company. Certain affiliates of Blackstone have also been lenders to, and have purchased assets from, portfolio companies of Kohlberg. In addition, Blackstone and its affiliates may in the ordinary course of business actively trade or hold the securities of Central Parking for their own account or for others and may at any time hold a long or short position in such securities.

Under the terms of Blackstone’s engagement letter, Central Parking has agreed to pay Blackstone certain fees, substantially all of which are payable upon consummation of any substantial transaction or series of transactions involving Central Parking, including the merger. These fees include: an initial fee of $250,000 which was paid at the time of the engagement letter; a retainer fee of $50,000 per month beginning on November 1, 2006, which monthly fees have not yet been paid; and an additional fee of $12,321,379 which will be paid if the merger is completed at the current price, which is equal to 1.1% of the aggregate consideration to be received in the merger plus an incremental incentive fee for consummating the merger at a price greater than $20 per share, less any fees already paid. Central Parking has also agreed to reimburse Blackstone for certain of its expenses, including attorneys’ fees, incurred in connection with its engagement, provided such expenses shall not exceed, in the aggregate, $100,000 without Central Parking’s prior written consent. In addition, Central Parking has agreed to indemnify Blackstone, its affiliates, their respective partners, members, directors, officers, employees and agents and each person, if any, controlling Blackstone or any of its affiliates against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws, relating to or arising out of its engagement and any related transactions.

Financial Analyses of Blackstone

The following is a summary of the material analyses performed by Blackstone in connection with its oral opinion and the preparation of its written opinion letter dated February 20, 2007. In connection with arriving at its opinion, Blackstone did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Blackstone, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Blackstone computed the implied equity values summarized below assuming 32.6 million fully diluted shares of Central Parking common stock as of February 16, 2007.

Historical Share Price Analysis.  Blackstone performed a historical share price analysis to obtain background information and perspective with respect to the historical share prices of Central Parking common stock.

Blackstone also reviewed the historical price performance and average closing prices of Central Parking common stock for various periods ending on November 27, 2006 (the last closing price before Central Parking announced that it had engaged Blackstone to explore strategic alternatives) and February 16, 2007 and compared them to the per share merger price of $22.53. Blackstone observed the following:

	Central	Offer Price
	Parking Price	Premium
$22.53 Per Share Merger Consideration Compared to:	Per Share	Per Share

Undisturbed Share Price on 11/27/06	$17.23	30.8%
Closing Share Price on 2/16/07	$20.36	10.7%
One Month Average through 2/16/07	$19.32	16.6%
Six Month Average through 2/16/07	$17.75	27.0%
52-Week High through 2/16/07	$20.89	7.9%
52-Week Low through 2/16/07	$13.30	69.4%
30-Day Undisturbed Trading Average through 11/27/06	$17.43	29.3%
60-Day Undisturbed Trading Average through 11/27/06	$17.58	28.2%
Six Month Undisturbed Trading Average through 11/27/06	$16.26	38.7%
One Year Undisturbed Trading Average through 11/27/06	$15.91	41.6%

Blackstone also observed that the 52-week (i) trading range of Central Parking’s common stock through February 16, 2007 was $13.30 to $20.89, which implied a total enterprise value of Central Parking ranging from $561 million to $809 million, and (ii) undisturbed trading range of Central Parking’s common stock through November 27, 2006 (the last closing price before Central Parking announced that it had engaged Blackstone to explore strategic alternatives) was $12.85 to $18.52, which implied a total enterprise value of Central Parking of $547 million to $732 million. Blackstone observed that the per share merger consideration to be received by holders of Central Parking common stock was $22.53.

Sum-of-the-Parts Analysis.  Blackstone performed a sum-of-the-parts analysis for Central Parking based upon its estimated valuations of each of Central Parking’s business units as separate and independent business concerns. The business units analyzed were Central Parking’s leased and management business (“Opco”) and its owned real estate business (“Propco”). The Opco business operates parking facilities under leased or managed arrangements. The Propco business owns and operates parking facilities, including traditional garages, surface lots, airport park-and-fly lots, and condominium lots.

From the results of its sum-of-the-parts analysis, Blackstone estimated the (i) implied pre-tax enterprise value range of Central Parking’s Opco business of (a) $475 million to $545 million based on the sensitivity case (as discussed below), which implied an equity value range of Central Parking’s Opco business of $10.75 to $12.75 per each share of Central Parking common stock, and (b) $500 million to $600 million based on management’s upside case (as discussed below), which implied an equity value range of Central Parking’s Opco business of $11.50 to $14.50 per each share of Central Parking common stock, and (ii) implied after-tax enterprise value range of Central Parking’s Propco business of $330 million to $361 million, which implied an equity value range of Central Parking’s Propco business of $10.00 to $11.00 per each share of Central Parking common stock.

Blackstone then added its implied valuation of the Opco business with its implied valuation of the Propco business. This resulted in an implied total enterprise value for Central Parking ranging from (x) $805 million to $906 million using the sensitivity case for its Opco analysis, which implied a per share equity value range of Central Parking’s common stock of $20.75 to $23.75, and (y) $830 million to $961 million using management’s upside case for its Opco analysis, which implied a per share equity value range of Central Parking’s common stock of $21.50 to $25.50. Blackstone observed that the per share merger consideration to be received by holders of Central Parking common stock was $22.53. Blackstone noted that it believed the implied valuation of $20.75 to $23.50 per share, determined using the sensitivity case for its Opco analysis, is the more reasonable assessment of the Opco business, due to, among other things, historical volatility in Central Parking’s financial performance. Blackstone also noted that Central Parking’s ability to sell any or all of its Opco assets or Propco assets separately would be subject to uncertainty and could result in lost synergies and tax inefficiencies. In addition, third party consents may be required to effect such sales and may not be forthcoming.

Set forth below is a summary of the material analyses performed by Blackstone in connection with its valuation of Central Parking’s Opco business and Propco business. In order to fully understand the financial analyses used by Blackstone, the tables below must be read together with the text of each summary set forth below.

Opco Business Valuation Analysis.  The following is a summary of the material analyses performed by Blackstone in connection with its valuation of Central Parking’s Opco business.

Summary Valuation — Opco Business.  In connection with its valuation of the Opco business, Blackstone performed a comparable companies analysis, a discounted cash flow analysis, and a leveraged buy-out analysis. Blackstone performed these valuations using certain unadjusted management projections and estimates, which are referred to herein as the “upside case.” Blackstone also performed a valuation of the Opco business using the projections and estimates supplied by management, as adjusted to reflect, among other things, lower same-store-sales growth for the managed business in 2007 and subsequent years, lower EBITDA (defined as earnings before interest expense, income taxes and depreciation and amortization) generation from new management contracts in 2007 and subsequent years, higher selling, general and administrative (“SG&A”) expense in 2007, and a higher SG&A expense growth rate after 2007, which are referred to herein as the “sensitivity case.” Blackstone noted that it believed the implied valuation of the Opco business using the sensitivity case is a more reasonable assessment of the Opco business.

Summary Valuation — Opco Business (Sensitivity Case).  From the results of the Opco valuation — sensitivity case, Blackstone estimated the implied pre-tax (i) enterprise value of Central Parking’s Opco business ranging from $475 million to $545 million and (ii) per share equity value range of Central Parking’s Opco business of $10.75 to $12.75 per each share of Central Parking common stock.

The following table below is a summary of the valuations implied from such sensitivity case analyses. In order to fully understand the financial analyses used by Blackstone, the table must be read together with the text of each summary set forth below. The following table alone does not constitute a complete summary of the financial analyses performed by Blackstone in connection with its sensitivity case valuation of the Opco business.

			Implied Equity
	Total Implied Enterprise		Value Per Share for
	Value for Opco Business		Opco Business
Opco Valuation Analysis	(Sensitivity Case)		(Sensitivity Case)
(Sensitivity Case)	Low	High	Low	High
	($ in millions, except per share amounts)

Comparable Companies Analysis	$475	$550	$10.75	$13.00
Discounted Cash Flow Analysis	$508	$558	$11.75	$13.25
Leveraged Buyout Analysis	$480	$531	$10.75	$12.25
Blackstone Reference Range, Pre-Tax(1)	$475	$545	$10.75	$12.75

(1)	Assumes no tax liability to Central Parking due to the sale of the Opco business in corporate form.

Comparable Companies Analysis — Opco Business (Sensitivity Case).  Blackstone performed a comparable companies analysis that attempted to provide an implied value for Central Parking’s Opco business by comparing its Opco business to similar public companies. For purposes of this analysis, Blackstone reviewed certain public trading multiples for six companies which, based on their experience with companies in the parking industry, Blackstone considered similar to Central Parking’s Opco business in size and business mix. The six companies consisted of (i) ABM Industries, Inc. and Standard Parking Corp., which companies provide parking management services (collectively, the “Parking Services Companies”) and (ii) Compass Group plc, Sodexho Alliance SA, FirstService Corp. and Comfort Systems USA Inc., which companies provide facility management services (collectively, the “Facility Services Companies” and together with the Parking Services Companies, the “Selected Opco Companies”). The multiples used by Blackstone included, among others, ratios of (1) total enterprise value to (a) projected calendar year 2007 (“2007E”) EBITDA, (b) projected 2007E EBITDA minus projected 2007E capital expenditures and (c) 2007E earnings before interest expense and income taxes (“EBIT”) and (2) equity value to 2007E free cash flow (which is defined as EBITDA less interest expense, cash taxes and capital expenditures). In performing this analysis, Blackstone used publicly available filings and estimates and press releases for the comparable companies and, with respect to Central Parking, estimates provided to Blackstone by Central Parking’s management. Blackstone observed the following:

									Equity Value
			Total Enterprise Value as a Multiple of:						as a Multiple
		Total			2007E				of:
	Equity	Enterprise	2007E		EBITDA -				2007E Free
	Value	Value	EBITDA		CAPEX		EBIT		CashFlow
	($ in millions)

Parking Services Companies
ABM Industries Inc.	$1,395.5	$1,261.7	10.7	x	12.9	x	14.4	x	22.7x
Standard Parking Corp.	$353.3	$421.9	11.0	x	12.8	x	13.6	x	15.2x
Parking Services Companies Mean:	—	—	10.9	x	12.9	x	14.0	x	18.9x
Facility Services Companies
Compass Group plc	$12,864.1	$15,033.2	9.9	x	14.0	x	14.4	x	21.1x
Sodexho Alliance SA	$11,910.5	$13,041.0	12.0	x	16.4	x	15.7	x	27.9x
FirstService Corp.	$787.6	$929.9	7.7	x	9.3	x	9.3	x	12.9x
Comfort Systems USA Inc.	$571.2	$502.3	7.6	x	8.3	x	8.3	x	17.9x
Facility Services Companies Mean:	—	—	9.3	x	12.0	x	14.1	x	16.7x
Selected Opco Companies Mean:	—	—	9.8	x	12.3	x	15.5	x	18.7x

Based on the analysis of the relevant metrics for each of the Selected Opco Companies, Blackstone selected representative ranges of financial multiples of the Selected Opco Companies and applied these ranges of multiples to the relevant Central Parking financial statistic using the management projections. Blackstone estimated the implied enterprise value range of Central Parking’s Opco business of $475 million to $550 million. This resulted in an implied per share equity value range of $10.75 to $13.00 per share of Central Parking common stock.

No company used in the comparable company analysis is identical to Central Parking’s Opco business. In evaluating the Selected Opco Companies, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Central Parking, such as the impact of competition on the Opco business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Opco business or the industry or in the financial markets in general.

Discounted Cash Flow Analysis — Opco Business (Sensitivity Case).  Using projections (sensitivity case) for 2007 to 2010, Blackstone performed an analysis to determine the present value of the free cash flows that Central Parking’s Opco business could generate from 2007 and beyond. Blackstone used a weighted average cost of capital range of 11.0% to 12.0%, based on a weighted average cost of capital calculation which factored in the unlevered betas for similar companies identified above under the heading “Comparable Companies Analysis — Opco Business (Sensitivity Case),” and terminal multiple range of 11.5x to 12.5x Opco 2007E EBITDA minus capital expenditures. Blackstone selected terminal EBITDA minus capital expenditures multiples ranging from 11.5x to 12.5x based on current trading multiples reviewed in connection with comparable companies identified above under the heading “Comparable Companies Analysis — Opco Business (Sensitivity Case).” The discounted cash flow analysis determined the discounted present value of the unlevered free cash flow generated over the period covered by the financial forecasts and then added a terminal value based on the terminal multiple range. This resulted in an implied enterprise valuation range of Central Parking’s Opco business of $508 million to $558 million and a range of implied per share equity values of $11.75 to $13.25 for each share of Central Parking common stock.

Leveraged Buyout Analysis — Opco Business (Sensitivity Case).  Blackstone also analyzed the Opco business from the perspective of a potential financial buyer that would effect a leveraged buyout using a debt capital structure consistent with the debt structure that the Opco business is expected to have following the merger. Blackstone used management projections (sensitivity case) for 2007 to 2010, and assumed that a financial sponsor could sell the Opco business in 2010 at an aggregate total enterprise value range representative of a multiple of 11.5x to 12.5x projected calendar year 2010 (“2010E”) Opco EBITDA minus capital expenditures based on a review of current and historical trading multiples reviewed in connection with comparable companies identified under the heading “Comparable Companies Analysis — Opco Business (Sensitivity Case).” Blackstone added 2010E cash and subtracted forecasted 2010E debt outstanding to calculate the 2010E equity value for the Opco business. Based on Opco’s assumed 2010E equity value range, Blackstone derived an implied enterprise valuation range of Central Parking’s Opco business ranging from $480 million to $531 million and a range of implied per share equity values of $10.75 to $12.25 for each share of Central Parking common stock, representing implied values per share that a financial sponsor might be willing to pay to acquire the Opco business.

Summary Valuation — Opco Business (Upside Case).  From the results of the Opco valuation — upside case, Blackstone estimated the implied pre-tax (i) enterprise value of Central Parking’s Opco business of $500 million to $600 million and (ii) per share equity value range of Central Parking’s Opco business of $11.50 to $14.50 per each share of Central Parking common stock.

The following table below is a summary of the valuations implied from such upside case analyses. The analyses summarized in the following table used the same methodologies as described above in connection with the sensitivity case and does not constitute a complete summary of the financial analysis performed by Blackstone in connection with its upside case valuation of the Opco business.

			Implied Equity
	Total Implied Enterprise		Value Per Share
	Value for Opco Business		for Opco Business
	(Upside Case)		(Upside Case)
Opco Valuation Analysis (Upside Case)	Low	High	Low	High
	($ in millions, except per share amounts)

Comparable Companies Analysis	$475	$575	$10.75	$13.75
Discounted Cash Flow Analysis	$606	$667	$14.75	$16.50
Leveraged Buyout Analysis	$554	$619	$13.00	$15.00
Blackstone Reference Range, Pre-Tax(1)	$500	$600	$11.50	$14.50

(1)	Assumes no tax liability to Central Parking due to the sale of the Opco business in corporate form.

Propco Business Valuation Analysis.  The following is a summary of the material analyses performed by Blackstone in connection with its valuation of Central Parking’s Propco business.

Summary Valuation — Propco Business.  In connection with its valuation of the Propco business, Blackstone performed a comparable companies analysis and a leveraged buy-out analysis. From the results of such analyses, Blackstone estimated the implied after-tax (i) enterprise value of Central Parking’s Propco business to be $330 million to $361 million and (ii) equity value range of Central Parking’s Propco business to be $10.00 to $11.00 per each share of Central Parking common stock (assumes a sale of Propco would generate a Central Parking tax liability of $95 million to $114 million or $3.00 to $3.50 per share). Blackstone noted that Central Parking management’s internal after-tax valuation of the Propco business was $355 million, assuming a $175 million tax basis and a 38% tax rate.

The following table below is a summary of the valuations implied from such analyses. In order to fully understand the financial analyses used by Blackstone, the table must be read together with the text of each summary set forth below. The following table alone does not constitute a complete summary of the financial analyses performed by Blackstone in connection with its valuation of the Propco business.

			Implied Equity
	Total Implied Enterprise		Value Per Share for
	Value for Propco Business(1)		Propco Business(1)
	Low	High	Low	High
	($ in millions, except per share amounts)

Propco Valuation Analysis
Comparable Companies Analysis	$415	$460	$12.75	$14.00
Leveraged Buyout Analysis	$460	$479	$14.00	$14.75
Blackstone Reference Range, Pre-Tax	$425	$475	$13.00	$14.50
Propco Taxes to Central Parking from Sale of Propco(2)	$95	$114	$3.00	$3.50
Blackstone Reference Range, After-Tax	$330	$361	$10.00	$11.00

(1)	Assumes that no debt obligations of Central Parking are attributed to the Propco business.

(2)	Assumes a $175 million tax basis and a 38% tax rate

Comparable Companies Analysis — Propco Business.  Blackstone performed a comparable companies analysis that attempted to provide an implied value for Central Parking’s Propco business by comparing its Propco business to similar public companies. For purposes of this analysis, Blackstone reviewed certain public trading multiples for five companies that, based on their experience with companies in the parking industry, Blackstone considered similar to Central Parking’s Propco business in size and business mix. The five companies consisted of American Financial Realty Trust, National Retail Properties, Inc., Entertainment Properties Trust, Getty Realty Corp. and Realty Income Corp. (the “Selected Propco Companies”). The multiples used by Blackstone included, among others, ratios of total enterprise value to 2007E EBITDA and last twelve months (“LTM”) EBITDA. In performing this analysis, Blackstone used publicly available filings and estimates and press releases as well as, with respect to Central Parking, estimates provided to Blackstone by Central Parking’s management. Blackstone observed the following:

		Total
		Enterprise	Total Enterprise Value as a Multiple of:
	Equity Value	Value	LTM EBITDA		2007E EBITDA
	($ in millions)

Selected Propco Companies
American Financial Realty Trust	$1,491	$4,013	15.3	x	16.6x
National Retail Properties, Inc.	$1,515	$2,291	18.1	x	14.7x
Entertainment Properties Trust	$1,825	$2,588	16.1	x	14.5x
Getty Realty Corp.	$778	$822	15.5	x	15.2x
Realty Income Corp.	$2,914	$3,845	18.7	x	14.4x
Selected Propco Companies Mean:	—	—	16.7	x	15.1x

Based on the analysis of the relevant metrics for each of the Selected Propco Companies, Blackstone selected representative ranges of financial multiples of the Selected Propco Companies and applied these ranges of multiples to the relevant Central Parking financial statistic using the management projections. Using this analysis, Blackstone estimated the implied enterprise value of Central Parking’s Propco business to be $415 million to $460 million. This resulted in an implied per share equity value range of $12.75 to $14.00 per share of Central Parking common stock.

No company utilized in the comparable company analysis is identical to Central Parking’s Propco business. In evaluating the Selected Propco Companies, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Central Parking, such as the impact of competition on the Propco business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Propco business or the industry or in the financial markets in general.

Leveraged Buyout Analysis — Propco Business.  Blackstone also analyzed the Propco business from the perspective of a potential financial buyer that would effect a leveraged buyout using a debt capital structure consistent with the debt structure that the Propco business is expected to have following the merger. Blackstone used management projections for 2007 to 2010, and assumed that a financial sponsor could sell the Propco business in 2010 at an aggregate total enterprise value range representative of a multiple of 14.5x to 15.5x Propco 2010E EBITDA based on a review of current and historical trading multiples reviewed in connection with comparable companies identified under the heading “Comparable Companies Analysis — Propco Business.” Blackstone added 2010E cash and subtracted 2010E debt outstanding to calculate Propco’s 2010E equity value. Based on Propco’s assumed 2010E equity value range, Blackstone derived a current pre-tax implied enterprise valuation range of Central Parking’s Propco business of $425 million to $475 million and a range of pre-tax implied per share equity values of $13.00 to $14.50 for each share of Central Parking common stock, representing pre-tax implied values per share that a financial sponsor might be willing to pay to acquire the Propco business.

Premiums Paid Analysis.  Blackstone performed a premiums paid analysis based upon the premiums paid in twelve precedent cash merger and acquisition transactions. These precedent transactions were announced since January 2005 and had transaction enterprise values between $700 million and $900 million. Blackstone analyzed the transactions to determine the premium paid for the target as determined using the stock price on the date that was one day, one week and one month prior to the deal announcement. Based on this premiums paid analysis, Blackstone utilized a premium reference valuation range of 22% to 27%, which Blackstone applied to Central Parking’s 30-day undisturbed average closing price of $17.43. Blackstone estimated the implied enterprise value of Central Parking to be $821 million to $850 million. This resulted in an implied per share equity value range of $21.26 to $22.14 per share of Central Parking common stock. Blackstone observed that the per share merger consideration to be received by holders of Central Parking common stock was $22.53.

Analyst Valuation Range.  Blackstone reviewed certain of the publicly available equity research analyst reports for Central Parking that it viewed as most relevant. Blackstone observed that only one of the more recent equity research reports that Blackstone reviewed provided a range of price targets for Central Parking’s common stock. The range of price targets in this research report (the report was published in December 2006) was $16.00 to $18.00 per share, which implied an estimated enterprise value of $649 million to $715 million. Blackstone observed that the per share merger consideration to be received by holders of Central Parking common stock was $22.53.

In connection with the review of the merger by the special committee of our board of directors, Blackstone performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Blackstone considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Blackstone believed that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying the analyses and opinions. In addition, Blackstone may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Blackstone’s view of the actual value of Central Parking or its Opco business or Propco business. In performing its analyses, Blackstone made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Central Parking. Any estimates contained in Blackstone’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Blackstone conducted the analyses described above solely as part of its analysis of the fairness, as of February 20, 2007, of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of Central Parking common stock and in connection with the delivery of its opinion dated February 20, 2007 to the special committee of the board of directors of Central Parking. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Central Parking might actually trade.

The merger consideration was determined through negotiations between the special committee of the board of directors of Central Parking and representatives of KCPC Holdings and was recommended by the special committee for approval by the board of directors and approved by the board of directors. Blackstone provided advice to the special committee during these negotiations. Blackstone did not, however, recommend any specific merger consideration to Central Parking, the special committee or the board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

In addition, Blackstone’s opinion and its presentation to the special committee were one of many factors taken into consideration by the special committee in deciding to approve the merger. Consequently, the analyses as described above and the other views and analyses of Blackstone referenced throughout this proxy statement should not be viewed as determinative of the opinion of the special committee or of our board of directors with respect to the consideration or of whether the special committee or our board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Blackstone but does not purport to be a complete description of the analyses performed by Blackstone.

Projected Financial Information

Central Parking’s management does not as a matter of course make public projections as to future performance or earnings and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, management did provide financial forecasts to the Equity Sponsors, the special committee, and Blackstone in connection with their consideration of the merger. Set forth below is a subset of these projections to give our shareholders access to certain nonpublic information deemed material by the special committee for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the Equity Sponsors, the special committee or board of directors, Blackstone or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Central Parking advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Central Parking’s control. The projections also reflect numerous estimates and assumptions related to the business of Central Parking that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Central Parking’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections were prepared for internal use and to assist the financial advisor to the special committee with their respective due diligence investigations of Central Parking and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Central Parking’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Central Parking, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 10, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

Since the date of the projections described below, Central Parking has made publicly available its actual results of operations for the quarter ended December 31, 2006. You should review Central Parking’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections. Central Parking does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Central Parking does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Blackstone considered two sets of projections in its analysis. One, referred to as the sensitivity case, was prepared by management in May 2006 and updated for recent actual performance and minor adjustments to the assumptions in February 2007. The other set of projections, referred to as the upside case, was prepared by management in September 2006 and was updated for recent performance and minor adjustments in February 2007. The upside case is based on 2007 cash flow estimates generally consistent with management’s 2007 budget and generally contains more optimistic assumptions for higher revenue growth and lower increases in expenses than assumed in the sensitivity case. Central Parking’s results for the first quarter of fiscal year 2007 generally met management’s budget for the first quarter of 2007.

Sensitivity Case Projections

	Fiscal Year Ended September 30,

	2007E	2008E	2009E	2010E
	($ in millions)

Total Revenue	$660.1	$676.7	$700.2	$726.4
Total EBITDA	81.2	84.0	87.5	89.2
Capital Expenditures	11.9	10.9	11.3	11.6

Upside Management Case Projections

	Fiscal Year Ended September 30,

	2007E	2008E	2009E	2010E
	($ in millions)

Total Revenue	$662.3	$681.3	$707.4	$735.8
Total EBITDA	85.8	90.6	96.4	100.0
Capital Expenditures	11.9	10.9	11.3	11.6

Financing of the Merger

Financing is not a condition to closing. If the merger agreement is terminated by Central Parking after May 21, 2007, because Parent shall not have received financing to close the merger within five business days after receiving notice that all other conditions to the merger have been satisfied, Parent will be required to pay Central Parking a termination fee of $30.0 million. The Equity Sponsors have each entered into a limited guarantee in which they guarantee their proportionate share of the $30.0 million termination fee.

Parent estimates that the total amount of funds necessary to complete the merger is approximately $990.3 million, consisting of: approximately $749.7 million to be paid to Central Parking’s shareholders and holders of other equity-based interests in Central Parking, approximately $151.6 million to refinance our existing indebtedness (assuming the exercise by all holders of outstanding TIPS of the right to convert such TIPS into cash at closing), and approximately $89.0 million to pay fees and expenses and establish reserves in connection with the merger, the financing for the merger and the other transactions contemplated by the merger agreement. These funds are anticipated to come from the following source:

•	cash equity contributions by the Equity Sponsors and certain other investors of $210.0 million in the aggregate pursuant to equity commitment letters;

•	borrowings by Central Parking, as the surviving corporation, of $275.0 million of first-lien and second-lien term loans;

•	borrowings by one or more special purpose entities formed by Central Parking (the “Real Estate SPEs”), the sole assets of which will be certain owned real properties and improvements thereon contributed by Central Parking and its subsidiaries, of approximately $417.8 million in aggregate principal amount under new real estate financings (collectively, the “Real Estate Financing”); and

•	anticipated cash on the balance sheet of Central Parking and borrowings under its new revolving credit facility of approximately $87.5 million in the aggregate.

Pursuant to the merger agreement, Parent and Merger Sub are obligated to use their reasonable best efforts to arrange the debt financing and Central Parking is obligated to use its commercially reasonable efforts to provide all necessary cooperation in connection with the debt financing.

The following commitments have been received by Parent to provide the necessary financing for the merger:

Equity Financing

Parent has received an equity commitment letter dated February 20, 2007 from the Equity Sponsors pursuant to which each of the Equity Sponsors has committed to purchase on or prior to the effective time of the merger equity securities of Parent for a cash purchase price in the aggregate of $210.0 million. The obligation of each Equity Sponsor to fund its portion of the commitment is subject to the satisfaction, in the reasonable independent judgment of such Equity Sponsor (without giving effect to any modification or waiver effected without the prior written consent of such Equity Sponsor), of all conditions to Parent’s obligations set forth in the merger agreement, and subject to the substantially contemporaneous funding in full of the remaining portion of the debt financing contemplated by the debt commitment letter described below. Each Equity Sponsor’s obligation to fund its portion of the commitment may be satisfied in whole or in part by any affiliate of such Equity Sponsor or by a third party.

Debt Financing

Merger Sub has received a commitment letter dated February 20, 2007 from Goldman Sachs Credit Partners L.P. (“GSCP”) pursuant to which, subject to the conditions set forth therein, GSCP has committed to provide up to $405.0 million of senior secured bank financing (the “Senior Secured Credit Facilities”). Merger Sub has also received a commitment letter dated February 20, 2007, from Greenwich Capital Financial Products, Inc. (“GCFP”) and Goldman Sachs Mortgage Company (“GSMP”) pursuant to which, subject to the conditions set forth therein, GCFP and GSMC have committed to lend up to $417.8 million in first mortgage and mezzanine financing (the “Real Estate Financing”). The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms and amounts may differ from those described below and, in certain cases, such differences may be significant. We do not intend to update or otherwise revise any statements concerning the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Senior Secured Credit Facilities

The Senior Secured Credit Facilities will consist of:

•	a $225.0 million first lien term loan facility with a 7-year term;

•	a $75.0 million first lien revolving credit facility with a 6-year term;

•	a $55.0 million first lien synthetic letter of credit facility with a 7-year term (collectively the “First Lien Facilities”); and

•	a $50.0 million second lien term loan facility with a 7 1/2-year term (the “Second Lien Facility”).

The First Lien Facilities are expected to bear interest at the option of Central Parking, as the surviving corporation, if Central Parking has obtained a corporate family rating of B1 or better by Moody’s and B+ or better by S&P, in each case, on the closing date at the base rate plus 1.25% per annum, or at the reserve adjusted Eurodollar rate plus 2.25% per annum. If the ratings threshold described above is not satisfied on the closing date, the First Lien Facilities are expected to bear interest, at Central Parking’s option, at the base rate plus 1.50% per annum, or at the reserve adjusted Eurodollar rate plus 2.50% per annum. After the first full fiscal quarter after effective time of the merger, the applicable margins will be adjusted as determined by a leverage based grid.

The Second Lien Facility is expected to bear interest at Central Parking’s option, if Central Parking has obtained a corporate family rating of B3 or better by Moody’s and B- or better by S&P, in each case, on the closing date at the base rate plus 4.75% per annum, or the reserve adjusted Eurodollar rate plus 5.75% per annum. If the ratings threshold described above is not satisfied on the closing date, the Second Lien Facilities are expected to bear interest, at Central Parking’s option, at the base rate plus 5.00% per annum, or the reserve adjusted Eurodollar rate plus 6.00% per annum.

The surviving corporation will pay commitment fees that will decrease upon achievement of specified leverage ratios and letter of credit fees under the First Lien Facilities. The surviving corporation will also pay an administrative agency fee to GSCP for services related to the facilities.

The First Lien Facilities may be prepaid in whole or in part without premium or penalty. The Second Lien Facility, subject to the provisions of the First Lien Facilities, may be voluntarily prepaid in whole or in part, subject to a premium of 2.00% of the amount repaid if such repayment occurs on or prior to the first anniversary and 1.00% of the amount repaid if such repayment occurs after the first anniversary of the closing, but prior to the second anniversary of the closing. The borrower will be required to make mandatory prepayments of the First Lien Facilities (with any balance to the Second Lien Facilities) for certain asset sales outside the ordinary course of business (subject to reinvestment rights and other exceptions), for incurrence of indebtedness (other than permitted indebtedness), and for a specified percentage of excess cash flow (to be defined in the definitive documentation).

The first lien term loan facility will be payable in equal quarterly amounts of 1.00% per annum through the date that is six years and nine months after the closing with the remaining balance due at maturity. No amortization will be required with respect to the revolving facility, the synthetic letter of credit facility or the Second Lien Facility.

The Senior Secured Credit Facilities will be guaranteed by Parent and each of Central Parking’s existing and subsequently acquired or organized wholly-owned domestic subsidiaries (other than the Real Estate SPEs formed in connection with the Real Estate Financing described below). The obligations of Central Parking and the guarantors under the Senior Secured Credit Facilities will be secured by substantially all of the assets of Central Parking and the guarantors.

The Senior Secured Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, asset sales, mergers and consolidations, dividends and other distributions, redemptions, prepayments of certain indebtedness, and a maximum leverage ratio (applicable only to the Revolving Facility). The senior secured facilities will also include customary events of default, including upon a change of control.

Real Estate Financing

The Real Estate Financing will consist of first mortgage and mezzanine financing to one or more special purpose entities formed by Central Parking (the “Real Estate SPEs”), the sole assets of which will be direct or indirect interests in certain owned real properties and improvements thereon contributed by Central Parking and its subsidiaries. The aggregate principal amount of the Real Estate Financing will be based on a specified percentage of total collateral value or cost, and is anticipated to be approximately $417.8 million.

The Real Estate Financing is expected to bear interest at a one-month LIBOR rate plus 1.90% (payable monthly in arrears), subject to a one-time flexible pricing feature if the merger does not close by an agreed upon date. In addition, an origination fee of 0.75% of the principal amount funded is payable at closing.

The initial loan term shall be 24 months with the borrower having the option to extend for up to three 12-month periods, subject to certain conditions and extension fees. The Real Estate Financing may be prepaid in whole or in part without premium or penalty.

The Real Estate Financing will be non-recourse to Central Parking, except for indemnification with respect to certain environmental matters and other customary carve-outs. The loan is expected to be structured as two separate loans consisting of a first mortgage loan to the Real Estate SPEs that own the real property and a mezzanine loan to the owner of the equity of the Real Estate SPEs. The first mortgage loan will be cross-collateralized by first mortgages on the properties contributed to the Real Estate SPEs, and the mezzanine loan will be secured by a pledge of 100% of the equity interests in the mortgage borrowers and certain other collateral customary for similar real estate financings.

Conditions to Debt Financing

The debt financing commitments will expire if not drawn on or prior to July 31, 2007. The debt financing commitments are subject to customary closing conditions, including:

•	there not having occurred, since September 30, 2006, any “material adverse effect” as defined in the merger agreement;

•	the execution and delivery of definitive documents with respect to the facilities;

•	the merger and all related transactions being consummated in accordance with the terms of the merger agreement;

•	delivery of certain specified financial statements of Central Parking and the Real Estate SPEs;

•	receipt of equity contributions in an amount equal to at least 20% of the total capitalization of Parent after giving effect to the merger and the other transactions from the Equity Sponsors and certain other investors;

•	the repayment of Central Parking’s existing credit agreement and certain other existing indebtedness;

•	with respect to the Real Estate Financing, the borrower having used commercially reasonable best efforts to satisfy such closing conditions which are customarily required by the lenders in connection with commercial mortgage loans, including customary real estate diligence and closing deliveries; and

•	receipt of other customary closing documents.

Guarantees; Remedies

In connection with the merger agreement, the Equity Sponsors have each agreed to a limited guarantee of the due, punctual and complete payment of the payment obligation of Parent for the termination fee or arising from an intentional and material breach of the merger agreement by Parent, provided the total amount recoverable under the limited guarantees is $30.0 million.

We cannot seek specific performance to require Parent and Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the termination fee described above payable to us as provided in the merger agreement and our ability to seek damages from Parent for an intentional and material breach of the merger agreement. In each case the total amount guaranteed by the Equity Sponsors is $30.0 million. See “The Merger Agreement — Termination Fee and Expenses.”

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers, key employees, and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement.

Monroe Carell’s Agreements

On December 14, 2004, Central Parking entered into a revised employment agreement and modifications to an existing deferred compensation agreement with Monroe Carell. The revised agreements were negotiated in connection with Mr. Carell’s return to Central Parking as chief executive officer. The employment agreement is described below. The revised deferred compensation agreement replaced the prior deferred compensation agreement between Mr. Carell and Central Parking dated October 1, 1988, as amended. The revised deferred compensation agreement provided that Mr. Carell would continue his service as chairman and chief executive officer and would be subject to non-competition and non-solicitation covenants during the period of employment and for the greater of any period following employment that payments would be made under the agreement, including periods following termination of employment, or for twelve months following the acceleration of amounts payable to Mr. Carell under the agreement upon a change in control (as described below). Following the termination of his employment, for any reason other than death, the revised deferred compensation agreement entitled Mr. Carell to annual payments of $500,000 until his death and, in the event his wife survives him, she would be entitled to annual payments of $500,000 until her death. The agreement further provided that in the event of a change in control the annual payments would cease, and within 90 days after the change in control date, Central Parking would make a lump sum payment to Mr. Carell equal to the then actuarial value of the foregoing annual payments payable under the agreement. Mr. Carell also agreed to provide consulting services to Central Parking following the termination of his employment. In addition, the agreement provided that if Mr. Carell ceases to serve as the chief executive officer, he would be entitled to annual payments of $300,000 until the later of (i) the date he ceased to serve as non-employee chairman of Central Parking’s board of directors or (ii) the date five years following the first payment; provided (i) such payments would cease if Mr. Carell breaches the non-competition or non-solicitation provisions, and (ii) if Mr. Carell did not commence serving or ceased serving as a non-employee chairman prior to the five years following the first payment there would be a six month suspension of payments, which would extend Mr. Carell’s payments six months after the date they would otherwise expire. The arrangements also included an excise tax gross-up provision.

The revised deferred compensation agreement was amended on October 27, 2005, to clarify Central Parking’s obligations under the agreement to provide health insurance coverage following termination of employment for Mr. Carell and his wife. Under the amended agreement, Central Parking agreed to reimburse Mr. Carell for the costs of health insurance coverage for Mr. Carell and his wife having substantially the same level of benefits as Central Parking’s plan. In the event of a change in control, Central Parking would pay Mr. Carell or his widow a lump sum payment equal to the actuarial value of the amounts payable by Central Parking for such coverage. The revised deferred compensation agreement was amended again on May 30, 2006, to provide that (i) the actuarial value of the $500,000 annual payments to be paid to Mr. Carell and his wife for life as described above should instead be paid in a lump sum, (ii) Mr. Carell’s right to the $300,000 of additional compensation described above commenced on October 1, 2005, and (iii) the actuarial value of the insurance coverage for Mr. Carell and his wife would be paid as a lump sum to Mr. Carell in lieu of providing such coverage.

On February 20, 2007, with the Equity Sponsors’ consent and approval, the special committee approved an agreement with Mr. Carell, as a material inducement to and as consideration for Mr. Carell, his family and related entities entering into voting agreements in support of the merger (the “2007 Agreement”). The material obligations of Central Parking and Mr. Carell under his employment agreement, as amended, the revised deferred compensation agreement, as amended, and the 2007 Agreement (collectively, the “Carell Agreements”) are as follows:

•	Prior to the closing of the merger, Mr. Carell will continue to receive the compensation and benefits under his employment agreement and revised deferred compensation agreement as described above.

•	Effective as of the closing of the merger, Mr. Carell will resign as executive chairman of our board of directors and will resign as a member of our board of directors. This resignation will be deemed to be a termination for “good reason” for purposes of Mr. Carell’s employment agreement which will entitle Mr. Carell to the payments referred to in the employment agreement, except as provided below. For purposes of calculating these payments, Mr. Carell’s “base salary” is deemed to be $845,000, instead of the applicable base salary for purposes of such calculation under his employment agreement in effect prior to the modification pursuant to the 2007 Agreement of $800,000. The total amount of severance and other compensation to be paid to Mr. Carell under the Carell Agreements is expected to be approximately 10,169,016.

•	Mr. Carell will waive, effective upon the closing of the merger, the right in his employment agreement that provides that upon the termination of Mr. Carell’s employment with Central Parking for “good reason” he will be entitled to be paid up to $25,000 for outplacement assistance.

•	Under the revised deferred compensation agreement Mr. Carell is subject to certain post-termination non-compete and non-solicitation covenants. Effective upon the closing of the merger, the non-compete and non-solicitation provisions in the revised deferred compensation agreement are amended and restated primarily to: set the term of the non-compete at twelve months from the closing of the merger; clarify the consulting services that Mr. Carell can engage in or provide without violating the non-compete; and allow him Mr. Carell to acquire parking assets without offering Central Parking a right of first refusal to operate those assets.

•	For a period of two weeks following the closing of the merger, Mr. Carell will be entitled to the continued use of the company office he is using at the time of his resignation. Thereafter, Central Parking will relocate Mr. Carell to reasonably equivalent office space selected by Mr. Carell. Through September 30, 2012, Central Parking will pay the rental fees for that new office space and the base salary for Mr. Carell’s secretary.

•	Central Parking will reimburse Mr. Carell for all actual and reasonable legal, tax analysis, and accounting fees and expenses incurred after February 14, 2007, by Mr. Carell, his immediate family members, and the trusts created by Mr. Carell that are associated with the sale of their interests in Central Parking in connection with the merger.

•	Following the closing of the merger, Central Parking will permit Mr. Carell, his spouse, his lineal descendants and their spouses to continue to park their personal vehicles in any Central Parking parking facility free of charge during Mr. Carell’s lifetime.

•	Central Parking will take such actions as necessary to effect certain changes to the existing split-dollar life insurance policies on the life of Mr. Carell that will limit Central Parking’s recovery under such policies to the current cash value of the policies plus certain future premium payments to be made by Central Parking. The present total of the death benefits under these policies is approximately $1,059,505, of which approximately $675,179 was payable to Central Parking prior to the amendment of Mr. Carell’s agreement. One of the policies will be cancelled which will result in Central Parking receiving approximately $95,000 on the date of cancellation. The value to Mr. Carell and the cost to Central Parking of the other changes will depend on the date of Mr. Carell’s death. In the event Mr. Carell were to die at the age of 85, these changes to the split-dollar life insurance policies would result in Mr. Carell’s beneficiaries receiving an estimated $475,000 more than they would have received and Central Parking receiving an estimated $310,000 less than it would have received without the changes.

Retention Bonuses

Following announcement that Central Parking was pursuing strategic alternatives in November 2006, on December 14, 2006, our compensation committee approved retention arrangements for certain non-executive employees. These retention arrangements generally provide for a bonus equal to 15% of the employee’s base salary if the employee remains employed by Central Parking through the closing of a change-of-control transaction, plus a bonus equal to 15% of the employee’s base salary if the employee remains employed by Central Parking ninety days following the closing of a change-of-control transaction. We anticipate that up to approximately $750,000 may be paid under these retention arrangements.

Transaction Bonuses

On February 20, 2007, our compensation committee approved transaction bonuses to certain executive officers of Central Parking. The transaction bonuses provide that the officers will be paid a bonus of up to 100% of their twelve months base salary, payable one half at the time of the execution of the merger agreement and one half at the closing of the merger, provided the officer remains with Central Parking at the time of the merger. These transaction bonuses were granted to certain of our executive officers and key employees as described below:

Name	Title	Total

Emanuel J. Eads	President & CEO	$550,000
Benjamin F. Parrish, Jr.	SVP/General Counsel	$375,000
Jeff Heavrin	SVP/CFO	$275,000
Gregory J. Stormberg	EVP	$90,000
James A. Bond	EVP	$90,000
Donald N. Holmes	SVP Human Resources	$36,000
William R. Porter	SVP/Acquisitions	$31,500
Other Non-executive bonuses		$352,500

Total Bonuses		$1,800,000

Treatment of Stock Options

As of March 6, 2007, there were approximately 2,317,919 shares of our common stock subject to outstanding stock options granted under our equity incentive plans to our current executive officers and directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be cancelled, and the holder of such stock option that has an exercise price of less than $22.53 will be entitled to receive a cash payment, without interest and less any applicable tax withholding, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess of $22.53 over the exercise price per share of common stock subject to such option.

The following table summarizes the outstanding vested and unvested options held by our executive officers and directors as of March 31, 2007, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares	Weighted Average
	Underlying Vested	Per Share Exercise
	and Unvested	Price of Vested and	Resulting
Name	Options	Unvested Options	Consideration

Monroe J. Carell, Jr.	221,294	17.8644	$1,426,217
Emanuel J. Eads	555,500	16.4915	$3,629,351
James H. Bond	268,000	19.3874	$1,208,835
William H. Bodenhamer	128,000	16.3651	$789,110
Robert Cizek	152,000	18.3328	$786,709
Jeff Heavrin	15,500	15.1332	$114,650
Donald N. Holmes	108,000	16.6239	$637,860
Alan Kahn	185,500	19.3476	$865,301
Gregory D. Maxey	131,500	16.6095	$778,546
Benjamin F. Parrish, Jr.	232,000	19.8704	$1,064,733
Gregory J. Stormberg	99,375	16.2698	$622,109
William R. Porter	173,000	19.6480	$773,551
Lewis Katz	25,250	31.4745	$56,054
Edward G. Nelson	23,000	28.2560	$56,054

Termination of the Deferred Stock Unit Plan and Distribution of Account Balances

Upon completion of the merger, we will terminate our nonqualified deferred stock unit plan and will cause all accounts thereunder to be fully vested and distributed in cash to participants, without interest and less any required tax withholding. The following table shows the account balances of our executive officers as of March 31, 2007, in the nonqualified deferred stock unit plan. All account balances will be distributed as soon as practicable following completion of the merger. Members of our board of directors do not participate in the nonqualified deferred stock unit plan.

	Current	Resulting
Name	Units	Consideration

Monroe J. Carell, Jr.	25,083.15	$565,123
Emanuel J. Eads	18,616.18	$419,423
James H. Bond	5,378.36	$121,174
William H. Bodenhamer	76,609.62	$1,726,015
Robert Cizek	1,302.77	$29,351
Donald N. Holmes	1,632.64	$36,783
Alan Kahn	14,769.63	$332,760
Benjamin F. Parrish, Jr.	11,553.35	$260,297
William R. Porter	5,600.26	$126,174

Treatment of Restricted Stock

As of March 31, 2007, there were approximately 27,327 shares of our common stock subject to restricted stock granted under our equity incentive plans to our current directors and 267,750 shares of restricted stock granted to one executive officer. But for the merger transaction, these shares issued to directors would have vested 13,334 in 2008, 9,331 in 2009 and 4,662 in 2010. Each share of restricted stock that is unvested as of the completion of the merger will become vested and be entitled to receive a cash payment equal to the merger consideration of $22.53 per share, without interest and less any applicable tax withholding.

The following table summarizes the outstanding unvested shares of restricted stock held by our directors and executive officers as of March 31, 2007, and the consideration that each of them will receive pursuant to the merger agreement in connection with the full vesting of their restricted stock:

	No. of Shares of	Resulting
	Unvested Restricted	Consideration Upon
Name	Stock	Full Vesting

James H. Bond	267,750	$6,032,408
Raymond T. Baker	3,999	$90,097
Claude Blankenship	3,333	$75,092
Kathryn Carell Brown	3,999	$90,097
Lewis Katz	3,999	$90,097
Edward G. Nelson	3,999	$90,097
Owen G. Shell	3,999	$90,097
William B. Smith	3,999	$90,097

Arrangements with the Equity Sponsors

As of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with the Equity Sponsors or their affiliates regarding employment with, or the right to purchase or participate in the equity of, KCPC Holdings. However, the Equity Sponsors have informed us that it is their intention to retain members of our existing management team with the surviving corporation after the merger is completed. Members of management currently are engaged in discussions with representatives of the Equity Sponsors regarding revised terms of employment. In addition to revised terms of employment, the Equity Sponsors have informed us that they anticipate offering members of management the opportunity to convert a portion of their current equity interests in Central Parking into equity in KCPC Holdings. Although we believe members of our management team are likely to enter into new arrangements with the surviving corporation or affiliates of the Equity Sponsors regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation or KCPC Holdings, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any such new arrangements are expected to be entered into prior to the completion of the merger.

Employment Agreements

Central Parking has entered into employment agreements with Messrs. Carell, Eads, Stormberg, Bond, Bodenhamer, Kahn, and other senior executives that provide for base salary and annual performance-based bonus payments. These employment agreements generally are for a term of one year but automatically renew for additional one-year periods unless notice is provided at least 30 days prior to the end of the term. The agreements may be terminated by the executive upon 30 days’ written notice or may be terminated by Central Parking by complying with the severance provisions provided in the agreements except in the case of a termination for cause, in which case the executive is not entitled to severance. These agreements provide that in the event an executive is terminated without cause (and such termination does not occur within two years following a change in control) or the executive terminates his employment as a result of a constructive discharge, the executive would receive one year of base salary, bonus and welfare benefits, except in the case of Messrs. Carell and Eads, who would receive two years of base salary, bonus and welfare benefits.

Terminated executives would also receive outplacement assistance with a value of up to $25,000, provided, however, that Mr. Carell waived his entitlement to this benefit pursuant to the agreement described on page 41.

These agreements, other than Mr. Carell’s agreement, provide that the executive is subject to a non-competition covenant for twelve months following termination of employment and non-solicitation covenants for 24 months following termination except in the case of a termination following a change in control, in which case the non-competition and non-solicitation covenants are waived.

These employment agreements further provide generally that in the event of a termination without cause or a termination by the executive for good reason within two years following a change in control, most senior executives would receive severance equal to two times base and bonus plus two years of benefits. Messrs. Carell, Eads and Bond, and certain corporate staff executives, would receive three times base and bonus plus three years of benefits in the event of a termination without cause or for good reason within two years following a change in control, provided that Mr. Carell waived his entitlement to this benefit pursuant to the agreement described on page 41. Unvested stock options and deferred stock units would vest immediately upon a change in control. The arrangements also include an excise tax gross-up provision. A change in control is defined to include: the acquisition of 30% or more of the outstanding stock of Central Parking other than through acquisitions by Central Parking, a subsidiary, an employee benefit plan of Central Parking, or Monroe Carell or family members or related entities; a change in the majority of the board; consummation of a merger, consolidation, or reorganization, unless following such transaction the shareholders prior to the transaction continue to own more than 70% of the outstanding shares, board members prior to the transaction continue to constitute a majority of the board and no person or control group owns more than 30% (and in the case of Mr. Carell’s employment agreement, 50%) of the stock (other than Mr. Carell, family members or related entities); consummation of the sale of all or substantially all of Central Parking’s assets or the adoption of a plan of liquidation; or consummation of a plan of liquidation with respect to the company.

The employment agreements generally define “termination for cause” as: executive’s embezzlement, intentional mishandling of Central Parking funds or theft or fraud with respect to the business or affairs of Central Parking; executive’s conviction of a felony or other crime involving moral turpitude which adversely affects executive’s job-related responsibilities; a violation by executive of the non-competition and non-solicitation covenants in the agreement; or executive’s deliberate and willful continuing refusal to substantially perform the duties and obligations of his position. “Constructive discharge” is defined as termination of executive’s employment due to a failure of Central Parking to fulfill its obligations under the agreement in any respect, including any reduction in executive’s base salary or annual incentive award or any other Central Parking incentive plan target other than reductions not to exceed 25% applicable to all executive officers of Central Parking, a substantial reduction of benefits other than a reduction in benefits applicable to all employees, or the reduction in the title, authority and/or duties of the executive other than isolated, insubstantial or inadvertent action.

“Good reason” means the occurrence after a change in control of any of the following:

•	Any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from such status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the change in control or at any time thereafter;

•	Assignment to the executive of duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with the executive’s status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the change in control or at any time thereafter;

•	The removal of executive from or failure to reappoint or reelect the executive to any such offices or positions, in each case except in connection with the termination of the executive’s employment for death, disability or termination for cause;

•	A reduction in executive’s base salary or bonus opportunity; the actual payment of less than 75% of the greater of target annual incentive award; or the average of the three prior annual incentive awards earned by executive; or a reduction in target awards under any other incentive plans; or any failure to pay executive any compensation or benefits to which the executive is entitled within ten days after the date when due;

•	The imposition of a requirement that the executive be based at any place outside a 50-mile radius of Central Parking’s current principal office, except for reasonably required travel on company business which is not materially greater in frequency or duration than prior to the change in control;

•	The failure by Central Parking to continue in effect any material compensation or employee benefit plan in which the executive was participating at any time within 180 days preceding the date of the change in control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the executive or provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other employee benefit plan, program and practice in which the executive was participating at any time within 180 days preceding the date of the change in control or at any time thereafter;

•	The insolvency or the filing (by any party, including Central Parking) of a petition for bankruptcy with respect to Central Parking, which petition is not dismissed within 60 days;

•	Any material breach by Central Parking of any provision of the employment agreement; or

•	Any purported termination for cause of the executive’s employment that does not comply with the terms of the employment agreement.

The employment agreements also provide that in the event Central Parking is involved in a change in control transaction, the executive agrees to use his good faith efforts consistent with his duties as a director, officer or employee to cooperate with Central Parking, and as directed by the board of directors, and the potential acquirer, in the due diligence process related thereto. In the event that there is a change in control and the executive thereafter terminates his employment for good reason or voluntarily resigns, the executive agrees to remain with Central Parking for a period of time after the date of such termination or resignation as requested by Central Parking or its acquirer, not to exceed three months from the date of such termination or resignation, provided that Central Parking has paid to executive all amounts due to him in connection with such termination or resignation, together with an additional amount equal to three months’ base salary and pro rated annual incentive award together with all employment benefits and perquisites (“transition payment”). In the event that Central Parking or the acquirer does not request executive to remain after his termination for good reason or resignation, then Central Parking shall pay executive the transition payment in a lump sum upon his departure.

The following table shows the amount of potential cash severance payable to each of our current executive officers who is a party to an employment agreement with a change in control severance provisions and including the amount the officer would be entitled to be reimbursed for outplacement expenses, based on compensation and benefit levels in effect on March 27, 2007, and assuming the merger is completed on July 1, 2007, and the executive’s employment terminates under circumstances that entitle him to severance immediately thereafter. The table also shows the estimated value of continuing welfare and fringe benefits and the estimated tax gross-up payment to each such executive in respect of the excise tax imposed on excess parachute payments.

	Amount of Potential	Estimated Value of
	Cash Severance	Continuation	Transition	Estimated 280G
Name	Payment*	Benefits**	Payment	Gross-up Payment***

Emanuel J. Eads	$3,362,500	$96,992	$258,083	$2,155,130
James H. Bond	$2,312,500	$96,992	$183,083	$938,411
William H. Bodenhamer	$1,137,500	$64,662	$133,083	$467,695
Robert Cizek	$1,175,000	$64,662	$133,083	$493,014
Jeff Heavrin	$1,337,500	$96,992	$109,333	$712,381
Donald N. Holmes	$711,250	$64,662	$86,833	$297,177
Alan Kahn	$968,750	$64,662	$114,333	$0
Gregory D. Maxey	$1,075,000	$64,662	$120,583	$462,117
Benjamin F. Parrish, Jr.	$1,862,500	$96,992	$149,333	$943,840
Gregory J. Stormberg	$1,473,750	$64,662	$164,333	$577,855
William R. Porter	$888,750	$64,662	$108,083	$0

*	Includes two or three times (as applicable) the sum of 2007 base salary and target bonus, a prorated target annual bonus for 2007, and $25,000 for outplacement services.

**	Includes two or three times (as applicable) 401(k) match and medical, dental, vision, life, and disability insurance benefits.

***	Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation. Estimates include the estimated tax gross-up as a result of any acceleration of vesting of stock options as well as the potential cash severance payment and estimated value of benefits set forth in the preceding two columns. In addition, estimates include the estimated tax gross-ups required to be paid in connection with Transaction Bonuses described above. The estimates do not take into account the value of certain on-going non-competition obligations.

Indemnification of Officers and Directors

KCPC Holdings and Merger Sub have agreed that the surviving corporation shall maintain for not less than six years from the effective time of the merger the current policies of directors’ and officers’ fiduciary and liability insurance maintained by Central Parking by purchasing a policy providing “tail coverage.” This tail coverage is required to be for a period of not less than six years from the effective time in a form and with a carrier, or carriers, reasonably agreed upon by Central Parking. Under the merger agreement, KCPC Holdings shall make available to Central Parking evidence of this tail coverage immediately prior to the effective time. Alternatively, in the event that the tail coverage cannot be purchased for a premium in an amount equal to or less than 250% of the last annual premium paid by Central Parking prior to the date of the merger agreement (the “insurance cap”), then KCPC Holdings shall instead cause the surviving corporation to purchase a policy or maintain policies that, in KCPC Holding’s good faith judgment, provide as much comparable insurance as is available for the amount of the insurance cap.

After the closing of the merger, KCPC Holdings and the surviving corporation will also indemnify, to the fullest extent permitted under applicable law, Central Parking’s current and former directors and officers, and the current and former directors and officers of any of our subsidiaries, against all losses and expenses (including all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including compensatory, punitive and consequential damages), demands, claims, actions, causes of action, assessments, deficiencies and other charges and attorneys’ fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, for acts or omissions that occurred at or prior to closing. Each indemnified party will be entitled to the prompt advancement of expenses incurred in connection with such indemnification, provided however that to the extent required by law, any person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that such person is not entitled to indemnification.

In addition, KCPC Holdings and Merger Sub have agreed that the provisions of the certificate of incorporation and bylaws of the surviving corporation relating to the elimination of liability or the indemnification of officers or directors will not be amended in any manner that would adversely affect the rights of Central Parking’s current officers or directors. Moreover, KCPC Holdings and Merger Sub have agreed that the surviving corporation and any of its respective successors or assigns will make necessary provisions with any third party that merges with, or acquires the properties or assets of, the surviving corporation to assure that this third party assumes the indemnification and coverage obligations described above.

Relationships Among Certain Directors

Central Parking believes that none of the directors serving on the special committee had any conflict of interest or relationship that prevented him from making an independent decision about the merits of the transaction. None of the members of the special committee has any present business relationship with Central Parking nor with the Carells, apart from their common service on our board of directors. Mr. Nelson and Mr. Carell are both members of the Boards of Trust for Vanderbilt University and for the Vanderbilt Medical Center. Mr. Nelson also formerly served on the board of Vanderbilt Children’s Hospital along with Mr. Carell. In the 1980’s, Mr. Blakenship worked for the Touche Ross accounting firm and provided accounting services to Central Parking and Mr. Carell; this relationship ceased in the late 1980’s. Each member of the special committee was paid $2,500 for each committee meeting attended in person and $1,500 for each committee meeting attended by telephone prior to January 22, 2007. For the special committee meetings held on or after January 22, 2007, each member was paid $2,500 for each committee meeting attended whether in person or by telephone. In addition, Mr. Nelson received a $5,000 retainer for serving as the chairman of the special committee. Members of the special committee also hold shares of common stock, restricted stock, and options that will be exchanged for cash as provided in the merger agreement.

Delisting and Deregistration of Central Parking Common Stock

If the merger is completed, Central Parking common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Central Parking will no longer file periodic reports with the SEC.

Dissenters’ Rights

No dissenters’ rights are available under Section 48-23-102 of the Tennessee Business Corporation Act in connection with the merger, unless the shares of our common stock are no longer listed on the New York Stock Exchange or another registered exchange on the date of the consummation of the merger.

Effect on Central Parking if the Merger is Not Completed

If the merger agreement is not adopted by Central Parking’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Central Parking will remain an independent public company and Central Parking’s stock will continue to be listed and traded on the New York Stock Exchange. We would anticipate that we would continue to operate our business in substantially the same manner as we are currently operating it. The shareholders would be subject to the same risks and opportunities as they are currently, including the risks described in our annual report on Form 10-K. No assurance can be given as to the market price of our common stock if the merger is not completed. Central Parking’s board of directors may from time to time consider, evaluate and review our business operations, properties and dividend policies and may make such changes as it deems appropriate. Our board may continue to seek to identify strategic alternatives to enhance shareholder value. If our shareholders do not adopt the merger agreement or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Central Parking will be offered, or that the business, prospects or results of operations of Central Parking will not be adversely affected. If the merger agreement is terminated because our shareholders do not adopt the merger agreement, under certain circumstances Central Parking will be required to pay certain affiliates of KCPC Holdings an aggregate termination fee of $22.4 million. See “The Merger Agreement — Termination Fee and Expenses.”

Legal Proceedings Related to the Merger

Central Parking is aware of two putative class action lawsuits related to the merger filed against Central Parking and each of Central Parking’s directors in the Chancery Court for the State of Tennessee, 20th Judicial District, Davidson County, case numbers 07-387-III and 07-397-I.

The complaints in these actions allege that the directors breached their fiduciary duties of due care, loyalty, good faith, candor and independence and put their personal interests ahead of the interests of Central Parking’s shareholders. Plaintiffs seek to prohibit permanently the merger, to rescind the merger to the extent it is consummated, an award of damages, attorneys’ fees and other relief. Central Parking and the directors dispute the allegations in the complaints and plan to defend vigorously these actions. Additional lawsuits pertaining to the merger could be filed in the future.

Federal or State Regulatory Filings Required in Connection with the Merger

United States Antitrust

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the “HSR Act,” mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Parent filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on March 6, 2007 and, in accordance with the merger agreement, requested “early termination” of the waiting period.

It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. For more information, please refer to “The Merger Agreement — Conditions to the Merger.”

General

Any other filings required in order to complete the merger will be made as soon as reasonably possible. It is possible that any of the governmental authorities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that Parent or Central Parking will be able to satisfy or comply with these conditions or be able to cause our respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Parent after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Parent and Central Parking or on terms that will be satisfactory to Parent and Central Parking.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of the material U.S. federal income tax consequences of the merger to our shareholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that is subject to the supervision of a court within the United States and the control of one or more U.S. persons or has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income tax on its income regardless of its source. A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder. If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options, through our employee stock purchase plan, through our deferred stock unit plan, through a grant of restricted stock, or otherwise as compensation or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, or shareholders who hold our common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, deferred stock units or options to purchase shares of our common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws or estate and gift tax laws.

U.S. Holders

The exchange of shares of our common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable tax withholding) and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than twelve months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding, presently at a rate of 28%, and information reporting may apply to the cash received pursuant to the merger. Backup withholding will not apply, however, to a holder who: in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form; in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS. Cash received in the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) the shares of our common stock held by the non-U.S. holder constitute a “United States real property interest,” within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to such non-U.S. holder, as described below.

An individual non-U.S. holder described in (i) of the immediately preceding paragraph will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation that is described in (i) of the immediately preceding paragraph, it will be subject to tax on its net gain in the same manner as if it were a U.S. holder and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in (ii) of the immediately preceding paragraph will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in (iii) of the immediately preceding paragraph will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates.

Shares are not treated as a United States real property interest with respect to a non-U.S. holder if such class of shares is regularly traded on an established securities market within the meaning of applicable United States Treasury Regulations and the non-U.S. holder did not actually, or constructively under specified Code attribution rules, own more than 5% of that class at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period. Because our shares are regularly traded on the New York Stock Exchange, our shares will not be treated as a United States real property interest, except with respect to a non-U.S. holder meeting the more than 5% ownership requirement. Non-U.S. holders are urged to consult their tax advisors with respect to the treatment of their shares as a United States real property interest pursuant to these rules.

We intend to take the position that no amount of the merger consideration payable to a non-U.S. holder is subject to withholding under FIRPTA. If a non-U.S. holder holds its shares through a nominee, that nominee may take a contrary position and conclude that withholding applies under FIRPTA to the share merger consideration payable to such non-U.S. holder. A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to the amount withheld, provided that required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their own tax advisor regarding tax withholding considerations.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares, deferred stock units or options to purchase shares of our common stock, including the transactions described in this proxy statement relating to our equity compensation and benefit plans.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement and contains representations and warranties from us to Parent and from Parent and Merger Sub to us. These representations and warranties were made only for the purposes of the merger agreement and solely for the benefit of Parent, Merger Sub, and us, were made as of specific dates, and may be subject to important limitations and qualifications. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should NOT rely upon the descriptions of the representations and warranties in this proxy statement or the actual representations and warranties contained in the merger agreement as characterizations of the actual state of facts. Information about Parent, Merger Sub and Central Parking can be found elsewhere in this proxy statement and in such other public filings Central Parking makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Form and Timing of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly-owned subsidiary of Parent created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Central Parking. Upon such a merger, the separate corporate existence of Merger Sub will cease, and Central Parking will survive the merger and will become a wholly-owned subsidiary of Parent, directly or indirectly through one or more wholly-owned subsidiaries. We sometimes refer to Central Parking after the merger as the surviving corporation. We expect to complete the merger as promptly as practicable after our shareholders approve the merger agreement and the transactions contemplated thereby, though the merger agreement provides that the earliest date we can close is May 21, 2007, unless the parties mutually agree to close earlier.

Charter and Bylaws of the Surviving Corporation

The charter and bylaws of Central Parking as in effect immediately prior to the consummation of the merger shall be the charter and bylaws of the surviving corporation until thereafter changed or amended.

Board of Directors and Officers of the Surviving Corporation

Upon consummation of the merger, the directors of Merger Sub, none of whom are currently affiliated with Central Parking, will be the initial directors of the surviving corporation and the officers of Central Parking will be the initial officers of the surviving corporation. All surviving corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Consideration to Be Received in the Merger

Each share of Central Parking common stock issued and outstanding immediately before the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $22.53 in cash, without interest and less any applicable tax withholding, other than shares held by the company or owned by Parent or Merger Sub, and shares that are contributed to Parent in exchange for shares of Parent’s capital stock pursuant to agreements with employee shareholders of Central Parking, which will be cancelled.

After the merger is effective, each holder of a certificate representing any shares of Central Parking common stock will no longer have any rights with respect to the shares except for the right to receive the merger consideration.

Treatment of Options and Other Awards

Upon the consummation of the merger, except as otherwise agreed by the holder and Parent, all outstanding options to acquire Central Parking common stock under our equity incentive plans will become fully vested and immediately exercisable, and all options not exercised prior to the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Central Parking common stock underlying the option multiplied by the amount by which $22.53 exceeds the exercise price for each share of Central Parking common stock underlying the options. Additionally, except as otherwise agreed by the holder and Parent, all deferred stock units will, upon the consummation of the merger, vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares represented by the deferred stock units multiplied by $22.53. With respect to restricted stock, except as otherwise agreed by holder and Parent, all restricted shares of Central Parking common stock that remain restricted immediately prior to the effective time of the merger will automatically become unrestricted shares of Central Parking common stock and be converted into the right to receive $22.53 in cash for each share of previously restricted common stock held immediately prior to the merger. All payments described in this paragraph will be without interest and subject to any applicable tax withholding.

Treatment of TIPS

The Trust Issued Preferred Securities (“TIPS”) issued by Central Parking Finance Trust will remain outstanding after the merger. However, the TIPS will cease to be convertible at or after the consummation of the merger into shares of Central Parking common stock, but will instead be convertible into cash in an amount equal to the product of $22.53 times the number of shares of Central Parking common stock into which the TIPS could have been converted as of the consummation of the merger. After the merger, each share of TIPS will remain outstanding until the maturity date of April 1, 2028 unless converted by the holder into $19.18 in cash per TIPS share or redeemed by Central Parking at $25 per TIPS share.

Treatment of Employee Stock Purchase Plan

Central Parking’s board of directors will take all actions necessary to continue the suspension of the 1996 Employee Stock Purchase Plan through the effective time of the merger. The Central Parking board of directors will take all actions necessary to terminate the 1996 Employee Stock Purchase Plan as of the effective time of the merger. Central Parking common stock previously purchased through the Employee Stock Purchase Plan will be treated identically to all other shares of Central Parking common stock.

Payment Procedures

Before the merger, Parent will designate a paying agent reasonably satisfactory to us to make payment of the merger consideration as described above. Prior to the effective time of the merger, Parent or Merger Sub will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the shareholders.

As promptly as practicable after the effective date of the merger, Parent will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. Following the closing of the merger, the paying agent will pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable tax withholding. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Representations and Warranties

The merger agreement contains customary representations and warranties that we made to Parent regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	our receipt of a fairness opinion from our financial advisor;

•	our capital structure;

•	our subsidiaries;

•	sufficiency of our assets to conduct our business;

•	accuracy of information contained in reports and other documents that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles;

•	compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•	absence of certain changes or events affecting our business since September 30, 2006;

•	maintenance and effectiveness of disclosure controls and procedures required under applicable federal securities law;

•	litigation and other liabilities;

•	compliance with laws;

•	permits;

•	our material contracts;

•	filing of tax returns, absence of unpaid taxes and other tax matters;

•	employee benefits plans;

•	environmental matters;

•	intellectual property;

•	absence of undisclosed brokers’ fees;

•	transactions with our affiliates;

•	labor matters;

•	insurance; and

•	owned and leased property.

In addition, each of Parent and Merger Sub made representations and warranties regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	litigation;

•	guarantees by the Equity Sponsors;

•	availability of funds necessary for the merger, including the merger consideration;

•	operations of Merger Sub;

•	accuracy of information supplied for inclusion in this proxy statement;

•	absence of undisclosed brokers’ fees; and

•	solvency of Central Parking and its subsidiaries immediately after the merger.

Many of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to Central Parking, any event, circumstance or change, as applicable, that individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), assets, or results of operations of Central Parking and its subsidiaries taken as a whole, except that the following, in and of themselves, will not be considered to constitute a material adverse effect:

•	the economy, the financial or securities markets in general or the industries in which we operate (to the extent Central Parking and the entity is not disproportionately affected);

•	any acts of terrorism, military actions or war;

•	rules or restrictions imposed by any governmental or quasi-governmental agency or similar authority that affect our business or industry; or

•	the announcement or pendency of the merger agreement or the transactions contemplated thereby.

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, except as otherwise permitted or required in the merger agreement, we will, and will cause each of our subsidiaries to:

•	operate and carry on our business only in the ordinary course consistent with our past practice;

•	use commercially reasonable efforts consistent with good business practice to keep and maintain all of our assets and properties in normal operating condition and repair, with the exception of reasonable wear and tear and casualty damage; and

•	use commercially reasonable efforts to maintain our present business organization and preserve, in all material respects, the goodwill of our suppliers, contractors, licensors, employees, customers, distributors and others with whom we have significant business relations.

We have also agreed that, except as expressly contemplated by the merger agreement or otherwise required to maintain our business and assets consistent with our past practice, we will not, and will not allow any of our subsidiaries to, without the consent of Parent:

•	amend any organizational documents or the terms of any outstanding equity securities;

•	except for internal transactions involving our subsidiaries, issue or sell any stock; provided, however, we may issue stock upon exercise of certain of our stock options outstanding on the date of the merger agreement, and we may issue shares of our stock upon the conversion of any of the TIPS in accordance with the terms thereof;

•	adjust, split, combine, or reclassify any shares of our securities, or set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of our securities, except for the payment of dividends in accordance with the terms of the TIPS, the payment of quarterly dividends consistent with historical amounts, or the payment of dividends or distributions by one of our wholly-owned subsidiaries to us or to another wholly-owned subsidiary or by one of our non-wholly-owned subsidiaries pro rata to the equity holders thereof;

•	redeem, purchase or otherwise acquire (other than pursuant to the conversion provision as required by the terms of the TIPS) any outstanding securities of us or our subsidiaries, or any right to purchase these securities;

•	incur or assume any debt or other liability other than under our existing credit facilities or pursuant to lease financing arrangements for equipment not in excess of $1,000,000 in the aggregate, modify in any material way any of the terms of any of our existing credit agreements or any other debt or liability except in the ordinary course of business consistent with our past practice, or assume, guarantee, or endorse the obligations of any other entity, association or individual;

•	make any acquisition or disposition of leased real property or any owned real property, or stock or assets of or to any third party in excess of $1,000,000 in the aggregate other than inventory, supplies or other assets acquired or disposed in the ordinary course of business consistent with our past practice;

•	merge or consolidate with any other entity, or adopt a plan of liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization, including transactions between or among us and/or among our wholly-owned subsidiaries;

•	enter into or amend (except as necessary to comply with Section 409A of the Internal Revenue Code) any employment or similar contract with, or increase the compensation and/or benefits: of any employee whose base salary or independent contractor whose pay is in excess of $200,000 per year as of the date of the merger agreement other than as provided in the merger agreement, of any of our directors or officers, of any shareholder beneficially owning in excess of ten percent (10%) of our stock or any of our affiliates, or of any employee (including highly compensated employees) resulting in an increase in the payment of our obligations with respect to compensation and/or benefits of employees in excess of $500,000 per year in the aggregate;

•	except for increases in compensation and benefits that are required by applicable law or by contract in effect on the date of the merger agreement or increases not exceeding 3% to employees (other than highly compensated employees, officers or non-employee directors) made in the ordinary course of business consistent with our past practice, increase the compensation and/or benefits of employees, officers or directors, as of the date of the merger agreement;

•	enter into, adopt or amend in any material respect, or increase the benefits payable under any employment agreement or employee benefit plan, or terminate any employee in a manner that would result in any severance or other payment becoming due;

•	adopt, amend or terminate any employee benefit plan or collective bargaining agreement, except as required by law or by the terms of any such plan, or grant or make any loan, bonus or other like benefit, to or for the benefit of any officer or highly compensated employee except as specifically described in the merger agreement;

•	mortgage, pledge, or otherwise voluntarily encumber any part of our assets, tangible or intangible, other than pledges or encumbrances pursuant to our existing credit facilities;

•	except as required by changes in generally accepted accounting principles, make any material change in our accounting principles or practices;

•	settle any litigation except in the ordinary course of business consistent with our past practice;

•	except as permitted under the merger agreement, cancel, modify or waive in any material way the terms of any material leases or any contract that is material to us, other than in the ordinary course of business consistent with our past practice;

•	make an investment in or loan to or partner with any third party, in each case, in excess of $1,000,000 individually and $5,000,000 in the aggregate (provided that such third party is not an affiliate); provided, however, that such transactions solely between us and any of our wholly-owned subsidiaries shall not be prohibited;

•	make, change or revoke any material tax election, or elect or change any method of accounting for tax purposes other than in the ordinary course of business consistent with our past practice, or settle any material action in respect of taxes or enter into any material agreement or contract in respect of taxes with any taxing authority;

•	engage in any transaction with, or enter into any contract with, directly or indirectly, any current or former director, officer, holder of capital stock or other equity interest, partner, member or affiliate of ours or any of our subsidiaries, or make any payment or distribution to any of the foregoing other than with respect to matters related to our employment of such person in the ordinary course of business consistent with our past practice;

•	cancel or materially alter or amend any insurance policy, or enter into or amend any insurance broker or similar agreement, except in the ordinary course of business and consistent with our past practice;

•	lay off or otherwise terminate the employment of any employees within 91 days of the closing date of the merger for a reason that would constitute an “employment loss” under the Worker Adjustment and Retraining Notification Act or any similar law;

•	grant any license or sublicense or amend the terms of any material rights with respect to any intellectual property, other than in the ordinary course of business consistent with our past practice;

•	make or authorize any capital expenditure that individually or in the aggregate exceeds $1,000,000, except for capital expenditures made in the ordinary course of business and consistent with our past practice (which such expenditures shall not exceed $5,000,000 in the aggregate); or

•	agree, commit or resolve to do or authorize any of the foregoing items.

Cooperation of Central Parking

We have agreed to, and have agreed to cause our subsidiaries and our respective officers, directors, employees, and other representatives to use commercially reasonable efforts to provide all necessary cooperation in connection with the debt financing as may be reasonably requested by Parent, including:

•	participating in meetings, due diligence and presentations;

•	furnishing all available financial statements and other pertinent financial data and information;

•	cooperating with the marketing efforts and assisting in the timely preparation of offering documents and other similar documents and materials for lender and rating agency presentations;

•	satisfying the conditions precedent set forth in the debt financing letters;

•	assisting in obtaining documents, opinions, reports and other items prepared by third parties;

•	delivering any documents to facilitate the pledge of collateral, the payoff of existing indebtedness and the release of related encumbrances;

•	allowing Parent and lenders’ representatives such access as may be reasonably necessary for their property level due diligence and evaluation of our current assets, cash management and accounting systems, policies and procedures, and establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the debt financing;

•	assisting Parent in obtaining estoppel certificates;

•	preparing documents and instruments to reasonably remove exceptions on title policies, preparing any necessary conveyance instruments and effecting such conveyances; and

•	providing interim monthly financial statements.

Non-Solicitation of Transactions

We have agreed that Central Parking and our representatives will:

•	cease immediately and cause to be terminated all activities, discussions or negotiations with any parties with respect to any offer or proposal relating to any transaction or proposed transaction, other than the transaction contemplated by the merger agreement, involving any (i) direct or indirect acquisition of assets of Central Parking and its subsidiaries equal to 20% or more of its consolidated assets or to which 20% or more of Central Parking’s revenues or earnings on a consolidated basis are attributable (or any long-term lease agreement having similar economic effect), (ii) direct or indirect acquisition of beneficial ownership of 20% or more of any class of equity securities of Central Parking, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of any class of equity securities of Central Parking, or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Central Parking (any transaction or series of transactions referred to in clauses (i) through (iv) is referred to as an “acquisition proposal” in this proxy statement);

•	not initiate, solicit, entertain, encourage or facilitate an acquisition proposal or participate in, pursue or in any way cooperate with any discussions or negotiations regarding an acquisition proposal;

•	not approve or recommend, pursue through a letter of intent or agreement in principle, or propose publicly to approve or recommend, any acquisition proposal; and

•	notify Parent if any person makes any acquisition proposal or similar inquiry.

However, prior to obtaining shareholder approval of the transaction, Central Parking may provide confidential information to any person concerning an acquisition proposal, but only if:

•	it is in response to a bona fide written acquisition proposal that is made after February 20, 2007, and not in breach of our obligations not to solicit acquisition proposals;

•	such information has been previously been provided to Parent or Merger Sub or is provided to Parent or Merger Sub prior to, or substantially concurrent with, the time it is provided to such person;

•	we provide, to the extent practicable, notice to Parent that we are responding to such a proposal; and

•	our board of directors determines in good faith, after consultation with legal counsel, that the acquisition proposal involves the acquisition of 50% or more of Central Parking and is or is likely to lead to an acquisition proposal that is reasonably likely to be consummated, taking into account all legal, tax and regulatory aspects of the proposal, has committed financing, to the extent required, on terms as likely to be satisfied as the terms of the financing contemplated by the merger agreement, and after consultation with our financial advisor, we conclude is more favorable to our shareholders from a financial point of view than the merger (each, a “superior proposal”).

We have agreed to notify Parent within 48 hours of receipt of any acquisition proposal or similar inquiry. We must also provide Parent copies of all materials provided to such person not previously provided to Parent. We have also agreed to keep Parent informed in all material respects of the status and details of any acquisition proposal, if any.

We have agreed that our board of directors will not (i) (A) withdraw, or publicly propose to withdraw or amend, qualify or modify in a manner adverse to Parent, the approval, adoption or recommendation by such board of directors of the merger or fail to recommend to the shareholders in the proxy statement that they approve the merger and give Central Parking shareholder approval or (B) endorse, approve, adopt, submit to

Central Parking shareholders or recommend, or propose publicly to endorse any acquisition proposal; or (ii) enter into, adopt or recommend, or publicly propose to enter into, adopt or recommend, or allow Central Parking to execute or enter into, any letter of intent, agreement in principle, or other similar contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal (any actions described in clause (i) or (ii) referred to as an “adverse recommendation change” in this proxy statement). However, at any time prior to the time of the shareholder approval, our board of directors may, in response to an acquisition proposal that it reasonably in its good faith judgment determines, after consultation with its outside counsel and its financial advisors, constitutes a superior proposal that was unsolicited and made after the date of the merger agreement and that did not result in a breach of the terms of the merger agreement:

•	make an adverse recommendation change if such action is required for our board of directors to comply with their fiduciary duties under applicable laws; or

•	if such action is required for our board of directors to comply with their fiduciary duties under applicable laws, cause Central Parking to terminate the merger agreement and concurrently enter into an alternative acquisition agreement; provided that Central Parking has given five business days’ written notice that the board of directors intends to take such action and in determining whether to make this recommendation change or to terminate the merger agreement, the board of directors takes into account any changes to the financial or other terms of the merger agreement proposed by KCPC Holdings in response to the notice of a superior proposal.

We have agreed that Central Parking may not enter into an agreement with respect to another proposal unless the merger agreement is terminated pursuant to its terms and Central Parking has paid KCPC Holdings the amounts due under the merger agreement as a result of such termination. Notwithstanding the foregoing, our board of directors may disclose to our shareholders a position with respect to a tender offer or exchange offer by a third party, provided that our board of directors may not recommend that the shareholders tender their shares in connection with such an offer, or withdraw or modify its approval or recommendation of the merger agreement, unless the provisions above related to fiduciary duty apply.

Shareholders Meeting

We have agreed to use our reasonable best efforts to obtain from shareholders their approval and adoption of the merger agreement and the transactions contemplated thereby.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of voting Central Parking common stock and not been revoked;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the merger.

Conditions to Parent’s Obligations.  The obligation of Parent to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants we are required to perform under the merger agreement at or prior to the closing date;

•	our representations and warranties with respect to (i) our capitalization, (ii) our authority and power to complete the merger, and (iii) our obligations to pay fees or commissions to brokers or finders in connection with the merger must be true and correct in all material respects, or, if qualified by materiality or material adverse effect, true and correct in all respects, as of the effective time of the merger as if made at and as of the effective time;

•	all other representations and warranties made by us in the merger agreement, with the exception of those listed above, must be true and correct as of the effective time of the merger as if made at and as of such time (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties), except where the failure to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us;

•	we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements;

•	we must obtain certain consents specified in the merger agreement; and

•	we must obtain certain payoff letters specified in the merger agreement.

Conditions to Central Parking’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date;

•	the representations and warranties of Parent and Merger Sub with respect to their authority and power to complete the merger, and their obligations to pay fees or commissions to brokers or finders in connection with the merger shall be true and correct in all material respects or if qualified by materiality or material adverse effect, shall be true and correct in all respects, as of the effective time of the merger as if made at and as of the effective time;

•	all other representations and warranties of Parent and Merger Sub contained in the merger shall be true and correct at and as of the effective time of the merger (without regard to any qualifications therein as to materiality or material adverse effect), except where such failure to be true and correct has not and would not reasonably be expected to materially impair, delay or prevent consummation of the merger;

•	Parent’s and Merger Sub’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements; and

•	Parent’s and Merger Sub’s delivery to the paying agent of the merger consideration and to Central Parking of funds necessary to repay certain obligations and indebtedness.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual consent of Parent and us at any time prior to completing the merger, even after our shareholders have approved the merger agreement;

•	by either Parent or us:

•	if the merger is not completed by July 31, 2007 (other than because of the failure to fulfill an obligation under the merger agreement or failure to use its required efforts to complete the transaction by the party seeking termination);

•	if any injunction, order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger shall become final and nonappealable (provided that the party seeking to terminate shall have used its reasonable best efforts to remove such order);

•	if our shareholders fail to approve the merger agreement at the special meeting (other than because of the failure to fulfill an obligation under the merger agreement by the party seeking termination); or

•	at any time prior to shareholder approval, if our board of directors, with respect to a superior proposal, executes an “acquisition agreement” (as defined in the merger agreement) in accordance with the terms of the merger agreement as described above under “The Merger Agreement — Non-Solicitation of Transactions” or resolved to do so;

•	by Parent:

•	if our board made an adverse recommendation change, or resolved to do so; or

•	by us:

•	if at any time after May 21, 2007, Parent shall not have received financing to close the merger within five business days after we notify them that all other conditions to the merger have been satisfied.

Termination Fee and Expenses

We will be required to pay certain affiliates of Parent a termination fee of $22.4 million, if any of the following occur:

•	the merger agreement is terminated by either party because our shareholders did not approve the merger agreement at the special meeting, and at or prior to the special meeting of shareholders an acquisition proposal was publicly disclosed and within 12 months after the termination of the merger agreement we enter into an acquisition agreement;

•	the merger agreement is terminated by us because our board has executed an acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement or resolved to do so; or

•	the merger agreement is terminated by Parent because our board made an adverse recommendation change or resolved to do so.

Parent will be required to pay us a termination fee of $30.0 million, if:

•	the merger agreement is terminated by us because at any time after May 21, 2007, Parent shall not have received financing to close the merger within five business days after we notify them that all other conditions to the merger have been satisfied.

Amendments and Waivers

The parties may modify, amend or waive the terms and provisions of the merger agreement by written instrument signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision).

VOTING AGREEMENTS

In connection with the merger agreement, the Equity Sponsors requested that Monroe Carell, members of his family and certain related entities (the “related shareholders”), representing approximately 47% of the outstanding common stock, enter into voting agreements. The voting agreements provide that the related shareholders will:

•	at any meeting of our shareholders, vote all of such related shareholders’ common stock:

•	in favor of the approval of the merger agreement (whether or not recommended by our board of directors or any committee thereof) and the approval of the transactions contemplated thereby, including the merger;

•	in favor of the approval of any other matter that is required by applicable law or a governmental entity to be approved by our shareholders to facilitate the transactions contemplated by the merger agreement, including the merger;

•	against any proposal made in opposition to, or in competition or inconsistent with, the merger or the merger agreement;

•	against any action or agreement that would reasonably be expected to result in any condition to the consummation of the merger set forth in the merger agreement not being fulfilled; and

•	against any other action that would reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the merger agreement, including the merger, or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Central Parking under the merger agreement, which would materially and adversely affect Central Parking or Parent or their respective abilities to consummate the transactions contemplated by the merger agreement prior to the Termination Date;

•	appear at any shareholder meeting or otherwise cause their common stock to be present for purposes of calculating a quorum, and respond to each request by Central Parking for written consent, if any, and vote all of their common stock, against any acquisition proposal and against any extraordinary dividend by Central Parking or change in the capital structure of Central Parking, in each case except for the merger agreement; and

•	irrevocably appoint the president of Parent, as its proxy and attorney-in-fact, to vote (or cause to be voted) all of the related shareholders’ common stock, provided such proxy shall automatically terminate upon the termination of the voting agreements.

The voting agreements shall terminate upon the earliest to occur of: the effective time of the merger, (y) the termination of the merger agreement in accordance with its terms, and any reduction in the amount, or any change in the form, of the consideration to be paid to the shareholders pursuant to the merger agreement without the written consent of the related shareholders.

The voting agreements further provide that the related shareholders, from the date of such agreements until their termination, shall not: directly or indirectly sell, grant, assign, transfer, pledge, encumber, hypothecate or otherwise dispose of any of their beneficially owned common stock, other than transfers to members of the related shareholders’ immediate family or a family trust of the related shareholders, but only if, in each case, prior to the effectiveness of the transfer, the transferee agrees in writing to be bound by the terms of the voting agreement and notice of such transfer is delivered to Parent; tender any beneficially owned common stock into any tender or exchange offer; or grant any proxy with respect to the beneficially owned common stock, deposit the beneficially owned common stock into a voting trust, enter into a voting agreement with respect to any of the beneficially owned common stock or otherwise restrict the ability of the related shareholders freely to exercise all voting rights with respect thereto.

The voting agreements apply to the related shareholders solely in such related shareholder’s capacity as the beneficial owner of common stock of Central Parking and nothing in the voting agreement restricts or limits any action taken by such related shareholder in its capacity as a director or officer of Central Parking or any of its affiliates. The taking of any actions (or failure to act) by a related shareholder in its capacity as an officer or director of Central Parking, or any of its affiliates, will not be deemed to constitute a breach of the voting agreement, regardless of the circumstances.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the New York Stock Exchange under the symbol “CPC.” The following table sets forth, for the periods indicated, the high and low sales prices for Central Parking’s common stock as reported by the New York Stock Exchange.

	High	Low

Fiscal Year 2007
First Quarter	$20.01	$16.37
Second Quarter	$23.82	$17.90
Fiscal Year 2006
First Quarter	$15.54	$12.85
Second Quarter	$16.84	$12.96
Third Quarter	$16.11	$13.30
Fourth Quarter	$17.97	$15.00
Twelve months	$17.97	$12.85
Fiscal Year 2005
First Quarter	$15.72	$12.55
Second Quarter	$18.37	$13.72
Third Quarter	$17.76	$13.21
Fourth Quarter	$16.33	$13.79
Twelve months	$18.37	$12.55

There were, as of April 19, 2007, approximately           holders of Central Parking’s common stock, based on the number of record holders of our common stock and an estimate of the number of individual participants represented by security position listings.

The closing sales prices per share of Central Parking common stock, as reported on New York Stock Exchange on November 27, 2006, the last full trading day before the announcement that it had engaged Blackstone to assist in evaluating strategic alternatives, was $17.23, and on          , 2007, the latest practicable date before the printing of this proxy statement, was $     .

If the merger is consummated, our common stock will be delisted from the New York Stock Exchange, there will be no further public market for shares of our common stock and each share of our common stock, other than shares held by the company or owned by the Parent or Merger Sub and shares that are contributed to Parent in exchange for shares of Parent’s capital stock pursuant to agreements with employee shareholders of Central Parking, will be cancelled and converted into the right to receive $22.53 in cash, without interest and less any applicable tax withholding.

Since April 1997, Central Parking has distributed a quarterly cash dividend of $0.015 per share of Central Parking common stock.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information regarding the beneficial ownership of the Common Stock as of March 20, 2007, of (i) each person known to Central Parking to beneficially own 5% or more of the Common Stock, (ii) each director, nominee and Named Executive Officer, and (iii) all directors, nominees and executive officers of Central Parking as a group. On that date, 32,300,416 shares were outstanding. Unless otherwise indicated, the persons listed below have sole voting and investment power over the shares of the Common Stock indicated.

	Amount and
	Nature of
	Beneficial
Beneficial Owner	Ownership(1)		Percent(1)

Monroe J. Carell, Jr.	6,265,491	(2)	19.3%
2401 21st Avenue South, Suite 200 Nashville, Tennessee 37212
The Carell Children’s Trust(3)	6,257,127		19.4%
One Belle Meade Place, Suite 310, 4400 Harding Road Nashville, Tennessee 37205
Dimensional Fund Advisors L.P.	2,999,683	(4)	9.3%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Columbia Wanger Asset Management, L.P.	2,424,000	(5)	7.5%
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606
Raymond T. Baker	8,333	(6)	*
William H. Bodenhamer	189,222	(7)	*
James H. Bond	548,934	(8)	1.7%
Kathryn Carell Brown	2,463,887	(9)	7.6%
Claude Blankenship	4,000	(10)	*
Edward G. Nelson	45,644	(11)	*
Emanuel J. Eads	284,242	(12)	*
Jeff Heavrin	15,371	(13)	*
Alan Kahn	204,631	(14)	*
Lewis Katz	703,686	(15)	2.2%
Owen G. Shell	12,000	(16)	*
William B. Smith	8,000	(17)	*
Gregory J. Stormberg	93,125	(18)	*
Directors and executive officers as a group (19 persons)	11,607,902	(19)	33.8%

*	Indicates less than 1%.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after the date set forth above, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(2)	Includes options to purchase 215,044 shares of common stock granted pursuant to the Key Personnel Plan, 23,396 deferred stock units, and 840,999 shares held by the Ann and Monroe Carell, Jr. Foundation and 16,326 held by a trust for which Mr. Carell is a co-trustee. Excludes 6,257,127 shares held by The Carell Children’s Trust. See footnote 3.

(3)	The Carell Children’s Trust is a trust created by Mr. Carell in 1987 for the benefit of his children. The trustee is Equitable Trust Company.

(4)	Based on Schedule 13G/A filed by Dimensional Fund Advisors with the Securities and Exchange Commission on February 9, 2007.

(5)	Based on Schedule 13G filed by Columbia Wanger Asset Management with the Securities and Exchange Commission on January 9, 2007.

(6)	Includes 4,334 directly owned shares and 3,999 shares of restricted stock.

(7)	Includes 67,472 deferred stock units and options to purchase 121,750 shares of common stock.

(8)	Includes 267,750 shares of stock held in an irrevocable trust that were granted under our 1995 Restricted Stock Plan in connection with Mr. Bond’s Performance Unit Agreement, 2,250 shares held by his spouse, 11,806 shares directly owned, 5,378 deferred stock units, and options to purchase 261,750 shares of common stock granted pursuant to our Key Personnel Plan. This amount excludes 700 shares held by the Andrew Bond Trust with respect to which Mr. Bond disclaims beneficial ownership.

(9)	Includes 81,630 shares held by the 1996 Carell Grandchildren’s Trusts with respect to which Mrs. Brown is a co-trustee, 166,342 shares held by the Kathryn Carell Brown Foundation with respect to which Mrs. Brown serves on the Board of Trustees, 79,303 shares held by the 2002 Kathryn Carell Brown Charitable Remainder Trust, 17,050 shares held by trusts of which Mrs. Brown is the trustee, 89,546 shares held by trusts of which Mrs. Brown is a co-trustee and 3,999 restricted shares. Also includes 2,021,887 shares held by various trusts of which Mrs. Brown serves on a committee of three persons that has investment power with respect to Central Parking common stock held by such trusts; because a majority of the votes of such committee is required to vote or dispose of such shares, Mrs. Brown does not have the independent ability to determine the outcome of such a vote and therefore disclaims beneficial ownership of such shares. This amount excludes 6,257,127 shares held by The Carell Children’s Trust with respect to which Mrs. Brown is a beneficiary. See footnote 3. This amount also excludes 61,823 shares held by trusts for the benefit of Mrs. Brown’s children and her spouse, of which Mrs. Brown disclaims beneficial ownership.

(10)	Includes 3,333 restricted shares.

(11)	Includes 4,500 shares held by Mr. Nelson’s spouse, of which Mr. Nelson disclaims beneficial ownership, and options to purchase 23,000 shares of common stock, restricted shares of 3,999 and directly owned shares of 14,145.

(12)	Includes 18,616 deferred stock units, options to purchase 249,250 shares of common stock and 16,376 shares directly owned by Mr. Eads.

(13)	Includes options to purchase 14,125 shares of common stock.

(14)	Includes 13,890 deferred stock units, options to purchase 179,250 shares of common stock and 11,491 shares directly owned by Mr. Kahn.

(15)	Includes 667,779 shares of common stock owned by a partnership of which Mr. Katz is a general partner, options to purchase 25,250 shares of our common stock, 3,999 restricted shares and 6,658 shares directly owned by Mr. Katz.

(16)	Includes 8,001 shares directly owned and 3,999 restricted shares.

(17)	Includes 4,001 shares directly owned and 3,999 restricted shares.

(18)	Includes options to purchase 93,125 shares of common stock.

(19)	Includes options to purchase 1,924,294 shares of our common stock, 148,465 deferred stock units and 295,077 restricted shares.

DESCRIPTION OF CENTRAL PARKING CORPORATION

Central Parking Corporation, a corporation organized under the laws of Tennessee, is a leading provider of parking and related services. Central Parking operates parking facilities in 37 states, the District of Columbia, Canada, Puerto Rico, Chile, Columbia, Peru, the United Kingdom, the Republic of Ireland, Spain, Greece, Italy and Switzerland. Central Parking also provides ancillary products and services, including parking consulting, shuttle, valet, on-street and parking meter enforcement, and billing and collection services. As of December 31, 2006, Central Parking operated 1,599 parking facilities through management contracts, leased 1,279 parking facilities, and owned 134 parking facilities, either independently or in joint ventures with third parties.

Central Parking operates parking facilities under three general types of arrangements: management contracts, leases and fee ownership. Parking revenues consist of revenues from leased and owned facilities. Cost of parking relates to both leased and owned facilities and includes rent, payroll and related benefits, depreciation (if applicable), maintenance, insurance, and general operating expenses. Management contract revenues consist of management fees (both fixed and performance based) and fees for ancillary services such as insurance, accounting, equipment leasing, and consulting. The cost of management contracts includes insurance premiums, claims and other direct overhead.

Our common stock is quoted on the New York Stock Exchange under the symbol “CPC.”

DESCRIPTION OF KCPC HOLDINGS, INC.

KCPC Holdings, Inc., which we also refer to as Parent, is a Delaware corporation that was formed solely for the purpose of acquiring Central Parking. Parent has not engaged in any business except as contemplated by the merger agreement. The principal office address of Parent is 111 Radio Circle, Mount Kisco, New York 10549, telephone: (914) 241-7430. At the time of the merger, KCPC Holdings will be owned by, directly or indirectly through one or more wholly-owned subsidiaries, funds managed by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Chrysalis Capital Partners, L.P.

DESCRIPTION OF KCPC ACQUISITION, INC.

KCPC Acquisition, Inc., which we also refer to as Merger Sub, is a Tennessee corporation that was formed solely for the purpose of completing the proposed merger. Upon the consummation of the proposed merger, KCPC Acquisition will cease to exist and Central Parking will continue as the surviving corporation. Merger Sub is wholly-owned by KCPC Holdings and has not engaged in any business except as contemplated by the merger agreement. The principal office address of Merger Sub is 111 Radio Circle, Mount Kisco, New York 10549, telephone: (914) 241-7430.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. If the merger is not consummated, proposals of shareholders intended for inclusion in Central Parking’s proxy materials to be furnished to all shareholders entitled to vote at the 2007 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received at our principal executive offices not later than such date as Central Parking shall publish in an upcoming quarterly report on Form 10-Q. Proposals of shareholders received after such date will be considered untimely.

Under our bylaws, shareholders who wish to make a proposal at the 2007 Annual Meeting of Shareholders, other than one that will be included in our proxy materials, must send notice in written form to the Secretary (whose name appears on the cover of this proxy statement) at our principal executive offices. To be considered timely, the notice must be delivered to, or mailed to and received at, the principal executive offices not less than 60 days nor more than 90 days prior to the date of the 2007 Annual Meeting of Shareholders. If a shareholder who wishes to present a proposal fails to notify Central Parking by these deadlines, the shareholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of our bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2007 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected by management to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to minimize controversy as to the date on which a proposal was received by Central Parking, it is suggested that shareholders submit their proposals by Certified Mail — Return Receipt Requested.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a copy of the proxy statement to you if you write or call us at the following address or phone number: Central Parking Corporation, 2401 21st Avenue South, Nashville, Tennessee 37212 Attention: Secretary, (615) 297-4255. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

Central Parking files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Central Parking with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by calling D.F. King toll-free at (800) 431-9643. If you would like to request documents, please do so by [          ], 2007, in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement and prior to the date of the special meeting:

•	Central Parking’s Annual Report on Form 10-K for the year ended September 30, 2006;

•	Central Parking’s Quarterly Report on Form 10-Q for the quarters ended December 31, 2006;

•	Central Parking’s Current Reports on Form 8-K filed December 18, 2006, February 12, 2007 and February 21, 2007; and

•	Central Parking’s proxy statement relating to its 2006 annual meeting of shareholders.

You may request a copy of these filings, at no cost, by writing or calling Kate Leahy, Central Parking Corporation Human Resources Department, 2401 21st Avenue South, Nashville, Tennessee 37212; (615) 297-4255; or via e-mail to kleahy@parking.com. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [          ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King at (800) 431-9643.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
KCPC HOLDINGS, INC.
KCPC ACQUISITION, INC.
and
CENTRAL PARKING CORPORATION
Dated as of
February 20, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 20, 2007, is by and among KCPC Holdings, Inc., a Delaware corporation (“Parent”), KCPC Acquisition, Inc., a Tennessee corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Central Parking Corporation, a Tennessee corporation (“Company”).

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have determined to engage in a business combination transaction on the terms and subject to the conditions stated herein;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective shareholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein (the “Merger”) whereby the Company would be the surviving entity;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Parent and certain shareholders of the Company are entering into a Voting Agreement, of even date herewith, in respect of shares of Company Common Stock beneficially owned by such shareholder of the Company (the “Voting Agreement”);

WHEREAS, the Board of Company has recommended that this Agreement be adopted by the Company’s shareholders;

WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock, $0.01 par value, of the Company (the “Company Common Stock”), other than the Cancelled Shares and Rollover Shares, if any (each as defined below), will be converted into the right to receive $22.53 per share in cash, upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1  Definitions.  As used in this Agreement the following terms shall have the following respective meanings:

“Acquisition Agreement” shall have the meaning set forth in Section 5.11(c).

“Acquisition Proposal” shall have the meaning set forth in Section 5.11(f).

“Action” shall mean any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or proceeding to, from, by or before any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.11(c).

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Articles of Merger” shall have the meaning set forth in Section 2.2.

“Audited Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Board of Directors” shall mean, with respect to any Person, the board of directors of such Person.

“Business Condition” shall mean, with respect to any Person, the condition (business, financial or otherwise), assets (including the value thereof) and results of operations of such Person and its Subsidiaries, taken as a whole.

“Cancelled Shares” shall have the meaning set forth in Section 2.7(b).

“Cap” shall have the meaning set forth in Section 5.7(b).

“Certificate” shall mean, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares, and with respect to Company Options, Deferred Units, or the TIPS, the appropriate corresponding documentation that, immediately prior to the Effective Time, represented such securities.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” shall have the meaning set forth in Section 2.7(a).

“Company” shall have the meaning set forth in the Preamble.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Joint Venture” shall mean any entity (including partnerships, limited liability companies and other business associations and joint ventures) that is not a Subsidiary in which the Company or a Subsidiary of the Company, directly or indirectly, owns an equity or ownership interest and (i) does not have voting power under ordinary circumstances to elect a majority of the board of directors, board of managers, executive committee or other person or body performing similar functions but in which the Company or a Subsidiary of the Company has rights with respect to the management of such Person and/or (ii) which operates or is a general partner or managing partner or equivalent of an entity which operates, or receives the financial benefits of operating, one or more parking facilities.

“Company Losses” shall mean any Losses incurred by the Company or any of its Subsidiaries.

“Company Options” shall have the meaning set forth in Section 2.8(a).

“Company Option Plans” shall have the meaning set forth in Section 2.8(a).

“Company Permits” shall have the meaning set forth in Section 3.7(b).

“Company Plans” shall have the meaning set forth in Section 3.11(a).

“Company Preferred Stock” shall mean the shares of preferred stock, $0.01 par value, of the Company.

“Company Required Governmental Approvals” shall have the meaning set forth in Section 3.1(d).

“Company Reports” shall have the meaning set forth in Section 3.4(b).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.1(b).

“Confidentiality Agreements” shall have the meaning set forth is Section 5.1(b).

“Contracts” shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, undertaking or arrangement, whether written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Convertible Debentures” shall mean the 5.25% Convertible Subordinated Debentures due 2028 issued by the Company to its wholly-owned subsidiary, Central Parking Finance Trust, in connection with the TIPS.

“Convertible Securities” shall mean any subscriptions, options, warrants, debt securities or other securities convertible into or exchangeable or exercisable for any shares of Equity Securities.

“Credit Agreements” shall mean the Credit Facilities and the Indenture.

“Credit Facilities” shall mean (i) the Company’s Credit Agreement dated February 28, 2003, as amended August 12, 2003, June 4, 2004, January 25, 2005, August 11, 2005 and April 7, 2006, by and among Central Parking Corporation and certain Affiliates, Bank of America, N.A. as Administrative Agent, and the other Lenders that are a party thereto, (ii) the Loan Agreement dated March 15, 2000 by and among Black Angus LLC and Fleet Bank, N.A., with Central Parking Corporation as Guarantor and (iii) the Sterling Overdraft Facility.

“Debt” means, with respect to any Person, and without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business) or created or arising under any conditional sale or other title retention agreement with respect to property, (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for obligations arising out of Contracts relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person; provided, however, as used in Section 3.4(c)(x) and 3.5 only, that the term “Debt” shall not include obligations under the Leases and Management Agreements.

“Deferred Units” shall have the meaning set forth in Section 2.8(b).

“Deferred Units Amendments and Consents” shall have the meaning set forth in Section 2.8(b).

“DGCL” shall mean the Delaware General Corporation Law.

“Director Plan” shall have the meaning set forth in Section 2.8(a).

“Disclosure Schedule” shall have the meaning set forth in Article III.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, and all other employee benefit plans, including severance, stock purchase, stock option, employment, vacation, change-in-control, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or otherwise), whether formal or informal, or oral or written.

“Encumbrance” shall mean (i) any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), (ii) any financing lease having substantially the same economic effect as any of the foregoing described in clause (i), and (iii) with respect to any Owned Real Estate, any (a) lease, license, sublease or sublicense for any real property, any other right, concession or other agreement to use, possess or occupy such Owned Real Estate, and (b) any covenant, condition, restriction, easement, encumbrance, or other similar matter affecting title to such Owned Real Estate.

“End Date” shall have the meaning set forth in Section 9.1(b).

“Environmental Laws” shall mean all Laws relating to pollution, protection of human health from Hazardous Materials or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including those relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials, as well as all authorizations, codes, decrees, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Environmental Permits” shall mean any permit, approval, license or other authorization required for the Company to conduct its business under or issued pursuant to any applicable Environmental Law.

“Equity Securities” shall mean any shares of capital stock of, or other equity interests or voting securities in, the Company or any of its Subsidiaries, as applicable.

“Equity Sponsors” shall mean, collectively, Kohlberg Investors V, L.P., Lubert-Adler Real Estate Fund V, L.P. and Chrysalis Capital Partners, LP.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” shall have the meaning set forth in Section 2.8(d).

“Exchange Act” shall have the meaning set forth in Section 3.4(b).

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Financing” shall have the meaning set forth in Section 4.3(a).

“Financing Letters” shall have the meaning set forth in Section 4.3(a).

“Foreign Plans” shall have the meaning set forth in Section 3.11(d).

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied with past practice.

“Governmental Authority” shall have the meaning set forth in Section 3.1(d).

“Governmental Order” shall have the meaning set forth in Section 3.6.

“Guarantees” shall have the meaning set forth in Section 4.4.

“Hazardous Materials” shall mean any pollutant, petroleum or petroleum products, contaminant or toxic or hazardous material including (i) toxic mold, radioactive materials, asbestos that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of poly-chlorinated biphenyls, and radon gas at levels exceeding the EPA guidance level of four (4) picocuries per liter, and (ii) any chemicals, materials or substances defined as “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any applicable Environmental Law.

“Highly Compensated Employee” shall have the meaning set forth in Section 5.4(b)(viii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” shall mean the Indenture dated March 18, 1998 between the Company and Chase Bank of Texas, N.A. as Trustee related to the Convertible Debentures.

“Insurance Policies” shall have the meaning set forth in Section 3.17(a).

“Intellectual Property” shall refer to all rights, title and interests, wherever in the world located, in and to trademarks, service marks, trade dress and other indicia of source of origin, non-patented formulae, copyrights, patents, inventions, know-how, manufacturing procedures, processes, trade secrets, proprietary information, software, registered and unregistered design rights, any and all registrations, applications, licenses, all works, discoveries, innovations, know-how, information, and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, trade secret law or otherwise, and contractual obligations relating to any of the foregoing and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto, in each case, that are used in the business of the Company and its Subsidiaries. For the avoidance of doubt Intellectual Property includes all material rights to characters and material proprietary designs granted to the Company or its Subsidiaries.

“Interim Financial Statements” shall have the meaning set forth in Section 3.4(a).

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Key Personnel Plan” shall have the meaning set forth in Section 2.8(a).

“Knowledge of the Company” shall have the meaning set forth in Section 10.11.

“Knowledge of the Parent” shall have the meaning set forth in Section 10.11.

“Law” shall mean any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, or any Governmental Order or any similar provision having the force or effect of law.

“Lease” shall have the meaning set forth in Section 3.9(a).

“Leased Real Property” shall have the meaning set forth in Section 3.9(a).

“Letter of Transmittal” shall have the meaning set forth in Section 2.9(b).

“Liabilities” shall have the meaning set forth in Section 3.5.

“Long-Term Incentive Plan” shall have the meaning set forth in Section 2.8(a).

“Losses” shall mean all damages, losses, fines, costs and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any Actions or threatened Actions).

“Management Agreement” shall have the meaning set forth in Section 3.9(a).

“Managed Real Property” shall have the meaning set forth in Section 3.9(a).

“Material Adverse Effect” shall mean any event, effect, circumstance or change, as applicable, that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the Business Condition of the Company and its Subsidiaries taken as a whole (that is not cured prior to Closing), or on the ability of the Company to consummate on a timely basis the transactions contemplated by this Agreement, other than any event, effect, circumstance or change arising or resulting from or relating to (w) the economy, the financial or securities markets in general or the industries in which the Company and/or its Subsidiaries operate, (x) any acts of terrorism, military actions or war, (y) rules or restrictions imposed by any governmental or quasi-governmental agency or similar authority that affect the Company’s business or industry or (z) the announcement or pendency of this Agreement or the transactions contemplated hereby; provided that any event, effect, circumstance or change in the foregoing clauses (w) shall not constitute or give rise to a Material Adverse Effect only if and to the extent that such event, effect or change does not disproportionately affect the Company and its Subsidiaries, taken as a whole, or the industry in which they operate, as compared to other Persons or industries, as applicable, impacted thereby.

“Material Contracts” shall have the meaning set forth in Section 3.8.

“Material Leases” shall have the meaning set forth in Section 3.9(a).

“Material Management Agreements” shall have the meaning set forth in Section 3.8.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Common Stock” shall have the meaning set forth in Section 2.7(c).

“New Financing Commitments” shall have the meaning set forth in Section 4.3(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.11(c).

“Obligations” shall mean the obligations described in the Credit Facilities.

“Option Amendments and Consents” shall have the meaning set forth in Section 2.8(a).

“Owned Real Estate” shall have the meaning set forth in Section 3.20.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Schedule” shall have the meaning set forth in Article IV.

“Parent Required Governmental Approvals” shall have the meaning set forth in Section 4.1(d).

“Paying Agent” shall have the meaning set forth in Section 2.9(a).

“Permitted Encumbrance” shall mean any (i) Encumbrances disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet; (ii) liens incurred and pledges and deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits under applicable Law; (iii) zoning (and related variances or legally nonconforming uses), entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Estate or Leased Real Property; (iv) covenants, conditions, restrictions, easements, encumbrances, encroachments, and other similar matters affecting title to but not adversely affecting current occupancy or use of the Owned Real Estate or Leased Real Property in any material respect or that either (x) are of record as of the date hereof as identified in title commitments or title policies (pro forma or final), or (y) would have been disclosed on an ALTA/ACSM survey of the Owned Real Estate or Leased Real Property as of the date hereof; (v) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business consistent with past practice which liens would not be material to the Company and its Subsidiaries taken as a whole; (vi) liens imposed by Law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business which liens would not be material to the Company and its Subsidiaries taken as a whole; (vii) statutory liens securing the payment of Taxes, either (A) not delinquent or (B) being contested in good faith by appropriate legal or administrative proceedings, which are reflected in the Financial Statements (to the extent required) and for which appropriate reserves have been established in accordance with GAAP; (viii) any Encumbrances arising under the Credit Agreements that will be discharged upon payment in full pursuant to the payoff letters contemplated in Section 7.6 of the Disclosure Schedule; and (ix) leases, licenses, subleases, sublicenses or other agreements to use, possess or occupy any Leased Real Estate or Owned Real Estate that are (A) identified in the Disclosure Statement or in agreements made available to Parent by the Company, or (B) incurred in the ordinary course of business consistent with past practice.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.

“Plans” shall have the meaning set forth in Section 3.11(a).

“Proxy Statement” shall have the meaning set forth in Section 5.8.

“Qualified Plans” shall have the meaning set forth in Section 3.11(a).

“Required Consents” shall mean the third party consents set forth in Section 7.5.

“Restricted Stock” shall have the meaning set forth in Section 2.8(c).

“Rollover Shares” shall mean each Equity Security or Convertible Security owned by an employee of the Company contributed by such employee to the Parent immediately prior to the Effective Time in exchange for equity securities or convertible securities of Parent pursuant to an agreement between such employee and the Parent to be entered into between the date hereof and the Closing Date.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.4(d).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Meeting” shall have the meaning set forth in Section 5.8.

“Sterling Overdraft Facility” shall mean the Sterling Overdraft Facility and other Ancillary Facilities dated October 30, 2002 by and between Central Parking System of the UK Limited and Barclay Bank PLC.

“Subsidiary” or “Subsidiaries” shall mean any corporation, partnership, joint venture or other legal entity of which the Company or such other Person, as the case may be with respect to when such term is used (either alone or through or together with any other Subsidiary thereof), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to elect a majority of the board of directors or other governing body or other Persons performing similar functions of such corporation or other legal entity.
“Superior Proposal” shall have the meaning set forth in Section 5.11(g).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax Return” shall have the meaning set forth in Section 3.10(f)

“Taxes” shall have the meaning set forth in Section 3.10(e)

“Taxing Authority” shall mean any Governmental Authority or quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tennessee Secretary” shall have the meaning set forth in Section 2.2.

“TBCA” shall mean the Tennessee Business Corporation Act.

“TIPS” shall mean the 5.25% convertible Trust Issued Preferred Securities issued by Central Parking Finance Trust, a statutory business trust and wholly owned subsidiary of the Company, the proceeds from the issuance of which were invested in the Convertible Debentures of the Company.

“Trust Agreement” shall mean the Amended and Restated Declaration of Trust of Central Parking Finance Trust, dated as of March 18, 1998.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“WARN Act” shall have the meaning set forth in Section 5.4(b)(xx).

ARTICLE II

THE MERGER

Section 2.1  The Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with the TBCA, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (sometimes referred to as the “Surviving Corporation”) under the laws of the State of Tennessee in the Merger, and as of the Effective Time shall be a wholly-owned Subsidiary of Parent.

Section 2.2  Effective Time.  As soon as practicable after the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII, but on or prior to the Closing Date, the Company, Parent and Merger Sub will cause the articles of merger with respect to the Merger meeting the applicable requirements of the TBCA (“Articles of Merger”) to be executed and filed with the Secretary of State of the State of Tennessee in accordance with the provisions of the TBCA. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”), or at such later time as is agreed between the parties and specified in the Articles of Merger (“Effective Time”). If the Tennessee Secretary requires any changes in the Articles of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Parent and/or the Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

Section 2.3  Closing of the Merger.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of each of the conditions contained in Articles VI, VII and VIII, the closing of the Merger (“Closing”) shall take place at 10:00 a.m., local time, on the second business day after satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII (the “Closing Date”), at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY, unless another time, date or place is agreed to in writing by the parties hereto; provided, that the Closing shall not occur prior to ninety (90) days from the date of this Agreement unless agreed to by the Parent and Merger Sub in their sole discretion.

Section 2.4  Effects of the Merger; Further Actions.

(a) From and after the Effective Time, the Merger shall have the effects set forth in the Articles of Merger and in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation following the Merger, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation following the Merger.

(b) If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holders thereof, all shares of Company Common Stock (other than Rollover Shares or Cancelled Shares, if any) shall no longer be outstanding and shall automatically cease to exist and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive for each share of Company Common Stock, the Common Stock Merger Consideration in accordance with Section 2.7(a). In addition to the foregoing, at the Effective Time by virtue of the Merger and the terms of the Trust Agreement and the Indenture, and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, the TIPS shall no longer be convertible into Company Common Stock. Notwithstanding anything to the contrary herein, upon surrender of any Certificate representing fractional shares of Company Common Stock, the holder thereof shall be paid the cash value of such fraction, which shall be equal to such fraction multiplied by the Common Stock Merger Consideration.

Section 2.5  Certificate of Incorporation and Bylaws.  At the Effective Time:

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.6  Board and Officers of the Surviving Corporation.  At the Effective Time:

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.

(b) The officers of the Surviving Corporation following the Merger shall be the persons set forth on Exhibit A attached hereto, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.

Section 2.7  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Conversion of Company Common Stock.  Subject to the terms and upon the conditions herein (including Schedule 5.2 of the Disclosure Schedule), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Rollover Shares, if any) shall be converted into the right to receive an amount equal to $22.53 in cash without interest (“Common Stock Merger Consideration”).

(b) Cancellation of Company-Owned Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by Parent, Merger Sub and the Company issued and outstanding immediately prior to the Effective Time (including Rollover Shares, if any) (the “Cancelled Shares”) (i) shall be automatically be cancelled and retired and (ii) shall cease to exist, and no Common Stock Merger Consideration shall be delivered with respect thereto.

(c) Common Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) TIPS.  The TIPS issued and outstanding immediately prior to the Effective Time will not be convertible at or after the Effective Time into shares of Company Common Stock. Such conversion feature thereafter will permit the conversion of TIPS into an amount equal to the product of (i) the Common Stock Merger Consideration times (ii) the number of shares of Company Common Stock into which the TIPS could have been converted as of the Effective Time.

(e) Adjustment of Common Stock Merger Consideration.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Common Stock Merger Consideration as provided in Section 2.7(a) shall be equitably adjusted to reflect such change (including, without limitation, to provide holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such transaction).

Section 2.8  Company Options; Deferred Units.

(a) Except as separately agreed to by Parent and any Person holding Company Options (as defined below), subject to and upon the terms and conditions herein, all stock options (the “Company Options”) granted under the Company’s 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel (the “Key Personnel Plan”), as amended, the Company’s 1996 Nonqualified Stock Option Plan for Directors, as amended (the “Director Plan”), or the Company’s 2006 Long-Term Incentive Plan (the “Long-Term Incentive Plan” and, together with the Key Personnel Plan and the Director Plan, the “Company Option

Plans”), or otherwise, which remain unvested immediately prior to the Effective Time shall immediately vest and become exercisable pursuant to the provisions of the Company Option Plans at the Effective Time. Except as separately agreed to by Parent and any Person holding Company Options, all Company Options shall be immediately cancelled concurrently with the Effective Time and each holder of a Company Option that is outstanding immediately prior to the Effective Time shall be entitled to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company Common Stock subject to such Company Option at the time of such cancellation, multiplied by (ii) the positive difference between (A) the Common Stock Merger Consideration, and (B) the per share exercise price of such Company Option. In the event that the strike price of a Company Option exceeds the Common Stock Merger Consideration, such Company Option shall be cancelled concurrent with the Effective Time without payment therefor. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.8(a) including, without limitation, adopting any plan amendments and obtaining any required consents (the “Option Amendments and Consents”).

(b) Except as separately agreed to by Parent and any Person holding Deferred Units (as defined below), subject to and upon the terms and conditions herein, all deferred units granted under the Company’s 1996 Deferred Stock Unit Plan (the “Deferred Units”) that remain unvested immediately prior to the Effective Time shall immediately vest. Except as separately agreed to by Parent and any Person holding Deferred Units, all Deferred Units shall be immediately cancelled concurrently with the Effective Time and each holder of a Deferred Unit that is outstanding immediately prior to the Effective Time shall be entitled to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company Common Stock issuable with respect to such Deferred Unit at the time of such cancellation, multiplied by (ii) the Common Stock Merger Consideration. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.8(b) including, without limitation, adopting any plan amendments and obtaining any required consents (the “Deferred Units Amendments and Consents”).

(c) Except as separately agreed to by Parent and any Person holding Restricted Stock (as defined below), subject to and upon the terms and conditions herein, all restricted shares of Company Common Stock (the “Restricted Stock’’) that remain restricted immediately prior to the Effective Time shall immediately become unrestricted and will be treated for all purposes in accordance with Section 2.7(a) hereof.

(d) The Board of Directors of the Company will take all actions necessary to continue the suspension of the 1996 Employee Stock Purchase Plan (“ESPP”) from the date hereof through the Effective Time. The Board of Directors of the Company shall, prior to the Effective Time, take all actions necessary to terminate the ESPP coincident with the Effective Time.

Section 2.9  Exchange Procedures.

(a) Paying Agent.  Prior to the Effective Time, for the benefit of holders of Company Common Stock and Company Options, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company), a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the cash amounts contemplated pursuant to Section 2.7(a) and Section 2.8 upon surrender of Certificates in accordance with this Article II (“Paying Agent”), from time to time at or after the Effective Time. Prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the aggregate amounts payable pursuant to Section 2.7(a) and Section 2.8.

(b) Exchange Procedure.  As soon as reasonably practicable after the date hereof but in no event later than the tenth business day prior to the anticipated Closing Date (as mutually and reasonably determined by Parent and the Company), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (the “Letter of Transmittal”) in customary form (with no representations or warranties other than with respect to ownership) that specifies that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates in exchange for the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(a) and Section 2.8. Following the Closing, upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent consistent with this Section 2.9, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares, options, or units formerly represented by such Certificate shall have been converted pursuant to Section 2.7(a) and Section 2.8, and the Certificate so surrendered shall forthwith be cancelled. Parent’s agreement with the Paying Agent shall provide that, upon surrender of a Certificate for cancellation to the Paying Agent, any holder of shares of Company Common Stock (including shares issuable upon the exercise of Company Options or pursuant to Deferred Units) shall be entitled to receive payment of (1) the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(a) in respect of the shares of Company Common Stock, and (2) the amount of cash such holder shall be entitled to receive pursuant to Section 2.8 in respect of any Company Options or Deferred Units held by such holder on the Closing Date.

(c) Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or for any other reason, they shall be ca.  None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Surviving Corporation for payment of such funds to which such holder may be due, subject to applicable Law.

(e) Lost Documents.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the amount of cash contemplated pursuant to Section 2.7(a) or Section 2.8, as the case may be.

(f) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options, Restricted Stock and Deferred Units such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options, Restricted Stock and Deferred Units in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that, except as set forth explicitly in the Company Reports filed prior to the date of this Agreement or the corresponding section of the disclosure schedule dated as of the date of this Agreement delivered by the Company to Parent (the “Disclosure Schedule”):

Section 3.1  Incorporation; Authorization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Section 3.1 of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries and the Company Joint Ventures its name and jurisdiction of organization. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business has not had or would not have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws, or other organizational documents (in each case, together with all amendments thereto) of the Company and each of its Subsidiaries have been delivered or made available to Parent. The Company and its Subsidiaries are not in material default or in violation of any provisions of their respective organizational documents.

(b) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the shareholders of the Company as required by the TBCA (“Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings or actions on the part of the Company, the Board of Directors of the Company or the shareholders of the Company are necessary to authorize the execution and delivery of this Agreement, to perform the Company’s obligations hereunder and, except for the Company Shareholder Approval, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws, or similar organizational documents, of the Company or any of its Subsidiaries, (ii) except as disclosed in Section 3.1(c) of the Disclosure Schedule, violate or conflict with any provision of, or result in the termination or acceleration of or entitle any party to terminate, accelerate, modify or cancel any obligation under, or constitute a default (with notice or lapse of time or both) or result in the imposition of any lien upon or the creation of a security interest in any of the Company’s or any of its Subsidiaries’ assets or properties, or the loss of a benefit under, or require notice to any Person, pursuant to any Contract or Company Permit, or (iii) except as described in Section 3.1(c) of the Disclosure Schedule, violate or conflict with any Law or Governmental Order to which the Company or any of its Subsidiaries is subject, except for those that, in the case of clauses (ii) and (iii) above, would not have a Material Adverse Effect.

(d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company or any of its Subsidiaries with, to or from any foreign, federal, state, local or other governmental or administrative authority or regulatory agency, commission, department or other governmental or administrative subdivision, court, tribunal or body or arbitrator or arbitral body (each, a “Governmental Authority”) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) those set forth in Section 3.1(d) of the Disclosure Schedule, (ii) those arising from the Exchange Act, (iii) filings under the HSR Act, (iv) the filing and recordation of appropriate merger documents as required by the TBCA and other appropriate documents with the relevant Governmental Authorities of other states in which the Company is authorized to do business, (v) applicable requirements of the New York Stock Exchange, or (vi) those that the failure to make, file, give or obtain would not have a Material Adverse Effect (clauses (i) through (v) collectively, the “Company Required Governmental Approvals”).

(e) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions that are in full force and effect as of the date of this Agreement, (i) approving and declaring advisable the Merger and this Agreement, (ii) declaring that the Merger and this Agreement are in the best interests of the Company’s shareholders, (iii) recommending that the Company’s shareholders approve and adopt this

Agreement, and (iv) exempting, to the extent necessary, this Agreement, the Voting Agreement and the transactions contemplated hereby from the restrictions of the Tennessee Business Combination Act.

(f) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

(g) Dissenters’ rights under Chapter 23 of the TBCA are not available to the Company’s shareholders for the transactions contemplated by this Agreement.

(h) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, are material to the Company and its Subsidiaries (excluding cash and cash equivalents).

(i) The Board of Directors of the Company has received the opinion of its financial advisor, The Blackstone Group, to the effect that the Common Stock Merger Consideration is fair from a financial point of view to such holders of Company Common Stock, a copy of which opinion has been delivered to Parent.

Section 3.2  Capitalization; Structure.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 32,259,834 shares of Company Common Stock are issued and outstanding (including 267,750 shares of restricted Company Common Stock described in (viii) below); (ii) no shares of Company Preferred Stock are issued and outstanding; (iii) 7,317,500 shares of Company Common Stock have been reserved for issuance under the Company’s Key Personnel Plan and the Company’s 1995 Restricted Stock Plan, of which Company Options to purchase 2,917,442 shares of Company Common Stock are currently outstanding and 4,662 shares of restricted Company Common Stock are currently outstanding under the 1995 Restricted Stock Plan; (iv) 475,000 shares of Company Common Stock have been reserved for issuance pursuant to the Directors Plan of which Company Options to purchase 48,250 shares of Company Common Stock are currently outstanding; (v) 850,000 shares of Company Common Stock have been reserved for issuance pursuant to the 1996 Employee Stock Purchase Plan, which Employee Stock Purchase Plan was suspended for the April 1, 2005 to March 31, 2006 plan year and has been suspended for the April 1, 2006 to March 31, 2007 plan year; (vi) 1,500,000 shares of Company Common Stock have been reserved for issuance pursuant to the 2006 Long-Term Incentive Plan, of which Company Options to purchase 300,000 shares of Company Common Stock are currently outstanding and 28,000 shares of restricted Company Common Stock are currently outstanding; (vii) 375,000 shares of Company Common Stock have been reserved for issuance under the 1996 Deferred Stock Unit Plan of which vested units representing 150,396.03 shares and unvested units representing 12,079.55 shares of Company Common Stock have been deferred; and (viii) 267,750 shares of Company Common Stock are restricted pursuant to Mr. James Bond’s Performance Unit Agreement, as amended. As of the date of this Agreement, there are 3,123,405 shares of TIPS outstanding (excluding those shares of TIPS that are held by the Company) that are convertible into 1,419,583 shares of Company Common Stock. From and after the Effective Time, the TIPS will convert, pursuant to the terms of the Trust Agreement, only into cash at a rate of $19.18 per $25.00 face amount per each outstanding share of TIPS. Section 3.2 of the Disclosure Schedule has a complete and accurate list of all outstanding Company Options, Deferred Units and Restricted Stock, including grant date, exercise price, vesting date, holder name and address. Each Company Option, Deferred Unit or Restricted Stock (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) in the case of Company Options, has an exercise price per share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in the Company’s tax returns and the Company’s financial statements, respectively. All of the outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, redemption rights, repurchase rights or other similar rights. The Company holds no shares of its capital stock in its treasury. The Disclosure Schedule contains a true and complete list of all Subsidiaries. Except as otherwise set forth in the Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized, have been validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive rights, redemption rights or repurchase rights and, at Closing, will be owned by the Company directly or indirectly, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances imposed by applicable securities Laws. Except as set forth in this Section 3.2 or as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued, granted or entered into any options, warrants, calls, commitments, securities, Contracts or other rights of any kind to acquire, or any securities that, upon conversion, exchange or exercise would require or give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, shares of capital stock of any class of, or other debt obligations of or equity interests in, the Company or of any of its Subsidiaries.

(b) Section 3.2 of the Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other person other than securities constituting less than 1% of the outstanding capital stock of a publicly traded company.

Section 3.3  Sufficiency of Assets.  The assets, property, rights, agreements and interests of the Company and its Subsidiaries constitute all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or held for use, and sufficient in all material respects, to conduct the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.

Section 3.4  Financial Statements; Company Reports; Absence of Changes.

(a) Prior to the date hereof, the Company made available (i) the Company’s Form 10-K for 2006 including the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 (“Balance Sheet”), and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the year ended September 30, 2006 (including the notes thereto) (the “Audited Financial Statements”) and (ii) the Company’s Form 10-Q for the quarter ended December 31, 2006 including the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the quarter ended December 31, 2006 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements and each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (as defined below) (including the related notes and schedules) have been prepared, or in the case of Company Reports (as defined below) filed after the date of this Agreement will be prepared, in all material respects, in conformity with the practices consistently applied by the Company and its Subsidiaries in the immediately preceding fiscal periods (except as may be indicated in the notes thereto to the contrary) and present fairly, or in the case of Company Reports (as defined below) filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries, for the periods and as of the dates set forth therein, in each case in conformity with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements).

(b) The Company and its Subsidiaries have filed or furnished, as applicable, all required reports, schedules, forms, certifications and other documents required to be filed by them with the SEC under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, since September 30, 2004 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, together with all exhibits and schedules thereto and documents incorporated therein by reference, collectively the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (or, if amended prior to the date of this Agreement, as of the date of such amendment) complied or, if not yet filed, will comply with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and in each case the published rules and regulations of the SEC thereunder, each as applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form or report with the SEC.

(c) Since September 30, 2006, (x) the Company and its Subsidiaries have conducted the businesses of the Company and its Subsidiaries, taken as a whole, only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and (y) there has not been:

(i) any material loss, damage or destruction to, or any material interruption in the use of, the assets of the Company or any of its Subsidiaries (whether or not covered by insurance);

(ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Common Stock or any shares of capital stock of any non-wholly-owned Subsidiary or any repurchase, redemption or other acquisition by the Company of any outstanding shares of Company Common Stock or any shares of capital stock of any Subsidiary or other securities of the Company or any of its Subsidiaries, except for regular quarterly cash dividends on its Common Stock publicly announced prior to the date hereof and regular quarterly cash dividends on the TIPS paid in accordance with the Trust Agreement prior to the date hereof;

(iii) purchases, redemption or acquisition of any shares of the Company’s capital stock, except upon the exercise of the Company Options;

(iv) any amendment to the charter or bylaws of the Company, or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) any changes of its methods of accounting or accounting practices in any respect other than those required by GAAP;

(vi) any “off balance sheet” transaction;

(vii) other than as set forth in Section 3.4(c)(vii) of the Disclosure Schedules, capital expenditures by the Company and its Subsidiaries in excess of $750,000 in the aggregate;

(viii) other than as set forth in Section 3.4(c)(viii) of the Disclosure Schedules, any assets of the Company or its Subsidiaries becoming subject to an Encumbrance other than a Permitted Encumbrance;

(ix) any making, changing or revocation of any material Tax election, any election or changing of any method of accounting for Tax purposes, any settlement of any Action in respect of Taxes or entry into any Contracts in respect of Taxes with any Governmental Authority;

(x) other than as set forth in Section 3.4(c)(x) of the Disclosure Schedules, entry into any Contracts resulting in Debt (other than under the Credit Facilities) of the Company and its Subsidiaries, taken as a whole, in excess of $1,000,000;

(xi) any increase in the compensation payable or to become payable to its officers or employees (except for increase in the ordinary course of business and consistent with past practice); and

(xii) any Contract to take any of the actions referred to in clauses (i) through (xi) above.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the

Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2006, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting other than as described in the Company Reports. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.5  Undisclosed Liabilities; Material Adverse Effect.  Except as set forth in Section 3.5 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, including any Debt or guarantee thereof (whether accrued, absolute, contingent or otherwise, and whether due or to become due) (“Liabilities”), except Liabilities (i) reflected or reserved against in the Financial Statements; (ii) incurred after the date of the Audited Financial Statements in the ordinary course of business consistent with past practice or in connection with this Agreement or the Merger or the other transactions contemplated hereby; (iii) that have been discharged or paid in full prior to the date hereof; (iv) that are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied; or (v) that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as whole. Since the date of the Audited Financial Statements, there has not occurred any circumstance or event that would have a Material Adverse Effect.

Section 3.6  Litigation; Orders.  Except as set forth in Section 3.6 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (a) would have a Material Adverse Effect, or (b) as of the date of this Agreement, seek to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby. Except as set forth in Section 3.6 of the Disclosure Schedule there are no writs, judgments or outstanding orders, injunctions, decrees, stipulations, determinations or awards, whether rendered by a Governmental Authority, or by an arbitrator (each a “Governmental Order”), against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses that would have a Material Adverse Effect.

Section 3.7  Compliance with Laws; Permits.

(a) Except for (i) matters that are described in clauses (iii) or (iv) of the definition of “Permitted Encumbrances” or (ii) as set forth in Section 3.7 of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with, and is not in default under or in violation of, or has been given written notice of any violation of, any Law, except where the failure to be in compliance, or being in default or violation, would not have a Material Adverse Effect. Without limiting the foregoing, in the conduct of the business, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar illegal benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(b) Except for (i) matters that are described in clauses (iii) or (iv) of the definition of “Permitted Encumbrances” or (ii) as set forth in Section 3.7 of the Disclosure Schedule, the Company and its Subsidiaries have, and are in compliance with, in all material respects, all permits, licenses, certificates of authority, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals that are necessary for or material to the Company and its Subsidiaries taken as a whole to conduct their businesses substantially as presently conducted (collectively, “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect.

Section 3.8  Contracts.  Section 3.8 of the Disclosure Schedule contains a list of all Contracts to which the Company or any Subsidiary is a party and which fall within any of the following categories (other than the Leases and the Management Agreements not described in clause (xiii) below, which shall be deemed not to be Material Contracts): (i) “material contracts” within the meaning of Item 601(b)(10) of Regulation S-K; (ii) Contracts material to the Company and its Subsidiaries, taken as a whole, not entered into in the ordinary course of business; (iii) pending Contracts for the disposition of any assets or line of business of the Surviving Corporation or its Subsidiaries having a fair market value in excess of $1,000,000 in the aggregate;(iv) Contracts that are reasonably likely to result in payments to or from the Surviving Corporation or its Subsidiaries in excess of $1,000,000 that grant “most favored nation” status that, following the Merger, would apply to the Surviving Corporation and its Subsidiaries;(v) joint venture, partnership and similar agreements; (vi) Contracts containing covenants purporting to limit the freedom of the Company or any of its Affiliates to compete in any line of business in any geographic area or to hire or solicit any individual or group of individuals; (vii) Contracts that after the Effective Time would have the effect of limiting the freedom of the Surviving Corporation or any of its Affiliates to compete in any line of business in any geographic area or to hire any individual or group of individuals; (viii) Contracts that contain minimum purchase conditions or requirements in excess of $1,000,000 or other terms that materially restrict or limit the purchasing relationships of the Company or any Subsidiary; (ix) Contracts relating to any outstanding commitment for capital expenditures in excess of $1,000,000; (x) indentures, mortgages, notes, bonds, debentures, instruments, credit agreements and loan agreements and all other documents and contracts (including guarantees) in respect of or evidencing Debt in excess of $1,000,000, letters of credit or other Contracts or instruments of the Company or any Subsidiary or commitments for the borrowing or the lending of amounts or availability of other Debt in excess of $1,000,000 by the Company or any Subsidiary or providing for the creation of any Encumbrance upon any of the assets of the Company or any Subsidiary; (xi) collective bargaining agreements; (xii) Contracts with or for the benefit of any Affiliate of the Company (other than Subsidiaries or contracts relating to employee benefits in connection with employment by the Company) and (xiii) the Material Leases and Management Agreements. The contracts and other commitments described in this Section 3.8 are collectively referred to as “Material Contracts,” whether or not listed in Section 3.8 of the Disclosure Schedule (other than the Leases and the Management Agreements not described in clause (xiii) above, which shall be deemed not to be Material Contracts). True and correct copies of each Material Contract have been made available to Parent. All of the Material Contracts are in full force and effect and are valid and binding obligations of the Company or a Subsidiary and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto, except as would not have a Material Adverse Effect. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in violation of or in default in respect of, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) could constitute a default under, any Material Contract which, in any such case, would reasonably likely to result in Company Losses in excess of $5,000,000.

Section 3.9  Leases and Management Contracts.

(a) Section 3.9(a)(i) of the Disclosure Schedule sets forth a list of the locations for the real properties leased, licensed or subleased by the Company and its Subsidiaries as of February 16, 2007 for use as a parking facility (each, a “Lease” and collectively, the “Leases”; the property covered by Leases is referred to herein as the “Leased Real Property”). Section 3.9(a)(ii) of the Disclosure Schedule also sets forth a list of the locations of the real properties managed as of February 16, 2007 by the Company or any of its Subsidiaries pursuant to a management agreement (each, a “Management Agreement” and collectively the “Management Agreements”; the property covered by the Management Agreements is referred to herein as the “Managed Real Property”). Section 3.9(a)(iii)of the Disclosure Schedule sets forth a list of (x) 200 of the Leases that based on a good faith inspection of the Company’s records are responsible for the highest amount of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to the Company and its Subsidiaries, taken as a whole, amongst all of the Leases for the one-year period ended September 30, 2006 that were in effect as of February 16, 2007; (y) 100 of the Management Agreements that based on a good faith inspection of the Company’s records have the highest amount of annual fees paid to the Company and its Subsidiaries, taken as a whole, amongst all of the Management Agreements for the one year period ended September 30, 2006; and (z) 50 of the Leases that are responsible for the lowest amount of revenues to the Company and its Subsidiaries, taken as a whole, amongst all of the Leases for the one-year period ended September 30, 2006 that were in effect as of February 16, 2007 (each Lease referenced in clauses (x) and (z) and each Lease listed in Section 5.4(b)(xv) of the Disclosure Schedule, a “Material Lease” and each Management Agreement referenced in clause (y), a “Material Management Agreement” and collectively, the “Material Leases and Management Agreements”). Each of the Leases and Management Agreements constitutes the valid and legally binding obligation of the Company or its Subsidiaries and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, or except as would not have a Material Adverse Effect. Each Lease and Management Agreement is in full force and effect, and the Company or a Subsidiary holds a valid leasehold interest in the Leased Real Property. Except as described in Section 3.9(a)(iv) of the Disclosure Schedule or constituting a Permitted Encumbrance, there are no written or oral subleases, licenses, concessions, occupancy or other agreements granting to any other Person the right of use or occupancy of the Leased Real Property and there is no Person (other than the Company or its Subsidiaries) in possession of the Leased Real Property.

(b) There is no violation or default (nor does there exist any condition, which with the passage of time or the giving of notice or both, would cause such a violation or default) by the Company or its Subsidiaries under any Lease or Management Agreement, except for such violations or defaults that would not, individually or in the aggregate, be reasonably likely to result in Company Losses in excess of $5,000,000.

(c) The Leased Real Property and Managed Real Property are adequate to permit the use thereof in the manner they are currently utilized by the Company and its Subsidiaries, except as would not have a Material Adverse Effect.

(d) The Company has made available to Parent true, correct and complete copies of the Material Leases and Management Agreements, including all amendments, modifications, notices or memoranda of lease thereto.

(e) Except as set forth in Section 3.9 of the Disclosure Schedules, none of the Leases contains any unsatisfied capital expenditure requirement or remodeling obligation on the part of the Company or any of its Subsidiaries other than ordinary maintenance and repair obligations, except as would not have a Material Adverse Effect.

(f) To the Knowledge of the Company, there is no condemnation, expiration or other proceeding in eminent domain pending, affecting the ground leases identified in Section 3.9 of the Disclosure Schedule.

(g) Neither the Company nor any Subsidiary has assigned, sublet or otherwise transferred, in whole or in part, its leasehold interest in any Material Lease or the applicable Leased Real Property leased, licensed or subleased thereunder. Other than matters identified in clause (iv) of the definition of “Permitted Encumbrances,” there are no options, rights of first refusal, rights of first offer or other similar rights outstanding or that may become exercisable against the Company or any Subsidiary in the future with respect to all or any portion of any Material Lease or all or any portion of the Leased Real Property leased, licensed or subleased thereunder.

Section 3.10  Taxes.

(a) Except as set forth in Section 3.10 of the Disclosure Schedule, (i) the Company and its Subsidiaries have duly filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by the Company and its Subsidiaries; (ii) such Tax Returns were correct and complete in all material respects; and (iii) the Company and its Subsidiaries (X) have paid in full or have accrued on the Company’s Balance Sheet all material Taxes required to be paid by the Company and its Subsidiaries whether or not shown on such Tax Returns, and (Y) have not given or requested with respect to the Company and its Subsidiaries any waivers of statutes of limitations or extensions of time with respect to an assessment of deficiency in connection with any Taxes or Tax Returns. There are no material Encumbrances for Taxes upon the assets of the Company or of its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material unpaid deficiency or assessment from any Taxing Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries. Except as set forth in Section 3.10 of the Disclosure Schedule, no dispute, claim, adverse adjustment or deficiency for any Taxes has been proposed, asserted or assessed (in each case, in writing) against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. The unpaid Taxes of the Company and its Subsidiaries (i) did not as of September 30, 2006 exceed by more than a material amount the liabilities for Taxes (other than deferred Taxes established to reflect book-tax timing differences) set forth on the face of the Financial Statements (rather than any notes thereto) and (ii) will not exceed by more than a material amount such stated liabilities for Taxes as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(b) The Company and each of its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each Subsidiary have complied in all material respects with all reporting and recordkeeping requirements.

(c) Except as set forth on Section 3.10 of the Disclosure Schedule. neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any Tax accounting method change, (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date. Section 3.10 of the Disclosure Schedule lists all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes that have been entered into or issued by any Governmental Authority with or in respect of the Company or any of its Subsidiaries that have effect for any period after the Effective Time.

(d) The Company has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Code Section 355. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

(e) For the purposes of this Agreement, “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, imposts or other governmental assessments, of any kind whatsoever, including all net income, gross income, sales, use, franchise, profits, service, gross receipts, capital, ad valorem, value added, transfer, inventory, capital stock, license, social security, unemployment, severance, stamp, recording, occupation, withholding, payroll, employment, excise, or property taxes and estimated taxes, custom duties, fees, assessments, or escheat obligations, whether such Taxes are disputed or not, together with interest and any penalties with respect thereto.

(f) For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, estimate, schedule, information return or other document (including any related or supporting information) with respect to Taxes, including any amendments thereto.

Section 3.11  ERISA.

(a) The Disclosure Schedule contains a true and complete list of all material Employee Benefit Plans, programs and policies maintained, sponsored or participated in by the Company and its Subsidiaries in which any current or former employees or directors (or their dependents) of the Company or its Subsidiaries participate (collectively, the “Plans” or the “Company Plans”). The Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). Neither the Company nor any of the Subsidiaries has or may have any Liability with respect to any Employee Benefit Plan other than with respect to the Company Plans.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, with respect to each Qualified Plan, either (i) the Internal Revenue Service has issued a favorable determination letter or, in the case of a prototype plan, a current opinion letter with respect to such Qualified Plan and the related trust within the preceding three years that has not been revoked or (ii) such Qualified Plan has applied to the Internal Revenue Service for a favorable determination letter, which application remains pending on the date hereof and the Company knows of no facts or existing circumstances that would reasonably be expected to result in denial of such application. There are no existing facts or existing circumstances that could materially adversely affect the qualified status of any Qualified Plan or the related trust that could not be remedied without material liability.

(c) Company Sponsored Plans and Multiemployer Plans.

(i) Company Sponsored Plans.  (A) All Company Sponsored Plans (as herein defined) are in material compliance with and have been administered in material compliance with all applicable requirements of Law, including the Code and ERISA, and have been operated in accordance with their terms; (B) no “prohibited transaction” (as defined in Section 4975 of the Code) or breach of fiduciary duty has occurred with respect to any Company Sponsored Plan which would reasonably be expected to subject any Company Sponsored Plan (or its related trust), the Company or any of its Subsidiaries to a material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; and (C) no Company Sponsored Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, neither the Company nor any of its ERISA Affiliates have incurred or is expected to incur any material Liability under Title IV of ERISA, and no event has occurred and no condition exists that would reasonably be expected to result in the Company or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Company Sponsored Plan is under audit or investigation by the Internal Revenue Service, or the Department of Labor, and to the Knowledge of the Company, no such audit or investigation is pending or threatened. For purposes of this Section 3.11(c), the term “Company Sponsored Plan” means a Company Plan other than a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) or any other Plan which is sponsored or operated by a joint board of labor and management trustees in connection with the provision of benefits for collectively bargained Employees.

(ii) Multiemployer Plans.  There are no facts and circumstances in existence that will create a liability for the Company or any of its Subsidiaries with respect to one or more “multiemployer plans” (as defined in Section 4001(a)(3) of ERISA) and, to the Company’s Knowledge, no liability currently exists with respect to any such plans, that would have, either individually, or in the aggregate, a Material Adverse Effect; provided, however, that the representation in this Section 3.11(c)(ii) does not extend to contingent liabilities that could arise as a result of actions of the Company following Closing.

(d) All employee benefit plans, agreements, or arrangements maintained outside the United States by the Company or any of its Subsidiaries (“Foreign Plans”) are maintained in accordance with applicable Law and their terms, and there are no material undisclosed liabilities with respect to such plans or arrangements. With respect to the Foreign Plans: (i) all required contributions have been made in accordance with applicable local statutory requirements or accrued to the extent required by applicable local statutory requirements; (ii) the fair market value of the assets of each funded Foreign Plan, the Liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the closing date (i.e. on an “accrued benefit obligation” basis as is defined in SFAS 87 or equivalent under local generally accepted accounting principles) with respect to all current and former participants under such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and none of the transactions contemplated by this Agreement shall cause such assets or insurance obligations or book reserves to be less than such benefit obligations; and (iii) there is no Liability with respect to any Foreign Plan which will result by reason of the transactions contemplated by this Agreement. Notwithstanding the foregoing, this Section 3.11(d) is subject to exception as set forth in Section 3.11(d) of the Disclosure Schedule.

(e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, no Company Plan provides medical or other welfare benefits (whether or not insured) with respect to current or former employees for periods extending beyond their retirement or other termination of employment, other than pursuant to Section 4980B of the Code or as mandated by applicable Law. The Company and its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. There is no material pending, or to the Knowledge of the Company, threatened, litigation relating to the Plans.

(f) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as specifically disclosed in Section 3.11(f) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will (alone or together with other events) neither result in or entitle any current or former employee or other service provider of the Company or any Subsidiary to severance benefits or any other payment under any Company Plan nor result in an excise tax imposed on any Person under Section 4999 of the Code or cause any amounts payable under any Company Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(g) With respect to each of the Plans, all material contributions or premium payments due and payable on or before Closing have been timely made, and to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued and reflected in the Financial Statements in accordance with GAAP.

(h) With respect to each Plan, and to the extent applicable, each Foreign Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (i) a copy of the Plan or Foreign Plan (including all amendments thereto) and any insurance policies, trust agreements or other funding vehicles related to any Plan or Foreign Plan; (ii) a copy of the most recent annual report, if required to be filed with the Internal Revenue Service under ERISA or any Canadian supervisory authority under applicable Canadian Law (including schedules, attachments, financial statements, and accountants’ opinions); (iii) a copy of the most recent Summary Plan Description (as defined in ERISA), if applicable, or other summary provided to employees; and (iv) with respect to each Qualified Plan, the most recent determination letter received from the Internal Revenue Service.

Section 3.12  Environmental Matters.  Except as disclosed in Section 3.12 of the Disclosure Schedule or for matters that would not have a Material Adverse Effect, (i) the Company, each of its Subsidiaries and each Company Joint Venture have conducted their businesses and are currently in compliance with all applicable Environmental Laws and Environmental Permits; (ii) neither the Company, any of its Subsidiaries nor any Company Joint Venture is subject to any pending or, to the Knowledge of the Company, threatened action by or before any Governmental Authority under any Environmental Law; (iii) neither the Company, any of its Subsidiaries nor any Company Joint Venture has received any notices, demand letters or requests for information from any Governmental Authority indicating that the Company, any of its Subsidiaries or any Company Joint Venture may be in violation of, or liable under, any Environmental Law; (iv) no Hazardous Material has been disposed of, released or transported by the Company or its Subsidiaries at or from any properties presently or formerly owned, leased or operated by the Company, any of its Subsidiaries or any

Company Joint Venture as a result of any activity of the Company, any of its Subsidiaries or any Company Joint Venture during the time such properties were owned, leased or operated by the Company, any of its Subsidiaries or any Company Joint Venture and there have been no other releases, except to the extent such release is not in violation of or does not give rise to any liability to the Company, any of its Subsidiaries or any Company Joint Venture under any applicable Environmental Laws or was a minor release from a motor vehicle and (v) neither the Company, its Subsidiaries, the Company Joint Ventures nor any of their respective properties are subject to any Liabilities relating to any Action, indemnity or agreement with any third party, or Governmental Order asserted, arising under or related to any Environmental Law. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Parent and in the Company’s possession, and in each case as amended and in effect.

Section 3.13  Intellectual Property.

(a) Section 3.13 of the Disclosure Schedule sets forth a complete and correct list of all registered (including pending applications and domain name registrations) Intellectual Property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries. Except as set forth in the Disclosure Schedule, or except for those the absence of which would not have a Material Adverse Effect, the Company and its Subsidiaries possess legally enforceable rights to use, free and clear of all Encumbrances, other than Permitted Encumbrances, all Intellectual Property necessary for the conduct of their respective businesses as such businesses are currently conducted and (i) no claims are pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries have not received any notice or notification alleging that the Company or any of its Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by, licensed to and/or used by the Company or its Subsidiaries and, to the Knowledge of the Company, there is no basis therefor; (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon or misappropriated, or is infringing upon or misappropriating, any U.S. or foreign patents or copyrights or any U.S., state or foreign trademarks, or other Intellectual Property rights of any Person; and (iii) to the Knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries (except, in the case of the foregoing clauses (ii) and (iii), such infringement or misappropriation as would not have a Material Adverse Effect on the Company).

(b) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects as required by the Company and its Subsidiaries in connection with its business. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets that would be reasonably likely to have a Material Adverse Effect.

Section 3.14  Brokers, Finders.  Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any party acting on their behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the sale process undergone by the Company and its financial advisors leading to this transaction who or that might be entitled to a fee or commission in connection with such transactions.

Section 3.15  Affiliate Transactions.  Except as set forth in Section 3.15 of the Disclosure Schedule, and other than any employment or compensation agreement or arrangement with directors, officers and employees entered into in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries is a party to any Contract with any Affiliate, and since September 30, 2006, no material transactions have taken place between the Company or any of its Subsidiaries on the one hand, and any Affiliate, on the other hand, that will not have been discharged, terminated or otherwise consummated on or prior to the Closing Date with no further obligation on the part of the Company or any of its Subsidiaries.

Section 3.16  Labor Matters.

(a) Except as set forth in Section 3.16 of the Disclosure Schedule, there is no collective bargaining agreement, other labor agreement or employment or consulting contract to which the Company or any Subsidiary is a party or by which it is bound and, in the case of employment contracts, involving employees at the city manager level or higher.

(b) Except as set forth in Section 3.16 of the Disclosure Schedule, (i) no labor union or organization has been certified or recognized as a representative of any employees of the Company or any Subsidiary; (ii) to the Knowledge of the Company, there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of the Company or any Subsidiary, and no labor strikes, material arbitrations or material labor grievances or difficulties and (iii) to the Knowledge of the Company, no such activities have occurred during the past 12 months.

Section 3.17  Insurance.  All insurance policies, including property, casualty, workers compensation, general liability, health and management liability insurance policies, maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide insurance in reasonable character and amount, except for any such failures to maintain insurance policies that would not have, and have not had, a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any material increase of premiums with respect to any Insurance Policy. There are no claims by the Company or any of its Subsidiaries, any client thereof or any other insured beneficiary of such policy under any of such policies relating to the business, activities, actual or alleged conduct, assets or properties of the Company or its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

Section 3.18  [Reserved].

Section 3.19  [Reserved].

Section 3.20  Real Estate.

(a) Section 3.20 of the Disclosure Schedule lists each parcel of real estate owned by the Company or its Subsidiaries including owner of record and street address (“Owned Real Estate”). Except for Permitted Encumbrances or as set forth in Section 3.20 of the Disclosure Schedule, the Company or its applicable Subsidiary has good and marketable fee simple title to all Owned Real Estate, including the buildings, structures, fixtures and improvements situated thereon, in each case, as of Closing, free and clear of all Encumbrances. Except as disclosed in Section 3.20 of the Disclosure Schedule, neither the Company nor any of its Affiliates has received any written notice from any Governmental Authority of any material violation of any zoning, building, fire or health code in respect of the Owned Real Estate, other than any such violation that has been corrected, and to the Knowledge of the Company the Merger will not cause any violation of any certificates of occupancy, licenses, permits or Laws. Except for Permitted Encumbrances or as set forth in Section 3.20 of the Disclosure Schedule, none of the Company or its Subsidiaries has leased, licensed or otherwise granted to any Person the right to use, possess or occupy the Owned Real Estate or any portion thereof. Except for matters identified in clause (iv) of the definition of Permitted Encumbrances or as set forth in Section 3.20 of the Disclosure Schedule, there are no options, rights of first refusal or rights of first offer outstanding or which may become exercisable in the future, including pursuant to which the Company or any of its Subsidiaries is or may become bound to sell, lease or dispose of, or grant any Encumbrance on, any of the Owned Real Estate or any portion thereof. There is no condemnation, expiration or other proceeding in eminent domain pending, or, to the Knowledge of the Company, threatened, affecting any parcel of Owned Real Estate or any portion thereof or interest therein except for such condemnation, expiration or other proceedings as would not have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has any Knowledge that (i) except as set forth in Section 3.20 of the Disclosure Schedule, it is in default under any agreement encumbering the Owned Real Estate, or (ii) except for Permitted Encumbrances, there are any material encroachments from or onto the

Owned Real Estate that could adversely affect Merger Sub’s ability to own, use, operate or develop any of the Owned Real Estate.

(c) Except for Permitted Encumbrances or as set forth on Section 3.20 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Knowledge of any agreements, consent orders, decrees, judgments, licenses, or permits issued by any Governmental Authority that would impose any material limitation or restriction on the use or operations of the Owned Real Estate.

(d) To the Knowledge of the Company and other than the Permitted Encumbrances, each parcel of land that constitutes the Owned Real Estate is separate and distinct from any tax lot allocated to any contiguous air right, development right or parcel of land that is not Owned Real Estate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule dated as of the date of this Agreement delivered by Parent and Merger Sub to the Company (“Parent Disclosure Schedule”), each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:

Section 4.1  Incorporation; Authorization.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be duly organized, validly existing or in good standing, would not, individually or in the aggregate, be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement. The copies of the certificate of incorporation and bylaws, or other organizational documents (in each case, together with all amendments thereto) of Parent and Merger Sub that have been previously delivered or made available to the Company are true and correct.

(b) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of each of Parent’s and Merger Sub’s obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings or actions on the part of Parent or Merger Sub or the shareholders thereof are necessary therefor. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws, or similar organizational documents of Parent or Merger Sub, (ii) violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation or conflict of, or result in the termination or acceleration of or entitle any party to terminate, accelerate, modify or cancel any obligation under, or constitute a default, or result in the imposition of any lien upon or the creation of a security interest in any of the Parent’s or Merger Sub’s assets or properties or require notice to any Person pursuant to, any mortgage, lien, lease, agreement, contract, license, instrument, order, arbitration award, judgment, decree or other arrangement to which Parent is a party or by which it or any of its assets are bound, or (iii) violate or conflict with any Law or Governmental Order to which Parent or Merger Sub is subject, except for those that, in the case of clauses (ii) and (iii) above, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Parent or Merger Sub with, to or from any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) (ii) filings under the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL or the TBCA and other appropriate documents with the relevant Governmental Authorities of other states in which the Merger Sub is authorized to do business or (iv) those that the failure to make, file, give or obtain would not, individually or in the aggregate, be reasonably expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Parent and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the Merger or the other transactions contemplated hereby (clauses (i) through (iv) above, collectively, the “Parent Required Governmental Approvals”).

Section 4.2  Litigation; Orders.  There are no pending or, to the Knowledge of Parent, threatened Actions against the Parent or Merger Sub which would reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole, or prevent or impede or delay the consummation of the Merger or the other transactions contemplated hereby.

Section 4.3  Financing.

(a) Parent and Merger Sub have obtained, subject to the conditions set forth therein, commitments for debt financing (the “Financing”) from certain financing sources in the form of debt financing letters (collectively, the “Financing Letters”) which provide for debt financing necessary or appropriate (together with cash on hand, the cash committed pursuant to certain equity commitment letters issued by the Equity Sponsors, copies of which have been delivered to the Company, and the other sources contemplated by the Financing Letter) to consummate the Merger and transactions contemplated by this Agreement, including payment of the Common Stock Merger Consideration and to repay any indebtedness of the Company anticipated to be repaid at Closing, and, in each case, all associated costs and expenses, upon consummation of the Merger and other transactions contemplated by this Agreement. Parent and Merger Sub have provided to Company copies of the Financing Letter. The debt financing sources’ obligations to fund the commitments under the Financing Letter are not subject to any conditions other than as set forth in the Financing Letter.

(b) Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on terms and conditions described in the Financing Letter, to the extent such actions or causes of actions are within the control of Parent or Merger Sub.

(c) Notwithstanding anything in this Agreement to the contrary, the Financing Letter may be amended, modified, supplemented, replaced, restated or superseded at the option of Parent and Merger Sub after the date hereof but prior to the Effective Time (the “New Financing Commitments”); provided that the terms of any New Financing Commitment shall not add additional conditions precedent to the Financing committed pursuant to the Financing Letter as set forth in the existing Financing Letter in a manner that would reasonably be expected to have an adverse impact on the ability of Merger Sub to obtain the Financing to consummate the transactions contemplated hereby.

Section 4.4  Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantees of each of the Equity Sponsors in the form attached hereto as Exhibit B (the “Guarantees”). Each of the Guarantees is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Equity Sponsors under their respective Guarantees.

Section 4.5  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

Section 4.6  Solvency.  As of the date hereof, to the Knowledge of Parent and Merger Sub, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated by this Agreement, the Company and its Subsidiaries, taken as a whole, will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

Section 4.7  Proxy Statement Information.  The information supplied by Parent and Merger Sub specifically for inclusion in the Proxy Statement on the date such Proxy Statement (and the date of any amendment or supplement thereto) is first sent or provided to shareholders of the Company will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading with respect to the Parent or Merger Sub. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in the Proxy Statement or any amendment or supplement thereto.

Section 4.8  Brokers, Finders.  Neither Parent nor any party acting on its behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who or that might be entitled to a fee or commission from the Company in connection with such transactions.

Section 4.9  No Other Representation.  Except for the representations and warranties expressly contained in this Article IV, none of the Parent, the Merger Sub or any Affiliate of or other Person acting on behalf of the Parent or Merger Sub makes any representation or warranty to the Company or the shareholders of the Company, express or implied.

ARTICLE V

COVENANTS OF THE COMPANY AND PARENT

Section 5.1  Investigation of Business; Access to Properties and Records.

(a) After the date of this Agreement, to the extent reasonably requested, upon reasonable advance notice and subject to applicable Law, the Company shall afford to the officers, employees and authorized representatives of Parent (including its attorneys and accountants and any financial institution providing or proposing to provide or underwrite financing in connection with the transactions contemplated hereby) reasonable access during normal business hours to the properties, books, contracts, commitments, personnel, financial and operating data and records of the Company and its Subsidiaries, and shall furnish to Parent or its authorized representatives, such additional information concerning the Company, its Subsidiaries and their properties, assets, employees, businesses and operations as shall be reasonably requested. Parent and Merger Sub covenant that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company or its Subsidiaries.

(b) Any information provided to Parent or Merger Sub or their respective representatives pursuant to this Agreement shall be held by Parent, Merger Sub and their representatives in accordance with, and shall be subject to the terms of, that certain Confidentiality Agreement, dated as of September 29, 2006 by and between the Company and Kohlberg Management V, LLC, that certain Confidentiality Agreement, dated as of September 27, 2006 by and between the Company and Lubert-Adler Partners, L.P. and that certain Confidentiality Agreement, dated as of October 10, 2006 by and between the Company and Chrysalis Capital Partners, Inc. (collectively, the “Confidentiality Agreements”), which are hereby incorporated in this Agreement by reference as though fully set forth in this Agreement and shall continue in force until the Effective Time, at which time such Confidentiality Agreements shall terminate; provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Governmental Approvals, the Company Required Governmental Approvals and the Company Shareholder Approval; provided further that if this Agreement is terminated in accordance with Article IX of this Agreement prior to the Effective Time, the Confidentiality Agreements shall remain in full force and effect, in accordance with their terms.

Section 5.2  Agreement to Cooperate.

(a) Prior to Closing, subject to the terms and conditions of this Agreement, each of the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, shall use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions (other than the actions contemplated by Section 5.2(b)) and to do, or cause to be done, all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective as promptly as practicable the Merger and other transactions contemplated by this Agreement; provided, however, (x) except as otherwise provided in the Disclosure Schedule, notwithstanding any other provision of this Agreement, nothing herein shall require the Company or any of its Subsidiaries to make any out-of-pocket expenses, accrue any liability for its account or make any accommodation or concession to Parent, Merger Sub or any third party in connection with the foregoing and (y) neither the Company nor any of its Subsidiaries shall incur any such expenses to be paid at Closing in excess of $24.2 million in the aggregate as estimated on Section 5.2 of the Disclosure Schedule without Parent’s prior written consent.

(b) In addition to and without limitation of the foregoing, each of Parent, Merger Sub and the Company undertakes and agrees to (i) file (and Parent agrees to cause any Person that may be deemed to be the ultimate parent entity or otherwise to control Parent to file, if such filing is required by Law) as soon as practicable, and in any event prior to ten business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority, including, without limitation, any foreign antitrust authority, relating to antitrust, competition, trade or other regulatory matters), and (ii) take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable Law; provided, however, that no party shall be required to, and the Company may not (without the prior written consent of Parent) make any such filing or undertaking or take any such action which filing, undertaking or action would have a Material Adverse Effect. Each of Parent and the Company shall (i) request early termination in connection with the antitrust filings under the HSR Act or any foreign antitrust Law, to the extent applicable, (ii) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (iii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto. Parent and the Company shall take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Effective Time to occur as soon as reasonably possible and to avoid any Action or proceeding that would otherwise have the effect of preventing or delaying the Effective Time. Each party shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger (except that the Company shall be under no obligation of any kind to provide any other party documents, material or other information relating to the valuation of the Company or to alternatives to the proposed Merger and this Agreement).

Section 5.3  Further Assurances.  Subject to the terms and conditions of this Agreement and not in limitation of any such provisions, including Section 5.2, each party hereby agrees to use, other than with respect to the actions contemplated by Section 5.2(b), all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy all conditions to, and to consummate, the transactions contemplated by this Agreement and to carry out the purposes hereof, including to perform and cause to be performed any further acts and to execute and deliver and cause to be executed and delivered any documents that may be reasonably necessary to carry out the provisions of this Agreement; provided that, except as otherwise provided in this Agreement, notwithstanding anything to the contrary stated in this Agreement, the Company shall not be required to pay any consideration for any third-party consent or waiver.

Section 5.4  Conduct of Business.

(a) Except as otherwise permitted or required by the terms of this Agreement and the Disclosure Schedule, from the date of this Agreement until Closing (or earlier termination of this Agreement), the Company shall, and shall cause each of its Subsidiaries to, (i) operate and carry on its business only in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts consistent with good business practice to keep and maintain its respective assets and properties in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, and (iii) use commercially reasonable efforts to maintain the present business organization of the Company and its Subsidiaries intact and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having significant business relations with them in all material respects.

(b) Except as contemplated by this Agreement, as set forth in Section 5.4 of the Disclosure Schedule or as otherwise required to maintain the business and assets of the Company and its Subsidiaries, consistent with past practice, the Company shall not, and shall not cause or allow any of its Subsidiaries to, without the prior consent in writing of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend its or any of its Subsidiaries’ certificate of incorporation or bylaws or equivalent organizational documents or amend the terms of its or any of its Subsidiaries’ outstanding equity securities;

(ii) except for transactions between the Company and its Subsidiaries, or among the Company’s Subsidiaries, issue, sell, grant, transfer, dispose of, pledge or encumber or agree to issue, sell, transfer, dispose of, pledge or encumber any Equity Securities or Convertible Securities, provided, however, (A) the Company may issue or agree to issue shares of capital stock of the Company upon exercise of the Company Options outstanding on the date hereof pursuant to the terms of such securities on the date hereof, and (B) the Company may issue or agree to issue shares of capital stock of the Company upon the conversion of the TIPS in accordance with the terms of such securities on the date hereof;

(iii) adjust, split, combine, or reclassify any shares of Company Common Stock or other capital stock of the Company or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of Company Common Stock or other capital stock of the Company, except for (A) the payment of dividends in accordance with the terms of the TIPS, (B) the payment of quarterly dividends consistent with historical amounts, or (C) the payment of dividends or distributions by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary or by a non wholly-owned Subsidiary of the Company pro rata to the equity holders thereof;

(iv) redeem, purchase or otherwise acquire for any consideration (other than pursuant to the conversion provision as required by the terms of the TIPS) (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such stock, (B) any other securities of the Company or any of its Subsidiaries, or (C) any interest in any of the foregoing;

(v) (A) incur or assume the terms of any Debt or other Liability other than under the Credit Facilities or pursuant to lease financing arrangements for equipment not in excess of $1,000,000 in the aggregate, (B) amend, supplement or otherwise modify in any material way any of the terms of the Credit Agreements or any other Debt or Liability except in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, or (C) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;

(vi) make any acquisition or lease, assignment, transfer or disposition (or series of related acquisitions or leases, assignments, transfers or dispositions) of (a) Leased Real Property that is set forth in Section 5.4(b)(vi) of the Disclosure Schedule or any Owned Real Property, or (b) stock or assets (including, without limitation, the Leases and the Management Agreements) of or to any third party in excess of $1,000,000 in the aggregate other than inventory, supplies or other assets in the ordinary course of business consistent with past practice of the Company and its Subsidiaries;

(vii) merge or consolidate with any corporation or other entity, or adopt a plan of complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization, including transactions between or among the Company and/or among its wholly-owned Subsidiaries;

(viii) enter into or amend (except as necessary to comply with Section 409A of the Code and the regulations promulgated thereunder ) any employment, retention, severance, consulting or similar contract with, or increase the compensation and/or benefits (A) of any employee whose base salary or independent contractor whose pay is in excess of $200,000 per year as of the date of this Agreement other than the agreement set forth in Section 5.4(b)(viii) of the Disclosure Schedule (a “Highly Compensated Employee”), (B) of any director or officer of the Company or any of its Subsidiaries, (C) of any shareholder beneficially owning in excess of ten percent (10%) of the Company or any Affiliate thereof or (D) of any employee (including Highly Compensated Employees) resulting in an increase in the payment obligations of the Company and its Subsidiaries with respect to compensation and/or benefits of employees in excess of $500,000 per year in the aggregate;

(ix) except for increases in compensation and benefits that are required by applicable Law or a contract (a copy of which has been made available to Parent) in effect on the date of this Agreement or increases not exceeding 3% to employees (other than Highly Compensated Employees, officers or non-employee directors) made in the ordinary course of business consistent with past practice, increase the compensation and/or benefits of employees, officers or directors, as of the date hereof;

(x) enter into, adopt or amend in any material respect, or increase the benefits payable under any employment agreement, Employee Benefit Plan, stock option or restricted stock plan, or severance plan, or terminate any employee in a manner that would result in any severance or other payment becoming due;

(xi) (A) adopt, amend or terminate any Employee Benefit Plan, severance plan or collective bargaining agreement, except as required by Law or by the terms of any such plan or agreement or contract as in existence on the date of this Agreement and listed on Section 5.4(b)(xi)(A) of the Disclosure Schedule, or (B) grant or make any loan, bonus, fees, incentive compensation, service award or other like benefit, to or for the benefit of any officer or Highly Compensated Employee except as specifically described in Section 5.4(b)(xi)(B) of the Disclosure Schedule;

(xii) mortgage, pledge, or otherwise voluntarily encumber any part of its assets, tangible or intangible, other than pledges or Encumbrances pursuant to the Credit Facilities;

(xiii) except as required by changes in GAAP first effective after the date hereof, make any material change in its accounting principles, practices or the methods by which such principles are applied for financial reporting purposes;

(xiv) pay, discharge, waive, release, assign, settle, compromise, satisfy, cancel or forgive any Action, except in the ordinary course of business consistent with past practice of the Company and its Subsidiaries;

(xv) except as permitted under Section 5.4(b)(v), cancel or terminate, or amend, modify or waive in any material way the terms of (1) the Material Leases listed in Section 5.4(b)(xv) of the Disclosure Schedule or (2) any Contract to which it is a party or by which it or any of its assets are bound, which, in the case of any Contract described in clause (2), (A) provides for payment by or to the Company or its Subsidiaries in excess of $750,000 over the life of such Contract or (B) involves the performance of services or the delivery of goods by or to the Company or its Subsidiaries of an amount or value in excess of $750,000 over the life of such agreement, contract or commitment, in each case under the foregoing clause (A) or (B), other than in the ordinary course of business consistent with past practice;

(xvi) make an investment in, make a loan or advance or agreement to loan or advance to, enter into any joint venture, partnership or other similar arrangement for the conduct of business with any Person that constitutes a division or operating unit of such third party, in each case, in excess of $1,000,000 individually and $5,000,000 in the aggregate (provided that such third party or Person is not an Affiliate); for purposes of this Section 5.4(b)(xvi) it is acknowledged and agreed that such transactions solely between the Company and any of its wholly-owned Subsidiaries shall not be prohibited;

(xvii) (A) make, change or revoke any material Tax election, or elect or change any method of accounting for Tax purposes other than in the ordinary course of business consistent with past practice, or (B) settle any material action in respect of Taxes or enter into any material agreement or contract in respect of Taxes with any Taxing Authority;

(xviii) engage in any transaction with, or enter into any Contract with, directly or indirectly, any current or former director, officer, holder of capital stock or other equity interest, partner, member or Affiliate of the Company or any of its Subsidiaries, or make any payment or distribution to any of the foregoing other than with respect to matters related to the Company’s employment of such person in the ordinary course of business consistent with past practice;

(xix) cancel or materially alter or amend any insurance policy, enter into or amend any insurance broker or similar agreement or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Contract;

(xx) lay off or otherwise terminate the employment of any employees within 91 days of the Closing Date for a reason that would constitute an “employment loss” under the Worker Adjustment and Retraining Notification Act, or any successor federal law or any applicable state plant closing, mass layoff or severance pay or notification law or like law (all of the foregoing, collectively, the “WARN Act”);

(xxi) grant any license or sublicense or amend the terms of any material rights with respect to any Intellectual Property, other than in the ordinary course of business consistent with past practice; or (xxii) make or authorize any capital expenditure that individually or in the aggregate exceeds $1,000,000, except for capital expenditures made in the ordinary course of business and consistent with past practice (which such expenditures shall not exceed $5,000,000 in the aggregate); or

(xxiii) agree, commit or resolve to do or authorize any of the foregoing.

Section 5.5  Public Announcements.  The parties have agreed to an initial press release that shall be released as soon as practicable after the date hereof, and the parties further agree that any future press release or public announcement concerning the transactions contemplated hereby shall not be issued by the Company, Parent or Merger Sub without the prior consent of Parent and the Company, except as such release or public announcement may be required by Law, in which case the party required to issue the release or announcement shall allow Parent and the Company, as applicable, reasonable time to comment on such release or announcement in advance of its issuance.

Section 5.6  Indebtedness; TIPS.

(a) On the Closing Date, simultaneously with Closing, Parent shall cause all outstanding Obligations (other than the Obligations arising under or with respect to the Sterling Overdraft Facility) to be paid in full, providing funds to the Company to do so if necessary, and immediately upon such payment and any other payments in connection thereto, cause the Credit Facilities (other than the Sterling Overdraft Facility) to be paid in full.

(b) The Company shall deliver or cause to be timely delivered to the TIPS holders all notices required pursuant to the terms of the Indenture and Trust Agreement.

Section 5.7  Directors’ and Officers’ Indemnification.

(a) For a period of six years from the Effective Time, the provisions of the certificate of incorporation and bylaws, or similar organization documents, of the Surviving Corporation and of each of its Subsidiaries concerning elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date of this Agreement an officer or director of the Company or of any such Subsidiary except as may be required by applicable Law. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.7. In addition to the foregoing, from and after the Closing Date, to the extent permitted by applicable Law, Parent and the Surviving Corporation, jointly and severally, shall indemnify, hold harmless and defend each Person who is a current or former officer or director of the Company or any of its Subsidiaries against all losses and expenses (including all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including compensatory, punitive and consequential damages), demands, claims, actions, causes of action, assessments, deficiencies and other charges and attorneys’ fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to Closing. To the maximum extent permitted by applicable Law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and Parent and/or the Surviving Corporation shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable Law; provided that, to the extent required by Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and provided further that neither Parent nor the Company shall be liable for any losses or expenses arising out of (i) any Action initiated by the indemnified Person or (ii) any settlement effected without its prior written consent. At Closing, Parent shall assume and become liable for, jointly and severally with the Surviving Corporation and each such Subsidiary, any liability and all obligations of the Company and each such Subsidiary under such provisions.

(b) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ fiduciary and liability insurance maintained by the Company by purchasing a policy providing “tail” coverage for a period of not less than six years from the Effective Time with a carrier (or carriers) and in a form reasonably agreed upon by Company. Parent shall make available to Company evidence of said coverage immediately prior to the Effective Time; provided, however that Parent, the Surviving Corporation and its Subsidiaries will not, in the aggregate, be required to pay a premium in excess of 250% of the last annual premium paid by the Company prior to the date of this Agreement (the “Cap”) in order to purchase such policy; and provided, further, that if tail coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall cause the Surviving Corporation and its Subsidiaries to purchase a policy or maintain policies that, in Parent’s good faith judgment, provides as much comparable insurance as is available at an aggregate premium equal to the Cap.

(c) Following the Effective Time, the provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any director or officer that is the prevailing party in any action or proceeding to enforce the indemnity and other obligations provided in this Section 5.7.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets in one or more transactions, regardless of whether related or unrelated, to any Person or Persons, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

Section 5.8  Shareholder Approval.  The Company shall, promptly after the date hereof, prepare and file with the SEC a proxy statement (the “Proxy Statement”) and thereafter use its reasonable best efforts to obtain from the shareholders of the Company their approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) at a meeting of the shareholders called for such purpose (the “Special Meeting”). If at any time prior to the receipt of the approval of the Company’s shareholders there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. Delivery of the Proxy Statement and any amendment or supplement thereto shall be subject to the prior review and reasonable approval of Parent and Merger Sub. Subject to Section 5.11, (i) the Proxy Statement will contain the recommendation of the Company’s Board of Directors that the Company’s shareholders vote to adopt and approve this Agreement and the Merger and (ii) the Company’s Board of Directors shall not rescind its authorization or approval of this Agreement and the Merger.

Section 5.9  Restrictions on Parent and the Company.  Parent and the Company agree that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other parties hereto or as may be expressly permitted pursuant to this Agreement, they shall not, and shall not permit any of their Subsidiaries to, agree, in writing or otherwise, to take any action that could reasonably be expected to delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger. Nothing contained in this Agreement shall require any party hereto to pay any consideration (except filing and application fees) to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.

Section 5.10  Merger Sub.  Parent will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 5.11  Acquisition Proposals.

(a) Without limiting any of its other obligations under this Agreement, the Company agrees that it and its Subsidiaries and the officers and directors of it and its Subsidiaries shall not, and that it shall direct and use its reasonable best efforts to cause the Company and the Company Subsidiaries’ Affiliates, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Company Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, entertain, encourage or facilitate (including by way of furnishing information) an Acquisition Proposal, (ii) enter into, consider, continue or otherwise participate in or pursue in any manner any discussions or negotiations regarding, or provide any confidential information or data to any person relating to, an Acquisition Proposal, knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or otherwise cooperate in any way with, any Acquisition Proposal (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. The Company will (x) immediately cease and cause to be terminated all activities, discussions or negotiations with any parties with respect to any Acquisition Proposal, other than the Merger and (y) notify the Parent immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

(b) Notwithstanding anything to the contrary contained in Section 5.11(a) or elsewhere in this Agreement, at any time prior to obtaining the Company Shareholder Approval, to the extent the Board of Directors of the Company in response to a bona fide written Acquisition Proposal, after consultation with independent legal counsel, determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of Section 5.11(a), that any action otherwise prohibited by Section 5.11(a) is necessary for the Company Board to comply with its fiduciary duties under applicable Law, the Company and its representatives may, subject to compliance with Section 5.11(d), (x) furnish non-public information to, and afford access to the properties, books, records, officers, employees and representatives of the Company to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such Person (and no less favorable to the Company) than the confidentiality provisions of the Confidentiality Agreements; and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal; provided that all such information has previously been provided to the Parent or Merger Sub or is provided to the Parent or Merger Sub prior to or substantially concurrent with the time it is provided to such Person, and prior to taking such action, the Company shall (to the extent practicable) provide notice to Parent to the effect that it is taking such action.

(c) The Board of Directors of the Company shall not (and shall not permit any committee thereof to) (i) (A) withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, adoption or recommendation by such board of directors of this Agreement and the Merger or fail to recommend to the shareholders in the Proxy Statement that they approve the Merger and give the Company Shareholder Approval or (B) endorse, approve, adopt, submit to Company shareholders (including by seeking to obtain an action by written consent of some or all of the Company’s shareholders) or recommend, or propose publicly to endorse, approve, adopt, submit to shareholders of the Company or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) enter into, adopt or recommend, or publicly propose to enter into, adopt or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.11(b)) (any such document, an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to Section 5.11(d), the Board of Directors of the Company may in response to an Acquisition Proposal that the Board of Directors of the Company reasonably in its good faith judgment determines (after consultation with its outside counsel and its financial advisor) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 5.11, (1) make an Adverse Recommendation Change if such action is required for the Board of Directors of the Company to comply with their fiduciary duties under applicable Laws or (2) if such action is required for the Board of Directors of the Company to comply with their fiduciary duties under applicable Laws, cause the Company to terminate this Agreement pursuant to Section 9.1(e) and concurrently with such termination enter into an Acquisition Agreement; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(e) until after the fifth business day following receipt by Parent and Merger Sub of written notice (a “Notice of Superior Proposal”) from the Company advising Parent and Merger Sub that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (including a copy thereof with all accompanying documentation and the identity of Person making such Superior Proposal). During such five-business-day period, Parent and Merger Sub may offer the Company adjustments to the terms and conditions of this Agreement that will permit the Board of Directors of the Company to determine that, with such adjustments, the Merger is at least as favorable to the shareholders as such Superior Proposal. In determining whether to make an Adverse Recommendation Change or to cause the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial or other terms of this Agreement proposed by Parent and Merger Sub in response to a Notice of Superior Proposal or otherwise.

(d) Notification.  In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 5.11, the Company shall promptly (and in any event within 48 hours) advise Parent and Merger Sub in writing of any Acquisition Proposal, indication of interest or request for nonpublic information or any similar or related inquiry relating to the Company or any of its Subsidiaries or for access to properties, books or records of the Company or any of its Subsidiaries by any Person or group that informs the Board of Directors of the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal as well as the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group. The Company shall keep Parent and Merger Sub informed in all material respects of the status and details (including any material change to the terms thereof) of any Acquisition Proposal or other activity described above.

(e) Certain Permitted Actions.  Nothing contained in this Section 5.11 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, however, that in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by Section 5.11(c).

(f) As used in this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable (or any long-term lease agreement having similar economic effect), (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of Equity Securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Merger.

(g) As used in this Agreement, “Superior Proposal” shall mean an Acquisition Proposal (assuming for purposes of this definition that references to “20%” shall be deemed to be reference to 50%), which the Board of Directors of the Company reasonably determines in its good faith judgment (i) is reasonably likely to be consummated, taking into account all legal, tax and regulatory aspects of the proposal, (ii) has committed financing, to the extent required, on terms as likely to be satisfied as the terms of the Financing contemplated by this Agreement, and (iii) (after consultation with its financial advisor) to be more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to this Agreement proposed by Parent or Merger Sub pursuant to Section 5.11(c) hereof)).

Section 5.12  Notice of Developments.  Each party hereto shall give prompt written notice to the other party of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty made by such party in this Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, or the Guarantees to be materially untrue or inaccurate and (ii) any failure by such other party to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement.

Section 5.13  State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar Law is or may become applicable to the Merger, the Company, Merger Sub and Parent shall each take such commercially reasonable actions as are necessary so that the transactions contemplated in this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Law on the Merger.

Section 5.14  Tax Sharing Agreements.  All material Tax sharing agreements or similar agreements and, to the Knowledge of the Company, all other Tax sharing agreements or similar agreements and all known powers of attorney with respect to or involving the Company or any of its Subsidiaries will be terminated prior to the Closing and, after the Closing, the Company and each of its Subsidiaries will not be bound thereby or have any Liability thereunder.

Section 5.15  Cooperation with Financing.  The Company shall use its commercially reasonable efforts to provide and cause its Subsidiaries to provide, and shall cause its and their respective officers, directors, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives to provide, all necessary cooperation in connection with the Financing as may be reasonably requested by Parent, including (i) participation on a timely basis in meetings, drafting sessions, due diligence, road shows and other presentations, including presentations with rating agencies; (ii) furnishing Parent, Merger Sub and their financing sources as promptly as reasonably practicable with all financial statements, pro forma statements, business plans, budgets and other pertinent data and information as may be available and reasonably requested by Parent or Merger Sub, including of the type as are customary for the financings contemplated by the Financing Letter or necessary for the satisfaction of the conditions set forth in the Financing Letter; (iii) reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the financings contemplated by the Financing Letter and assisting Parent and its financing sources in the timely preparation of offering documents, private placement memoranda, prospectuses, bank information memoranda and similar documents and of materials for lender and rating agency presentations; (iv) using commercially reasonable efforts to satisfy the conditions precedent set forth in the Financing Letter (to the extent within the control of the Company or requiring action or cooperation by the Company) and taking all corporate and similar actions reasonably necessary to permit the consummation of the financings contemplated thereby and to permit the proceeds thereof to be made available to the Company; (v) using commercially reasonable efforts to assist Parent in obtaining, and to cooperate with Parent in its efforts to obtain accountants’ comfort letters, legal opinions, solvency opinions, appraisals, surveys, environmental assessments, and title insurance, ratings and other documentation and items relating to the Financing as reasonably requested by Parent and, if requested by Parent, to reasonably cooperate with and assist Parent, Merger Sub or its financing sources in obtaining the foregoing; (vi) executing and delivering any mortgages, pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Encumbrances); (vii) allowing Parent and its and its lender’s representatives such access as may be reasonably necessary for their property level due diligence and for Parent, Merger Sub or its financing sources to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and using commercially reasonable best efforts to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the Financing; (viii) using commercially reasonable efforts to assist Parent in obtaining, and to cooperate with Parent in its efforts to obtain an estoppel (and any related consent or approval) from the other party to the Material Lease relating to the Leased Real Property listed in Section 5.15 of the Disclosure Schedule; (ix) using commercially reasonable efforts to prepare documents and instruments to remove exceptions on title policies (as reasonable and customary), preparing any conveyance instruments necessary to transfer prior to the Closing record ownership of the Owned Real Estate to the correct legal owner as of the date of this Agreement, and effecting such conveyances, assisting Parent with its preparation of any necessary transfer documentation with respect to the real properties to be subject to any real estate financings; (x) using reasonable best efforts to provide monthly financial statements within 25 days of the end of each month prior to the Closing Date; and (xi) taking such actions to form new subsidiaries (including bankruptcy-remote special purpose entities) to facilitate any real estate financings; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time and provided further that Parent shall be solely responsible for all out-of-pocket expenses of the Company incurred in connection with the foregoing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

Section 5.16  Stock Exchange De-listing.  Prior to the Closing, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CLOSE

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

Section 6.1  Company Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite action of the shareholders of the Company and not revoked.

Section 6.2  HSR.  All filings and waiting periods applicable (including any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 6.3  Laws; Orders.  At the Closing Date, there shall be no Law, Governmental Order, injunction, restraining order or decree of any kind that is in effect that restrains or prohibits the consummation of the Merger; provided that, with respect to any Governmental Order, the party against whom such Governmental Order is directed shall have used its commercially reasonable efforts to have such Governmental Order vacated or lifted.

ARTICLE VII

CONDITIONS OF PARENT’S OBLIGATION TO CLOSE

Parent’s obligation to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

Section 7.1  Covenants.  The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to Closing.

Section 7.2  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except where such failure to be true and correct has not had and would not have a Material Adverse Effect, provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 3.1, 3.2 and 3.14 shall be true and correct in all material respects or if qualified by materiality or Material Adverse Effect, shall be true and correct in all respects.

Section 7.3  Certificate.  Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company indicating that the conditions provided in Sections 7.1 and 7.2 have been satisfied.

Section 7.4  [Reserved].

Section 7.5  Consents. The consents disclosed in Section 7.5 of the Disclosure Schedule will have been obtained (the “Required Consents”).

Section 7.6  Payoff Letters.  The payoff letters disclosed in Section 7.6 of the Disclosure Schedule will have been delivered.

Section 7.7  Government Approvals.  The Parent Required Governmental Approvals listed on Section 7.7 of the Parent Disclosure Schedule shall have been made, filed, given or obtained, as the case may be.

ARTICLE VIII

CONDITIONS TO THE COMPANY’S OBLIGATIONS TO CLOSE

The Company’s obligations to consummate the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the following conditions:

Section 8.1  Covenants.  Each of Parent and Merger Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to Closing.

Section 8.2  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except where such failure to be true and correct has not and would not reasonably be expected to materially impair, delay or prevent consummation of the Merger, provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 4.1 and 4.8 shall be true and correct in all material respects or if qualified by materiality or material adverse effect, shall be true and correct in all respects.

Section 8.3  Certificates.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent indicating that the conditions provided in Sections 8.1 and 8.2 have been satisfied.

Section 8.4  Merger Consideration and Other Payments.  The Paying Agent shall have received, concurrent with Closing, on behalf of the holders of outstanding shares of Company Common Stock, Company Options, and Deferred Units, the Common Stock Merger Consideration to be paid in accordance with Sections 2.7(a) and 2.8. The Company shall have received all funds necessary to pay the Obligations and any other indebtedness of the Company that will be repayable (including at the option of the relevant creditor).

ARTICLE IX

TERMINATION

Section 9.1  Termination.  Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to Closing by:

(a) the mutual written consent of the Company and Parent;

(b) either Company or Parent, in the event that the Effective Time shall not have occurred on or before July 31, 2007 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date or failed to use its required efforts to consummate the transactions contemplated hereby;

(c) either the Company or Parent, if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its reasonable best efforts to remove such injunction, order, decree or ruling as and to the extent required by this Agreement;

(d) either the Company or Parent, if the Special Meeting (including any adjournments and postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement caused the failure to obtain the Company Shareholder Approval;

(e) either Company or Parent, if before Closing the Company, the Board of Directors of the Company or any committee thereof shall have (i) executed an Acquisition Agreement in accordance with Section 5.11(c) or (ii) resolved to do the foregoing;

(f) Parent, if before Closing the Board of Directors of the Company or any committee thereof shall have (i) made an Adverse Recommendation Change or (ii) resolved to do the foregoing; or

(g) the Company, at any time after ninety (90) days from the date of this Agreement, if Parent shall not (i) have received the proceeds of the Financing sufficient to consummate the Merger and the transactions contemplated hereby within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections VI and VII are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing) which notice may be delivered at any time after eighty-five (85) days from the date of this Agreement and (ii) proceed immediately thereafter to give effect to a Closing.

Section 9.2  Procedure and Effect of Termination.

(a) In the event of termination of this Agreement by a party hereto entitled to terminate this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b), 9.2(b), and 10.1 through 10.14 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of any covenant or agreement of such party contained in this Agreement.

(b) In the event that:

(i) (A) Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(d), (B) at or prior to the Special Meeting, any Person (other than Parent, Merger Sub or their respective Affiliates) shall have made public an Acquisition Proposal and (C) within one (1) year of termination of this Agreement, the Company executes an Acquisition Agreement; or

(ii) this Agreement is terminated pursuant to Section 9.1(e) or 9.1(f), then the Company shall pay to the Persons listed in Section 9.2(b) of the Parent Disclosure Schedule an aggregate fee of $22.4 million (in the individual amounts set forth opposite each such Person’s name in such Section 9.2 of the Parent Disclosure Schedule) by wire transfer of immediately available funds no later than five business days after such termination (in the case of clause (ii) above) or on the date of entry into such Acquisition Agreement (in the case of clause (i) above). The Company acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement. The Company and Parent, on behalf of themselves and their Affiliates, agree that any payment required to be made pursuant to Section 9.2(b) shall be in full satisfaction of any expense reimbursement claims and shall represent liquidated damages and not a penalty and shall be the exclusive remedy of the Parent and its Affiliates for the Loss suffered as a result of the failure of the Merger to be consummated and upon payment in accordance herewith neither the Company nor its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein. For the purpose of this Section 9.2(b) references to “Acquisition Proposal” (including its use in determining whether there exists an Acquisition Agreement) shall have the meaning ascribed to such term, except that references to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%)”.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g), then the Parent shall pay to Company a fee of $30.0 million by wire transfer of immediately available funds no later than five business days after such termination. The Parent acknowledges that the agreements contained in this Section 9.2(c) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement. The Company and Parent, on behalf of themselves and their Affiliates, agree that any payment required to be made pursuant to Section 9.2(c) shall be in full satisfaction of any expense reimbursement claims and shall represent liquidated damages and not a penalty and shall be the exclusive remedy of the Company and its Affiliates for the Loss suffered as a result of the failure of the Merger to be consummated and upon payment in accordance herewith neither the Parent nor its Affiliates (including without limitation the Equity Sponsors, affiliates and Merger Sub) shall have any further liability or obligation relating or arising out of this Agreement or the transactions contemplated herein.

ARTICLE X

MISCELLANEOUS

Section 10.1  Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five business days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one business day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by telecopy, in each case, to the appropriate address or number as set forth below.

(b) Notices to the Company shall be addressed to:

Central Parking Corporation
2401 21st Avenue South, Suite 200
Nashville, Tennessee 37212
Attn: Emmanuel Eads

with a copy to:

Harwell Howard Hyne Gabbert & Manner, P.C.
1800 AmSouth Center
315 Deaderick Street
Nashville, Tennessee 37238
Attn: Mark Manner

or at such other address and to the attention of such other Person as the Company may designate by written notice to the other party hereto.

(c) Notices to Parent or Merger Sub shall be addressed to:

Kohlberg & Company LLC
111 Radio Circle
Mt. Kisco, NY 10549
Attn: Samuel P. Frieder

Lubert-Adler Partners, L.P.
The Cira Center
2929 Arch Street
Philadelphia, PA 19104
Attn: Dean Adler

Chrysalis Capital Partners, Inc.
The Cira Center
2929 Arch Street
Philadelphia, PA 19104
Attn: Greg Segall

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attn: Daniel S. Evans

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attn: Alison S. Ressler

or at such other address and to the attention of such other Person as Parent and Merger Sub may designate by written notice to the Company.

Section 10.2  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 10.3  Entire Agreement . This Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreements contain the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 10.4  Expenses.  Except as otherwise set forth in this Agreement or the Disclosure Schedule, each party shall be responsible for and shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement, whether the Merger is or is not consummated; provided, however, that in the event that this Agreement is terminated for any reason whatsoever, Parent shall upon such termination reimburse 100% of the aggregate amount of all of the out-of-pocket fees and expenses incurred by or on behalf of, or paid or to be paid by, the Company or any of its Subsidiaries relating to any work undertaken to assist Parent with financing the Merger and the transactions contemplated hereby (including, in each case, fees and expenses of counsel, investment bankers, accountants, and appraisers). No later than five (5) business days prior to the Closing Date, the Company shall deliver to Parent pay-off letters or final invoices for the parties disclosed in Section 10.4 of the Disclosure Schedule. The pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement. All such amounts shall be paid by the Company at or prior to Closing.

Section 10.5  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective against the parties that have executed and delivered the Agreement when one or more counterparts have been signed by Parent, Merger Sub and the Company and delivered to Parent, Merger Sub and the Company.

Section 10.6  Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing by any of the parties hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. At the election of Parent, any direct or indirect wholly-owned Subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, so long as such substitution would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Company Required Governmental Approval or Parent Required Governmental Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (iv) materially delay the consummation of the Merger or (v) otherwise negatively affect the Company or its shareholders. If the requirements of the previous sentence are met and Parent wishes to designate another wholly-owned direct or indirect Subsidiary to be a constituent corporation in lieu of Merger Sub, then all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

Section 10.7  Amendments and Waivers.  This Agreement, and the terms and provisions of this Agreement, may be modified, waived or amended only by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision). The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any party thereafter to enforce each and every such provision. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 10.8  No Implied Representation; Non-Survival.  Notwithstanding anything contained in Article III or IV or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the business of the Company and its Subsidiaries, and it is understood that Parent and Merger Sub take the business of the Company and its Subsidiaries as is and where is. It is understood that any estimates, projections or other predictions contained or referred to in the Disclosure Schedule or the Parent Disclosure Schedule or in the materials that have been provided to Parent are not and shall not be deemed to be representations or warranties of the Company. The representations, warranties, and covenants (other than those covenants which by their terms contemplate performance after the Effective Time) in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.9  Construction of Certain Provisions.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. Except as otherwise explicitly specified to the contrary, (a) the word “including” will be construed as “including without limitation,” and (b) words in the singular or plural form include the plural and singular form, respectively.

Section 10.10  Headings.  The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained in this Agreement mean Sections or Articles of this Agreement, unless otherwise stated.

Section 10.11  Knowledge.  For the purposes of this Agreement references to the “Knowledge of the Company” in this Agreement, or words of similar import, shall mean the actual knowledge after due inquiry of the Company’s executive officers listed in Section 10.11 of the Disclosure Schedule, and references to the “Knowledge of Parent” in this Agreement, or words of similar import, shall mean the actual knowledge after due inquiry of Parent’s executive officers listed in Section 10.11 of the Parent Disclosure Schedule.

Section 10.12  Third-Party Beneficiaries.  Section 5.7, insofar as it relates to director and officer indemnification and insurance, shall inure for the benefit of, and shall be enforceable by, such directors and officers entitled to such indemnification. Except as otherwise provided by the terms hereof, this Agreement shall not confer upon any Person not a party hereto (or their successors and assigns permitted by Section 10.6) any rights or remedies hereunder.

Section 10.13  Partial Invalidity.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 10.14  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

PARENT:	KCPC Holdings, Inc.

	By:	/s/ Seth H. Hollander
Name: Seth H. Hollander
Title: Vice President

MERGER SUB:	KCPC Acquisition, Inc.

	By:	/s/ Seth H. Hollander
Name: Seth H. Hollander
Title: Vice President

COMPANY:	CENTRAL PARKING CORPORATION

	By:	/s/ Emanuel J. Eads
Name: Emanuel J. Eads
Title: President and Chief Executive Officer

Annex B

February 20, 2007

To the Special Committee of the Board of Directors
Central Parking Corporation
2401 21st Avenue South
Suite 200
Nashville, Tennessee 37212

Members of the Special Committee of the Board of Directors:

Central Parking Corporation, a Tennessee corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, to be dated as of February 20, 2007 (the “Merger Agreement”), with KCPC Holdings, Inc., a Delaware corporation (“Parent”), and KCPC Acquisition, Inc., a Tennessee corporation and wholly owned subsidiary of Parent (“Merger Sub”). The actions referred to herein as the “Transaction” are as follows: pursuant to the Merger Agreement, Merger Sub would be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Surviving Corporation”), and each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converting into a right to receive $22.53 in cash (the “Merger Consideration”). The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of Company Common Stock is fair to such holders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly available information concerning the business, financial condition and operations of the Company that we believe to be relevant to our inquiry;

•	Reviewed certain internal information concerning the business, financial condition and operations of the Company that we believe to be relevant to our inquiry;

•	Reviewed certain internal financial analyses, budgets, estimates and forecasts relating to the Company prepared by, and furnished to us by, the management of the Company;

•	Reviewed analyses relating to the Company’s owned property prepared by, and furnished to us by, the management of the Company;

•	Visited selected owned and leased properties of the Company;

•	Reviewed the publicly reported historical prices and trading activity for Company Common Stock;

•	Reviewed the February 20, 2007 draft of the Merger Agreement, the February 14, 2007 draft of the Voting Agreement and the February 14, 2007 draft of the Limited Guarantee;

•	Reviewed the February 16, 2007 drafts of the debt financing commitments to be entered into between Merger Sub and certain lending institutions (the “Debt Financing Commitments”);

•	Reviewed the February 16, 2007 draft of the equity financing commitment to be entered into between Parent and Kohlberg Investors V, L.P., Lubert-Adler Real Estate Fund V, L.P. and Chrysalis Capital Partners, LP (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”);

The Blackstone Group® L.P.
345 Park Avenue
New York, NY 10154
212 583-5000

•	Held discussions with members of management of the Company concerning the Company’s business, operating environment, financial condition, prospects and strategic objectives;

•	Reviewed publicly available financial and stock market data with respect to certain other companies in lines of businesses we believe to be generally comparable to those of the Company;

•	Reviewed the publicly available financial terms of certain recent transactions in the parking industry;

•	Reviewed the premia paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded;

•	Performed discounted cash flow analyses utilizing pro forma financial information prepared by, and furnished to us by, management of the Company;

•	Reviewed the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company; and

•	Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors.

In preparing this opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by the Company or otherwise reviewed by or for us. We have assumed that the financial and other projections and pro forma financial information prepared by the Company and the assumptions underlying those projections and such pro forma information, including the amounts and the timing of all financial and other performance data, were reasonably prepared and represent management’s best estimates and judgments as of the date of their preparation. We have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading. We have also assumed that the definitive Merger Agreement, the definitive Voting Agreement, the definitive Limited Guarantee and the definitive Financing Commitments will not differ in any respects material to our analysis from the drafts thereof furnished to us.

We have not made any independent evaluation or appraisal of the assets and liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company, nor have we obtained any such appraisals.

We have assumed that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Merger Agreement, including that Parent and Merger Sub will obtain financing for the Transaction in accordance with the terms set forth in the Financing Commitments, without waiver, modification or amendment of any term, condition or agreement material to our analyses and that, in the course of obtaining the necessary regulatory or third party approvals, agreements or consents for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction material to our analyses. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessments of the Company and its legal, tax and regulatory advisors with respect to such matters.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such stockholders in the Transaction and does not address any other aspect or implication of the Transaction, the Merger Agreement or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Surviving Corporation or the ability of the Surviving Corporation to pay its obligations when they become due.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transaction nor does our opinion constitute a recommendation to any stockholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any other matter. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of the Company other than the holders of Company Common Stock.

This opinion is necessarily based upon information made available to us as of the date hereof and on market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof only. We assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

This letter is provided to the Special Committee of the Board of Directors (the “Special Committee”) in connection with and for the purpose of its evaluation of the Transaction. It is understood that this letter is for the information and assistance of the Special Committee and, without our prior written consent, is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Company or the Board of Directors of the Company, including the Special Committee. However, The Blackstone Group L.P. (“Blackstone”) understands that the existence of any opinion may be disclosed by the Company in a press release and a description of this opinion will be contained in, and a copy of this opinion will be filed as an exhibit to, the disclosure documents relating to the Transaction and agrees to not unreasonably withhold its written approval for such use following Blackstone’s review of, and reasonable opportunity to comment on, any such document.

We have acted as financial advisor to the Special Committee with respect to the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion). In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of the Company for our own account or for others and, accordingly, may at any time hold a long or short position in such securities. We advise you that in the past Blackstone provided financial advisory services to the Company in connection with its acquisition of Allright Parking.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ The Blackstone Group L.P.

The Blackstone Group L.P.

CENTRAL PARKING CORPORATION
NASHVILLE TENNESSEE

FORM OF PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON MAY          , 2007

The undersigned hereby appoints Edward G. Nelson and Benjamin F. Parrish, Jr., and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and to vote the Common Stock as specified below at the Special Meeting of Stockholders of Central Parking Corporation to be held on          , May   , 2007 at      a.m., local time, at Central Parking’s principal executive offices, 2401 21st Avenue South, Third Floor, Nashville, Tennessee, and at any postponement or adjournment thereof, upon the following matters and in their discretion with respect to any other matters which may properly come before the meeting.

The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

THIS PROXY WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER, FOR THE PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND IN THE DISCRETION OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE MEETING OR WHICH MAY OTHERWISE PROPERLY COME BEFORE THE MEETING.

CENTRAL PARKING CORPORATION
2401 21st Avenue South
Nashville, Tennessee 37212

(Continued and to be dated and signed on the reverse side.)

CENTRAL PARKING
  CORPORATION

VOTE BY MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

DETACH PROXY CARD HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.
☑

Votes must be
indicated

(x) in Black or
Blue ink.

CENTRAL PARKING CORPORATION
2401 21st Avenue South
Nashville, Tennessee 37212

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1.	The proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 20, 2007, by and among Central Parking Corporation, KCPC Holdings, Inc., a Delaware corporation, and KCPC Acquisition, Inc., a Tennessee corporation and a wholly-owned subsidiary of KCPC Holdings.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to, approve and adopt the Agreement and Plan of Merger.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the Proxy Holders are authorized to vote upon such other matter(s) which may properly come before the special meeting and any adjournment or postponement thereof.

Change of Address Mark Here ☐

Note: Please date and sign this Proxy exactly as name appears. When signing as attorney, trustee, administrator, executor or guardian, please give your title as such. In the case of joint tenants, each joint owner should sign.

Dated: _ _

Share Owner sign here:

Co-Owner sign here: